Exhibit 10.17

Execution Version

EQV RESOURCES LLC

First Lien Senior Secured Tranche A Notes Due 2027

Up to $50,000,000 Note Purchase Agreement

DATED AS OF December 13, 2023

TABLE OF CONTENTS

Section 1. DEFINITIONS AND INTERPRETATION		1

1.1	Terms Defined Above	1
1.2	Definitions	1
1.3	Accounting Terms	34
1.4	Interpretation, etc	34

Section 2. PURCHASE AND SALE OF NOTES		34

2.1	Note Purchase	34
2.2	Tranche A Commitment Increase	36
2.3	The Notes	37
2.4	Requests for Notes	37
2.5	Use of Proceeds	38
2.6	Evidence of Debt; Register; Holders’ Books and Records; Notes	38
2.7	Interest; Administrative Agent Fee; Illegality; Alternate Rate of Interest	39
2.8	Repayment of Obligations	41
2.9	Voluntary Prepayments	41
2.10	Mandatory Prepayments	42
2.11	Application of Payments	43
2.12	General Provisions Regarding Payments	43
2.13	Ratable Sharing	45
2.14	Increased Costs	46
2.15	Taxes; Withholding, etc	47

Section 3. CONDITIONS PRECEDENT		51

3.1	Closing Date	51
3.2	Conditions to Purchase of Additional Tranche A Notes after the Committed Additional Tranche A Funding Date	55
3.3	Conditions to Purchase of Supplemental Notes	56

Section 4. REPRESENTATIONS AND WARRANTIES		57

4.1	Organization; Requisite Power and Authority; Qualification	57
4.2	Capital Stock and Ownership	57
4.3	Due Authorization	57
4.4	No Conflict	57
4.5	Governmental Consents	56
4.6	Binding Obligation	58
4.7	Financial Information	58
4.8	Projections	58
4.9	No Material Adverse Effect	59
4.10	No Restricted Junior Payments	59
4.11	Adverse Proceedings, etc	59
4.12	Payment of Taxes	59
4.13	Properties	59
4.14	Environmental Matters	61
4.15	No Defaults	62

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4.16	Material Contracts	62
4.17	Governmental Regulation	62
4.18	Margin Stock	63
4.19	Employee Matters	63
4.20	Employee Benefit Plans	63
4.21	Brokers	64
4.22	Solvency	64
4.23	Related Agreements	64
4.24	Disclosure	64
4.25	Insurance	65
4.26	Separate Entity	65
4.27	Security Interest in Collateral	65
4.28	Covered Person Transactions	65
4.29	Swap Agreements	66
4.30	Permits, Etc	66
4.31	Names and Places of Business	66
4.32	Marketing of Production	66
4.33	Right to Receive Payment for Future Production	67
4.34	[Reserved]	67
4.35	Related Agreement Obligations	67
4.36	Private Offering	67

Section 5. REPRESENTATIONS OF HOLDERS		67

Section 6. AFFIRMATIVE COVENANTS		68

6.1	Financial Statements and Other Reports	68
6.2	Notice of Material Events	74
6.3	Separate Existence	75
6.4	Payment of Taxes and Claims	76
6.5	Operation and Maintenance of Properties	76
6.6	Insurance	77
6.7	Books and Records; Inspections	77
6.8	Compliance with Laws	77
6.9	Environmental	78
6.10	Subsidiaries	80
6.11	Further Assurances	80
6.12	Use of Proceeds	81
6.13	Additional Oil and Gas Properties; Other Collateral; ORRI	81
6.14	Non-Voting Observer	82
6.15	APOD	83
6.16	Title Information	83
6.17	Marketing of Production	83
6.18	Notices; Attorney-in-fact; Deposits	84
6.19	Swap Agreements	84
6.20	Plugging & Abandonment of Wells	84
6.21	Post-Closing Obligations	84

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Section 7. NEGATIVE COVENANTS		85

7.1	Indebtedness	85
7.2	Liens	86
7.3	No Further Negative Pledges	87
7.4	Restricted Junior Payments	87
7.5	Restrictions on Subsidiary Distributions	87
7.6	Investments	87
7.7	Financial and Performance Covenants	88
7.8	Fundamental Changes; Disposition of Assets	89
7.9	Limitation on Leases	90
7.10	Sales and Lease Backs	90
7.11	Transactions with Covered Persons	90
7.12	Conduct of Business; Permitted Activities of Holdings	91
7.13	Amendments or Waivers of Material Contracts	91
7.14	Fiscal Year	91
7.15	Deposit Accounts	91
7.16	Amendments to Organizational Agreements	92
7.17	Sale or Discount of Receivables	92
7.18	Gas Imbalances, Take-or-Pay or Other Prepayments	92
7.19	Swap Agreements	92
7.20	APOD	92
7.21	General and Administrative Costs	92
7.22	Operator Activities	92
7.23	Natural Gas Flaring	93

Section 8. EVENTS OF DEFAULT		93

8.1	Events of Default	93
8.2	Remedies	95

Section 9. ADMINISTRATIVE AGENT		96

9.1	Appointment of Administrative Agent	96
9.2	Powers and Duties	96
9.3	General Immunity	96
9.4	Administrative Agent Entitled to Act as Holder	98
9.5	Holders’ Representations, Warranties and Acknowledgment	99
9.6	Right to Indemnity	99
9.7	Successor Administrative Agent	100
9.8	Collateral Documents	101
9.9	Posting of Approved Electronic Communications	102
9.10	Proofs of Claim	102
9.11	Administrative Agent as Collateral Agent	103

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Section 10. MISCELLANEOUS		103

10.1	Notices	103
10.2	Expenses	104
10.3	Indemnity	105
10.4	Set Off	106
10.5	Sharing of Payments by Holders	106
10.6	Amendments and Waivers	107
10.7	Successors and Assigns; Assignments	109
10.8	Survival of Representations, Warranties and Agreements	111
10.9	No Waiver; Remedies Cumulative	111
10.10	Marshaling; Payments Set Aside	111
10.11	Severability; Independence of Covenants	112
10.12	Obligations Several; Independent Nature of Holders’ Rights	112
10.13	Headings	112
10.14	APPLICABLE LAW	112
10.15	CONSENT TO JURISDICTION	113
10.16	WAIVER OF JURY TRIAL	113
10.17	Confidentiality	114
10.18	Usury Savings Clause	114
10.19	Counterparts	115
10.20	PATRIOT Act	115
10.21	Disclosure	115
10.22	Appointment for Perfection	115
10.23	Advertising and Publicity	115
10.24	ORRI	116
10.25	Acknowledgments and Admissions	116
10.26	Third Party Beneficiary	117
10.27	Entire Agreement	117
10.28	Transferability of Securities; Restrictive Legend; OID Legend	117
10.29	Registration, Transfer, Exchange, Substitution of Notes	118
10.30	Swap Intercreditor Agreement	119

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APPENDICES:	A	Tranche A Commitments
	B	Notice Addresses

SCHEDULES:	1.2	Related Agreements
	2.5	Use of Proceeds
	4.2	Capital Stock and Ownership
	4.4	Consents under Contractual Obligations
	4.5	Governmental Consents
	4.10	Restricted Junior Payments
	4.11	Adverse Proceedings
	4.12	Payment of Taxes
	4.14	Environmental Matters
	4.15	No Defaults
	4.16	Material Contracts
	4.21	Broker’s Fees
	4.25	Insurance
	4.28	Covered Person Transactions
	4.29	Swap Agreements
	4.30	Permits
	4.31	Names and Places of Business
	4.32	Marketing Contracts
	4.33	Prepayments
	4.35	Related Agreement Obligations
	6.15	APOD
	7.11	Transactions with Covered Persons
	7.15	Deposit Accounts and Securities Accounts

EXHIBITS:	A	Form of Note Purchase Notice
	B	Form of Approval Letter
	C	Form of Tranche A Note
	D	Form of Compliance Certificate
	E	Form of Closing Date Certificate
	F	Form of Solvency Certificate
	G	Form of Guarantee and Collateral Agreement
	H	Form of Mortgage
	I	Form of APOD Certificate
	J	Form of Letters in Lieu
	K	Form of Direction Letter
	L	Form of Supplement
	M	Forms of U.S. Tax Compliance Certificate
	N	Form of ORRI Conveyance
	O	Form of Assignment Agreement
	P	Form of 3-Month Cash Forecast

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EQV RESOURCES LLC

This NOTE PURCHASE AGREEMENT, dated as of December 13, 2023 (together with any amendments, amendments and restatements, supplements or other modifications, this “Agreement”), is entered into by and among:

●	EQV RESOURCES LLC, a Delaware limited liability company (the “Issuer”);

●	EQV RESOURCES INTERMEDIATE LLC, a Delaware limited liability company and the direct parent of the Issuer (“Holdings”), as a Guarantor (as defined below);

●	CIBOLO EQV, LLC, a Delaware limited liability company, as a Holder (as defined below);

●	each other Holder from time to time party hereto; and

●	CIBOLO ENERGY PARTNERS, LLC, as administrative agent and collateral agent for the Holders (in such capacities, together with any successor collateral or administrative agent, the “Administrative Agent”).

WITNESSETH:

In consideration of the mutual covenants and agreements contained herein and in the Notes to be purchased by Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

1.2 Definitions. The following terms used herein, including in the preamble, recitals, appendices, exhibits and schedules hereto, shall have the following meanings:

“3-Month Cash Forecast” means a 3-month operating budget and cash flow forecast for the Issuer and its Subsidiaries for such 3-month period, in the form of Exhibit P.

“Additional Tranche A Note” means any Note purchased by any Holder pursuant to Section 2.1(c), as evidenced by a promissory note in the form of Exhibit C.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank in New York designated by Administrative Agent from time to time as the account into which Note Parties shall make all payments to Administrative Agent for the benefit of Administrative Agent and the Holders or any other Secured Parties under this Agreement and the other Note Documents.

“Administrative Agent’s Office” means the “Administrative Agent’s Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Issuer and each Holder.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Issuer or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or threatened in writing against or affecting any of the Issuer or any of its Subsidiaries or any property of the Issuer or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote twenty-five percent (25%) or more of the Capital Stock (on a fully diluted basis), or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, in no event shall Administrative Agent, any Holder or any of their respective Affiliates be considered an “Affiliate” of any Note Party. Each executive officer (or other person serving similar functions) of a Note Party shall be considered an Affiliate of such Note Party and of each other Note Party.

“Aggregate Amounts Due” as defined in Section 2.13.

“Agreement” as defined in the preamble.

“AMI Agreement” means that certain AMI Agreement dated the date hereof among the Parent, the Issuer, Holdings, Jerome Silvey, III, Tyson Taylor and the other parties from time to time party thereto.

“APOD” means the Approved Plan of Development of the Issuer’s and its Subsidiaries’ Oil and Gas Properties and all related Hydrocarbon Interests, which as of the Closing Date shall be attached as Schedule 6.15, as the same may be updated and approved from time to time in accordance with the terms of this Agreement; provided that deviations from the APOD in an amount up to $250,000 per Fiscal Quarter, but not to exceed 10% in the aggregate for any given APOD, shall be deemed to be included in the definition of “APOD”; and provided, further, that routine and customary workover expenses and capital expenditures shall not be limited by the APOD so long as they are under $150,000 individually and $750,000 in the aggregate per Fiscal Year.

“APOD Certificate” means a certificate substantially in the form of Exhibit I, to be delivered to Administrative Agent concurrent with the delivery by the Issuer of each APOD required to be delivered hereunder.

“Applicable Office” means the office through which a Holder’s investment in any Note is made.

“Approval Letter” means a letter given by Administrative Agent on behalf of the Requisite Holders in the form of Exhibit B.

“Approved Petroleum Engineers” means (a) W.D. Von Gonten & Co. and (b) any other independent petroleum engineering firm selected by the Issuer and reasonably acceptable to the Administrative Agent.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock owned by such Person.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit O.

“Attributable Debt” means, as of the date of determination thereof, without duplication, (a) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then-remaining term of any applicable lease, and (b) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet notes or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), manager, chief executive officer, chief operating officer, president, chief financial officer, executive vice president or treasurer, in each case, whose signatures and incumbency have been certified in a certificate delivered to Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, the greater of (a) the rate of interest per annum which is identified as the U.S. “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Administrative Agent may select) plus 3.00% per annum, and (b) 10.50% per annum. Any change in the Base Rate due to a change in such Prime Rate shall be effective on the effective date of such change in such Prime Rate.

“Base Rate Note Purchase” or “Base Rate Note” means a Note Purchase or Note bearing interest by reference to the Base Rate.

“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that:

(a) a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time, and

(b) any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, shall be deemed to be the Beneficial Owners of any voting Capital Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the voting Capital Stock of that parent corporation.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Texas or New York or is a day on which banking institutions located in either of such states are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, or in general any instruments commonly known as “equity securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Holder or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Receipts” means, without duplication, all Cash or Cash Equivalents received by or on behalf of the Issuer or any other Note Party with respect to the following: (a) sales of Hydrocarbons from Oil and Gas Properties, (b) Cash representing operating revenue earned or to be earned, (c) any net proceeds from Swap Agreements, (d) royalty or similar payments, (e) [reserved], (f) its ownership of the Capital Stock of any other Person (other than a Note Party) and (g) any other Cash or Cash Equivalents received by or on behalf of any Note Party or its Subsidiaries in connection with its ownership of Oil and Gas Properties (including any sales of Oil and Gas Properties to the extent the proceeds thereof are not applied or permitted to be retained in accordance with Section 2.10(a)); provided that (i) Notes or the proceeds of Notes, (ii) Cash or Cash Equivalents belonging to or received for the credit of third parties, such as royalty, working interest or other interest owners, that are received for transfer or payment to such third parties, (iii) Cash or Cash Equivalents received from other working interest owners of the Oil and Gas Properties operated by the Issuer or its Subsidiaries that represent reimbursements or advance payments of joint interest billings to such other working interest owners, (iv) Net Insurance/Condemnation Proceeds which are subject to Section 2.10(b) and applied or permitted to be retained in accordance therewith, (v) Extraordinary Receipts which are subject to Section 2.10(d) and applied or permitted to be retained in accordance therewith, (vi) Net Asset Sale Proceeds which are subject to Section 2.10(a) and applied or permitted to be retained in accordance therewith, (vii) Tax refunds which are subject to Section 2.10(e) and applied or permitted to be retained in accordance therewith, and (viii) proceeds of capital contributions made by the Parent (or any other parent of Holdings) directly or indirectly to the Issuer (including the Parent Equity Contribution), in each case shall not constitute “Cash Receipts”.

“CERCLA” as defined in the definition of “Environmental Laws.”

“Change of Control” means, at any time, any of the following shall occur:

(a) any Person or two or more Persons, other than Permitted Holders, acting in concert shall have become the ultimate Beneficial Owner by contract or otherwise of or control over the equity securities of Holdings entitled to vote for members of the board of directors or managers (or equivalent governing body) of Holdings on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire (whether pursuant to an option right or otherwise)) representing more than 50.0% of the combined voting power of such securities or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings; or

(b) Holdings shall cease to be the sole and Beneficial Owner of 100% of the issued and outstanding Capital Stock of the Issuer; or

(c) the Issuer shall cease to be the sole and Beneficial Owner of 100% of the Capital Stock of any Subsidiary of the Issuer (other than pursuant to a transaction permitted hereunder, provided that in respect of any sale of Capital Stock of a Subsidiary of the Issuer, 100% of such Capital Stock is sold); or

(d) a Change in Management.

“Change in Management” means that any of the following shall occur:

(a) Jerome Silvey, III ceases for any reason to be actively engaged in the day-to-day management of the Issuer for any period of sixty (60) consecutive days, and a replacement reasonably satisfactory to the Administrative Agent has not been retained within such 60-day period, or

(b) Jerome Silvey, III shall devote a majority of his time to any other business except Holdings, the Issuer, and the Issuer’s Subsidiaries.

“Cibolo” means Cibolo Energy Partners, LLC, a Delaware limited liability company.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.1 have been satisfied or waived.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) of the Note Parties in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations. For the avoidance of doubt, Collateral shall not include any of the Excluded Assets.

“Collateral Documents” means each Control Agreement, the Guarantee and Collateral Agreement, the Mortgages, each Swap Intercreditor Agreement, any other intercreditor agreement, and all other instruments, documents and agreements delivered by any Note Party pursuant to this Agreement or any of the other Note Documents in order to (a) grant to Administrative Agent, for the benefit of the Secured Parties, a Lien on any Collateral or (b) set forth the relative priorities of any Lien on any Collateral.

“Commitment” means any Tranche A Commitment or Supplemental Commitment, as the case may be.

“Committed Additional Tranche A Note” means any Note purchased by any Holder pursuant to Section 2.1(b), as evidenced by a promissory note in the form of Exhibit C.

“Committed Additional Tranche A Funding Conditions” as defined in Section 6.21(e).

“Committed Additional Tranche A Funding Date” means December 27, 2023 or such earlier Business Day as notified by the Administrative Agent to the Issuer, it being understood and agreed that an email from the Administrative Agent to the Issuer shall be a sufficient form of notice.

“Communications” as defined in Section 9.9(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” as defined in Section 10.17.

“Consolidated Adjusted EBITDAX” means, for any period, an amount determined for the Issuer and its Subsidiaries on a consolidated basis equal to:

(a)	the sum, without duplication, of the amounts for such period of:

(i)	Consolidated Net Income, plus

(ii)	Consolidated Interest Expense, plus

(iii)	provisions for taxes based on income, plus

(iv)	total depreciation expense, plus

(v)	total depletion expense, plus

(vi)	total amortization expense, plus

(vii)	total exploration expense, plus

(viii)	other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus

(ix)	extraordinary or non-recurring costs, expenses, or losses (as determined in accordance with GAAP), to the extent deducted and not otherwise added back in the calculation of Consolidated Net Income, provided that the aggregate amount added back pursuant to this clause (ix) and clause (xi) below may not exceed 10% for any four fiscal quarter period of Consolidated Adjusted EBITDAX for such period (prior to giving effect to any increase pursuant to this clause (ix) and clause (xi) below), plus

(x)	costs, expenses, and charges incurred in connection with the Transactions, to the extent deducted and not otherwise added back in the calculation of Consolidated Net Income, plus

(xi)	transaction costs, expenses, and charges with respect to any equity offerings, acquisitions, dispositions, debt incurrences, or investments permitted hereunder, or any amendments, waivers, consents, or other modifications thereto or entered into in connection therewith (whether or not consummated), to the extent deducted and not otherwise added back in the calculation of Consolidated Net Income, provided that the aggregate amount added back pursuant to this clause (xi) and clause (ix) above may not exceed 10% for any four fiscal quarter period of Consolidated Adjusted EBITDAX for such period (prior to giving effect to any increase pursuant to this clause (xi) and clause (ix) above), minus

(b)	the sum, without duplication, of the amounts for such period of:

(i)	other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus

(ii)	interest income, plus

(iii)	extraordinary or non-recurring gains and other extraordinary or non-recurring income (as determined in accordance with GAAP), to the extent included in the calculation of Consolidated Net Income.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Note Parties during such period with respect to Oil and Gas Properties of the Note Parties determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” (including the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP or which should otherwise be capitalized in accordance with any other applicable accounting principles) or similar items reflected in the consolidated statement of cash flows of the Issuer and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not paid in Cash.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Issuer and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt.

“Consolidated Net Cash Flow” means the difference, without duplication, of:

(a)	all Cash Receipts of the Note Parties during any Fiscal Quarter, less;

(b)	actual consolidated Cash payments by the Note Parties during such Fiscal Quarter for the following, without duplication of any amounts (including amounts deducted from Cash Receipts):

(i)	LOE;

(ii)	transportation expenses incurred in the ordinary course of business;

(iii)	royalties and net profits interests and other burdens on the Oil and Gas Properties of the Note Parties payable to any non-Affiliate of a Note Party, if any (to the extent and only to the extent permitted hereunder and production receipts relating to the same are included in gross Cash Receipts in clause (a) above);

(iv)	Direct Taxes in respect of the Oil and Gas Properties;

(v)	principal (excluding any payment pursuant to Section 2.8(a)) and interest paid in Cash on the Notes and payments under Swap Agreements to the extent such Swap Agreements are permitted hereby;

(vi)	General and Administrative Costs, in an aggregate amount not to exceed the General and Administrative Costs Cap;

(vii)	approved capital, land and work-over expenses (including Investments made pursuant to Section 7.6(g)) that are not funded with the proceeds of the Notes;

(viii)	any Restricted Junior Payments made pursuant to Sections 7.4(b) and (d);

(ix)	working capital in an amount not to exceed $1,000,000 in the aggregate;

(x)	Transaction Costs; and

(xi)	a reserve to fund Consolidated Capital Expenditures to be incurred in the next Fiscal Quarter, but only to the extent such reserve is approved by the Administrative Agent pursuant to an Approval Letter.

“Consolidated Net Debt” means, as at any date of determination, (a) Consolidated Total Debt (but excluding (i) Indebtedness of the type described in clause (j) of the definition thereof and (ii) Indebtedness of the type described in clause (g) of the definition thereof, to the extent undrawn) minus (b) the amount of unrestricted Cash and Cash Equivalents (other than amounts equal to the amount of Specified Equity Contributions) of the Issuer and the Subsidiary Guarantors held in a Deposit Account that is (from and following the Control Agreement Grace Period End Date) subject to a Control Agreement. For purposes of this definition, any Cash or Cash Equivalent of the Issuer or any Subsidiary Guarantor that is subject to a Control Agreement or a Lien in favor or for the benefit of the Administrative Agent shall not be deemed to be “restricted” solely as a result of the existence of such Control Agreement or Lien.

“Consolidated Net Income” means, for any period:

(a)	the net income (or loss) of the Issuer and its Subsidiaries, on a consolidated basis for such period, taken as a single accounting period and determined in conformity with GAAP, minus

(b)	the sum of:

(i)	the income (or loss) of any Person in which any other Person (other than the Issuer or any other Note Party) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Issuer or any other Note Party by such Person during such period, plus

(ii)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Subsidiaries, plus

(iii)	the income of any Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

(iv)	any after tax gains or losses attributable to Asset Sales (other than sales of Hydrocarbons in the ordinary course of business) or returned surplus assets of any Pension Plan, plus

(v)	any non-Cash gains or non-Cash losses or non-Cash positive adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives, plus

(vi)	any non-Cash gains or non-Cash losses attributable to writeups or writedowns of assets, including ceiling test writedowns.

“Consolidated Total Debt” means, as at any date of determination, and without duplication: (a) the aggregate amount of all Indebtedness of the Issuer and its Subsidiaries determined on a consolidated basis in accordance with GAAP and (b) the aggregate outstanding amount of Attributable Debt of the Issuer and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contract Operating Agreement” means that certain Contract Operating Agreement, dated as of November 29, 2023, between Issuer and EQV Operating LLC, a Delaware limited liability company, together with any amendment, modification or replacement thereof entered into in accordance with this Agreement, including any replacement agreement entered into in accordance with this Agreement with an operator of any Oil and Gas Property in its capacity as such.

“Contractual Obligation” means, as applied to any Person, any provision of any Capital Stock issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its Properties is subject.

“Control Agreement” means a control agreement, in form and substance satisfactory to the Administrative Agent, entered into with the bank or securities intermediary at which any Deposit Account or Securities Account of a Note Party is maintained in accordance with Section 7.15.

“Control Agreement Grace Period End Date” as defined in Section 6.21(d).

“COPAS” means the Council of Petroleum Accountants Societies.

“Covered Person” means any Affiliate of any Note Party (other than any other Note Party) or any of their respective officers, members, managers, directors, Capital Stock holders, partners, parents, other interest holders or any family members of any of the foregoing.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.7(c).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Direct Taxes” means any severance, ad valorem, or other direct taxes on Oil and Gas Properties owned by any Note Party or the production therefrom or the proceeds of such production; provided that federal, state, or local income or franchise taxes shall in no event be considered Direct Taxes.

“Direction Letter” means a direction letter substantially in the form of Exhibit K.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Capital Stock not constituting Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock not constituting Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payment of dividends in cash (other than tax distributions) or other Property (other than Capital Stock not constituting Disqualified Capital Stock) or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is or was at the relevant time sponsored, maintained or contributed to by, or required to be contributed to by, the Issuer, any of its Subsidiaries or, with respect to a plan subject to Title IV of ERISA, any of their respective ERISA Affiliates.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any Hazardous Material or any actual or alleged violation of any Environmental Law; (b) in connection with any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, threatened endangerment, injury or harm to human health or safety (to the extent related to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health or safety (to the extent related to exposure to Hazardous Materials), the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Issuer is conducting or at any time has conducted business, or where any Property of the Issuer is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended (to the extent related to exposure to Hazardous Materials), the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, all regulations issued pursuant to these statutes, and all other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the term “hazardous substance” shall have the meaning specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, each trade or business (whether or not incorporated) that together with such Person would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Internal Revenue Code. Any former ERISA Affiliate of the Issuer or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Issuer or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Issuer or such Subsidiary with respect to liabilities arising after such period for which the Issuer or such Subsidiary has any joint and several liability under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (determined without regard to any waiver of the funding provisions therein or in Section 303 of ERISA or Section 430 of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing of a notice of intent to terminate a Pension Plan, the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA, or the incurrence by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (d) the withdrawal by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (l) or (m), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a Lien pursuant to Section 430(k) or 436(f) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means (a) any Deposit Account or Securities Account of a Note Party which, individually or in the aggregate with any other Deposit Accounts or Securities Accounts that are Excluded Accounts pursuant to this definition, has a balance of less than $20,000, (b) any trust account held exclusively for the payment of direct taxes of the Issuer, Holdings or any Subsidiary of the Issuer that have already been assessed but not yet due, (c) any suspense or trust account held exclusively for royalty and working interest payments owing to third parties or (d) any Deposit Account maintained and used solely for purposes of providing cash collateral securing one or more standby letters of credit to the extent permitted under clause (k) of the definition of “Permitted Encumbrances”.

“Excluded Assets” has the meaning given to such term in the Guarantee and Collateral Agreement.

“Excluded Taxes” as defined in Section 2.15(b).

“Exposure” means, with respect to any Holder at any time, an amount equal to the sum of (a) the then outstanding principal amount of the Notes held by such Holder and (b) such Holder’s outstanding Commitments in effect at such time. If the date of calculation of Exposure is on the date of any Note Purchase, such Exposure shall be calculated after giving effect to such Note Purchase.

“Extraordinary Receipts” means any Cash received by or paid to or for the account of any Note Party not in the ordinary course of business, including any pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, indemnity payments and any purchase price adjustment received in connection with any purchase agreement, minus any actual, reasonable and documented third-party costs and expenses incurred by any Note Party in connection therewith; provided, however, Extraordinary Receipts shall not include (a) Net Insurance/Condemnation Proceeds, (b) Net Asset Sale Proceeds, (c) any proceeds of the settlement, termination, unwinding or liquidation of any Swap Agreement, (d) any capital contributions contributed directly or indirectly by any parent of Holdings to any Note Party or (e) any Tax refunds.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon but excluding the Oil and Gas Properties) now, hereafter or heretofore owned, leased, operated or used by Holdings, the Issuer or any of their Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Officer” means, for any Person, the Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer. Unless otherwise specified, all references herein to a Financial Officer mean a Financial Officer of the Issuer.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Issuer that such financial statements fairly present, in all material respects, the financial condition of the Issuer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Issuer and its Subsidiaries ending on December 31 of each calendar year.

“GAAP” means generally accepted accounting principles in the United States of America in effect as of the date of determination thereof.

“General and Administrative Costs” means normal and customary cash expenses and costs incurred in connection with the Oil and Gas Properties of the Note Parties and their Subsidiaries that are classified as general and administrative costs, including consulting fees, salary, rent, supplies, travel, insurance, accounting, legal, engineering and broker related fees required to manage the affairs of the Issuer and its Subsidiaries, and excluding, without duplication, Transaction Costs incurred prior to or on or about the Closing Date and the fee paid to the Administrative Agent pursuant to Section 2.7(d).

“General and Administrative Costs Cap” means, with respect to any Fiscal Quarter, an amount equal to the sum of (a) the quotient of (i) the Services Fee divided by (ii) four (4) plus (b) the General and Administrative Costs Miscellaneous Basket for such Fiscal Quarter; provided, that such amount may be increased upon the written request of the Issuer that is approved in writing by the Administrative Agent in its reasonable judgement.

“General and Administrative Costs Miscellaneous Basket” means, with respect to any Fiscal Quarter, an amount up to $250,000, which amount shall be used solely to fund (a) reasonable and documented General and Administrative Costs of the Note Parties and/or (b) amounts contemplated by Section 7.4(d), in each case, during such Fiscal Quarter; provided, however, that the General and Administrative Costs Miscellaneous Basket shall not exceed $400,000 in the aggregate during any period of four (4) consecutive Fiscal Quarters. For purposes of clarity, and notwithstanding anything herein to the contrary, the aggregate amount of (a) the General and Administrative Costs Miscellaneous Basket included in the calculation of the General and Administrative Costs Cap and (b) the Restricted Junior Payments made pursuant to Section 7.4(d) shall not exceed (i) $250,000 during any Fiscal Quarter and (ii) $400,000 during any period of four (4) consecutive Fiscal Quarters.

“Governmental Authority” means the government of the United States of America, any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any approval, permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Requirement” means, at any time, any law, treaty, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (having the force of law), whether now or hereafter in effect, including, without limitation, Environmental Laws of any Governmental Authority.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by the Issuer and each Guarantor, substantially in the form of Exhibit G.

“Guarantor” means each of Holdings and each Subsidiary of the Issuer and any other Person that guarantees or is required to guarantee the Obligations pursuant to Section 6.10, 6.11 or 6.13.

“Guaranty” means the guaranty of each Guarantor set forth in the Guarantee and Collateral Agreement.

“Hazardous Material” means any substance regulated by or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, effluent, emission, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; (c) explosives, radioactive materials, asbestos containing materials, polychlorinated biphenyls, radon, mold, silica or any silicates and (d) any material which shall be removed from any Property pursuant to any Environmental Law or applicable Environmental Permit.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Holder which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holders” means each Person listed on the signature pages hereto as a Holder, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Holdings” as defined in the preamble hereto.

“Hydrocarbon Interests” means all rights, options, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless the context otherwise requires, the term Hydrocarbon Interests refers to Hydrocarbon Interests of the Note Parties.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Indebtedness,” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (1) any such obligation incurred in the ordinary course of business that is not overdue by more than sixty (60) days or that is being contested in good faith by appropriate proceedings and (2) earn-out obligations described in clause (h) below) which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all Indebtedness (as defined in other clauses of this definition) of others secured by any Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (h) any earn-out obligations under purchase agreements that constitute liabilities on a balance sheet prepared in accordance with GAAP and that are more than five (5) days past due; (i) all Guarantees by such Person of Indebtedness (as otherwise defined herein) of any other Person; (j) all obligations of such Person in respect of any Swap Agreement, whether entered into for hedging or speculative purposes; (k) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person; (l) all Attributable Debt of such Person; and (m) Indebtedness (as otherwise defined herein) of any partnership or Joint Venture in which such Person is a member, Capital Stock holder, general partner or joint venturer for which it is liable, unless such Indebtedness is expressly non-recourse to such Person. The amount of Indebtedness under any Swap Agreements outstanding at any time, if any, shall be the Net Mark-to-Market Exposure of such Person under such Swap Agreements at such time (and after giving effect to any Net Mark-to-Market Gains of such Person under such Swap Agreements). Notwithstanding anything in this definition to the contrary, “Indebtedness” does not include (i) obligations with respect to surety or performance bonds and similar instruments (in each case not constituting indebtedness for borrowed money or evidenced by a promissory note) entered into in the ordinary course of business in connection with the operation of Oil and Gas Properties of such Person or its Subsidiaries and (ii) endorsements of negotiable instruments for collection.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity (but limited, in the case of fees, expenses and disbursements of counsel, to the actual, reasonable and documented out-of-pocket fees, expenses and disbursements of (1) one primary transaction counsel to all Indemnitee Agent Parties constituting Indemnitees seeking indemnification taken as a whole and (2) to the extent reasonable, one local counsel to all Indemnitee Agent Parties constituting Indemnitees seeking indemnification, taken as a whole, in each applicable jurisdiction)), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including the Holders’ agreement to make Note Purchases or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the statements contained in the proposal letter delivered by any Holder, Administrative Agent or any Affiliate thereof to the Issuer or any holder of Capital Stock in the Issuer with respect to the transactions contemplated by this Agreement; or (c) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from any past or present activity, operation, land ownership, or practice of the Issuer or any of its Subsidiaries or Affiliates and any of their respective Properties.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer under any Note Document and (b) to the extent not otherwise described in immediately preceding clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Indemnitee Agent Party” as defined in Section 9.6.

“Initial Reserve Report” means that certain reserve report prepared by W.D. Von Gonten Engineering LLC evaluating the Proved Reserves in respect of the Oil and Gas Properties of the Issuer, pro forma for the Unit Assets, with an as of date of October 1, 2023.

“Initial Tranche A Note” means any Note purchased by any Holder pursuant to Section 2.1(a), as may be evidenced by a promissory note in the form of Exhibit C.

“Insolvency Event” means any proceeding, judgment, workout, resolution or other circumstance described in Section 8.1(f) or Section 8.1(g).

“Intellectual Property” means all intellectual property rights, both statutory and common, throughout the world, including but not limited to the following: (a) patents, together with any foreign counterpart patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and patent applications, as well as any related continuation, continuation in part, and divisional applications and patents issuing therefrom and any respective foreign counterpart foreign patent applications or foreign patents issuing therefrom; (b) works of authorship and copyrightable works, copyrights and registrations and applications for registrations thereof; (c) any trademark, service mark, trade name, trade dress, brand names, slogans, domain names, registrations and any trademarks or service marks issuing from applications for registrations for the foregoing, and all goodwill associated therewith; (d) all trade secrets, know-how or proprietary property or technology and (e) all other intellectual property rights material to the operation of Holding’s, the Issuer’s or any of their Subsidiaries’ business.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date (or if less than four consecutive and completed full Fiscal Quarters have elapsed since the Closing Date, for the number of consecutive and completed full Fiscal Quarters since the Closing Date on an annualized basis) to (b) Consolidated Cash Interest Expense for such Fiscal Quarters (and, if applicable, on an annualized basis per the immediately preceding clause (a)).

“Interest Payment Date” means (a) each Quarterly Date and (b) the Maturity Date.

“Interest Period” means (a) initially, (i) with respect to the Initial Tranche A Notes, the period commencing on and including the Closing Date to (and excluding) the next Quarterly Date and (ii) with respect to the Committed Additional Tranche A Notes, the period commencing on and including the Committed Additional Tranche A Funding Date to (and excluding) the next Quarterly Date and (iii) with respect to any Additional Tranche A Note, the period commencing on and including the date of purchase of such Additional Tranche A Note to (and excluding) the next Quarterly Date and (b) thereafter, from and including each Quarterly Date to (and excluding) the next Quarterly Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute (except as otherwise provided herein).

“Investment” means (a) any direct or indirect redemption, retirement purchase or other acquisition by any Person of, or of a beneficial interest in, any of the Capital Stock of any other Person; (b) any direct or indirect loan, advance, or capital contribution by any Person to any other Person; (c) any direct or indirect Guarantee of any obligations of any other Person; (d) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or all or substantially all assets of such Person; and (e) any acquisition by any Person of Oil and Gas Properties or other real property interests of any other Person; provided that accounts receivable (including obligations of joint working interest owners) arising in the ordinary course of business do not constitute Investments. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions (whether in Cash or Property) thereto.

“IRS” as defined in Section 2.15(e).

“Issuer” as defined in the preamble hereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Letters in Lieu” means letters in lieu substantially in the form of Exhibit J.

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Net Debt as of such date to (b) Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date (or if less than four full consecutive and completed Fiscal Quarters have elapsed since the Closing Date, for the number of consecutive and completed full Fiscal Quarters since the Closing Date on an annualized basis).

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance in the nature of security of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Capital Stock, any purchase option, call or similar right of a third party with respect to such Capital Stock.

“LOE” means direct (a) leasehold operating expenses in the ordinary course of business, industry standards and applicable law and (b) other field level or lease level charges for operations in each case with respect to the Oil and Gas Properties of the Note Parties (excluding Consolidated Capital Expenditures and General and Administrative Costs).

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, or condition (financial or otherwise) of the Note Parties taken as a whole; (b) the ability of the Note Parties to fully and timely perform their Obligations; (c) the legality, validity, binding effect, or enforceability against a Note Party of a Note Document or a Related Agreement; (d) the Administrative Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens; or (e) the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Holder under any Note Document.

“Material Contract” means, collectively, (a) any contract or agreement listed in Schedule 4.16 (other than any such contract or agreement that has expired, terminated, or otherwise been disposed of in accordance with the terms hereof), (b) any contract or agreement (other than the Note Documents) requiring payments to be made or reimbursed or providing for payments to be received, in each case, by a Note Party in excess of $250,000 per calendar year individually or, if involving a series of related contracts or agreements, in the aggregate, (c) any other contract or other arrangement to which any Note Party is a party (other than the Note Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (d) the Related Agreements, (e) any agreement or instrument evidencing or governing Material Debt and (f) the Contract Operating Agreement.

“Maturity Date” means the earlier of (a) December 13, 2027 and (b) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Mcf” means actual thousand cubic feet of natural gas.

“MOIC” means the sum of all interest (including the amount of any original issue discount) and principal payments, in each case, paid in cash with respect to the Notes from the Closing Date to the date of calculation, divided by the maximum aggregate principal face amount of Notes that were purchased under this Agreement, including any amount capitalized into principal. For the avoidance of doubt, the MOIC shall be calculated without giving effect to any payments under the ORRI Conveyance or the fee paid to the Administrative Agent pursuant to Section 2.7(d).

“Moody’s” means Moody’s Investor Services, Inc. and its successors.

“Mortgages” means mortgages or deeds of trust substantially in the form of Exhibit H, as they may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale of assets of a Note Party or its Subsidiaries, an amount equal to: (a) the sum of Cash payments and Cash Equivalents received by or on behalf of any Note Party or any other Person in respect of such Asset Sale or any of its Subsidiaries from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any bona fide direct costs and expenses incurred in connection with such Asset Sale, including income or gains taxes imposed directly on a Note Party and Tax Distributions paid or payable (or estimated to be paid or payable) by the seller (or its direct or indirect owners) as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements), minus (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the applicable Note Party or applicable Subsidiary in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, minus (d) reasonable third party fees, costs and expenses payable by the Note Parties or any of their Subsidiaries in connection with such Asset Sale, minus (e) the amount of all payments required to be made as a result thereof to repay Indebtedness (other than the Notes) permitted under this Agreement secured by such asset.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by any Note Party (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of any Note Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by any Note Party or any of its Subsidiaries in connection with the adjustment or settlement of any claims of any Note Party or such Subsidiaries in respect thereof, (ii) any bona fide direct costs and expenses incurred in connection with any such transaction, including income or gains taxes and Tax Distributions paid or payable (or estimated to be paid or payable) as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (iii) reasonable and documented third-party fees, costs and expenses payable by the Note Parties or any of their Subsidiaries in connection therewith, and (iv) the amount of all payments required to be made as a result thereof to repay Indebtedness (other than the Notes) secured by any asset disposed of in connection therewith or otherwise subject to mandatory prepayment as a result thereof.

“Net Mark-to-Market Exposure” of a Person means, as determined by the applicable swap provider with respect to any Swap Agreement, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Net Mark-to-Market Gain” of a Person means, as determined by the applicable swap provider with respect to any Swap Agreement, as of any date of determination, the excess (if any) of all unrealized profits over all unrealized losses of such Person arising from Swap Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Non-U.S. Holder” as defined in Section 2.15(e).

“Notes” means, collectively, the Tranche A Notes together with each series of the Supplemental Notes which may from time to time be issued pursuant to the terms hereof (such term shall also include any such notes in substitution therefor pursuant to Section 10.29 of this Agreement).

“Note Document” means any of this Agreement, the Notes, the Collateral Documents, each Supplement, if any, the AMI Agreement, each ORRI Conveyance, and all other certificates, documents, instruments or agreements executed and delivered by a Note Party for the benefit of Administrative Agent or any Holder in connection herewith or pursuant to any of the foregoing, provided, that with respect to any agreement or instrument or document or certificate (other than amendments to this Agreement and the other Note Documents, any Notes and certificates required to be delivered pursuant to this Agreement which shall constitute Note Documents), such agreement or instrument or document or certificate is expressly designated as a Note Document pursuant to its terms.

“Note Party” means the Issuer and each Guarantor.

“Note Purchase” means a purchase by the Holders of Notes pursuant to Section 2.1.

“Note Purchase Notice” means a written notice by the Issuer that it wishes to sell Notes, which Note Purchase Notice (a) sets forth the principal amount of Notes to be sold, (b) certifies that the use of the proceeds of such Notes is in accordance with the APOD and/or Section 2.5, as the case may be, (c) is accompanied by a general description of anticipated costs to be covered by the disbursement, (d) identifies the properties on the APOD (to the extent applicable) on which the proceeds of such Notes are to be spent, (e) contains other documentation required by the Holders, (f) contains the information required by Section 2.4 and (g) is substantially in the form of Exhibit A.

“Obligations” means all liabilities and obligations (other than obligations under the ORRI Conveyances) of every nature of each Note Party and its Subsidiaries from time to time owed to Administrative Agent (including any former Administrative Agent), Cibolo, the Holders, any Indemnitee or any of them under any Note Document (other than the ORRI Conveyances), whether for principal, interest (including interest or fees which, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), fees, the payments due under Section 2.12(g), including such payments due in respect of repayment or prepayment of the Notes upon an acceleration hereunder, expenses, penalties, premiums, reimbursements, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, disposal wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless the context otherwise requires, the term Oil and Gas Properties refers to Oil and Gas Properties of the Note Parties.

“One Month SOFR Rate” means, for any Interest Period, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing on the Business Day immediately preceding the first day of such Interest Period, provided that in the event that the “One Month SOFR Rate” would otherwise be less than 4.30%, such “One Month SOFR Rate” shall be deemed to be 4.30% for purposes of this Agreement and the other Note Documents.

“OPA” as defined in the definition of “Environmental Laws.”

“Operated Oil and Gas Properties” means those Oil and Gas Properties of the Note Parties that are operated by a Note Party or an Affiliate of a Note Party.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, amalgamation, formation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership or certificate of formation, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such certified “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“ORRI” as defined in Section 6.13(b).

“ORRI Conveyance” means each real property conveyance of an ORRI executed by a Note Party in favor of the Holders in the form of Exhibit N.

“ORRI Properties” as defined in Section 6.13(b).

“ORRI Share” means an amount, calculated for each Holder as of the Closing Date, equal to the value ascribed to the ORRI conveyed on the Closing Date pursuant to Section 6.13(b) pursuant to Section 10.24, multiplied by the ratio of (a) the amount of such Holder’s Exposure as of the Closing Date, to (b) the aggregate amount of all Notes purchased on the Closing Date.

“Other Sources” as defined in Section 10.3(c).

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced any Note Document).

“Other Taxes” means any and all present or future stamp, registration, recording, filing, court or documentary, intangible or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment. For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.

“Parent” means EQV Resources Partners LLC, a Delaware limited liability company.

“Parent Equity Contribution” as defined in Section 3.1(j).

“Participant” as defined in Section 10.7(g).

“Participant Register” as defined in Section 10.7.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PDP Asset Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) the PV10 of the Note Parties’ Proved Developed Producing Reserves as of such date to (b) the Consolidated Net Debt as of such date.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Encumbrances” means (a) Liens of landlords, banks (including their rights of set off and liens arising under documentation governing deposit accounts), carriers, warehousemen, mechanics, repairmen, workmen, materialmen, vendors and other similar Liens, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (ii) in connection with transactions not prohibited by this Agreement; (b) Liens for Taxes, assessments, or other governmental charges or levies and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) or 436(f) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (ii) in connection with transactions not prohibited by this Agreement; (c) easements, rights of way, restrictions, covenants, servitudes, encroachments, and other minor defects or irregularities in title, in each case which do not and will not (i) operate to reduce any net revenue interest of the applicable Note Party or any of its Subsidiaries in the affected Oil and Gas Properties, (ii) increase any working interest of the applicable Note Party or any of its Subsidiaries in the affected Oil and Gas Properties without a proportionate increase in the corresponding net revenue interest of such Note Party or such Subsidiary or (iii) otherwise interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of the Note Parties; (d) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of any Note Party to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor and provided, that in the case of any such Liens in favor of an Affiliate of a Note Party (other than another Note Party), such Liens are subordinated to the Liens securing the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent; (e) Liens arising from precautionary UCC filings with respect to operating leases and other leases which are not Capital Leases and cover assets that are leased by, but not owned by, a Note Party; (f) lease burdens existing on the Closing Date or otherwise permitted hereby constituting monetary obligations payable to third parties which are deducted in the calculation of engineered discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; (g) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Note Party in the ordinary course of business, and as customary in the oil and gas industry, but only to the extent otherwise permitted hereunder; (h) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are (i) customary in the oil, gas and mineral production business and (ii) if granted in favor of an Affiliate of a Note Party (other than another Note Party), such Liens are subordinated to the Liens securing the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent, to the extent that such Liens do not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by such Note Party or such Subsidiary; (i) Liens arising from judgments or decrees in circumstances not constituting an Event of Default; (j) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; and (k) Liens on cash or securities pledged to secure (either directly, or indirectly by securing letters of credit that in turn secure) performance by the Note Parties of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of government benefits or insurance and other obligations of a like nature incurred in the ordinary course of business in an aggregate amount not to exceed $3,500,000; provided that the Liens described in clauses (a), (b), (d), (i), (j) and (k) shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced, and provided further that no intention to subordinate the First Priority Lien granted in favor of Administrative Agent and the Holders is to be hereby implied or expressed by the permitted existence of any Permitted Encumbrance.

“Permitted Holders” means, collectively, (a) Tyson Taylor, (b) Jerome Silvey, III, (c) Grant Raney, (d) entities controlled by any of the Persons described in clauses (a) through (c) of this definition and (e) all Persons that hold Capital Stock of Holdings (or its direct or indirect parent) as of the Closing Date and, in each case of this clause (e), any lineal descendants, heirs and estate planning vehicles of such Persons.

“Permitted Liens” means each of the Liens permitted pursuant to Section 7.2.

“Permitted Recipients” as defined in Section 10.17.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Notes of any Holder, the percentage obtained by dividing (a) the Exposure of that Holder, by (b) the aggregate Exposure of all Holders.

“Projections” as defined in Section 4.8.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Cash, securities, accounts and contract rights.

“Proved Developed Non-Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Developed Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Undeveloped Reserves” has the meaning assigned such term in the SPE Definitions.

“PV10” means, in respect of either of the Proved Developed Producing Reserves or the Proved Reserves, respectively, of any Note Party’s Oil and Gas Properties, the present value of future cash flows (discounted at 10% per annum) calculated by the Issuer and agreed to by the Administrative Agent in its reasonable judgment after having reviewed the information from the most recent Reserve Report delivered by the Issuer. Each calculation of such expected future cash flows shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves; provided that in any event the pricing assumptions used in determining PV10 for any Oil and Gas Properties shall be based upon the Strip Price, adjusted to reflect the Note Parties’ Swap Agreements then in effect.

“Quarterly Date” means the last day of each Fiscal Quarter and if such day is not a Business Day, then the next succeeding Business Day after the last day of such Fiscal Quarter.

“RCRA” as defined in the definition of “Environmental Laws.”

“Recipient” as defined in Section 10.17.

“Register” as defined in Section 2.6.

“Related Agreements” means, collectively, the agreements set forth on Schedule 1.2 hereto, the Contract Operating Agreement and each agreement, exhibit, schedule, certificate or document related to the foregoing.

“Related Fund” means, with respect to any Holder that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Holder or by an Affiliate of such investment advisor. With respect to Cibolo, Related Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which Cibolo may leverage its investments from time to time.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating (including passive migrating), injecting, escaping, leaching, dumping, or disposing.

“Requisite Holders” means one or more Holders having or holding Exposure representing more than fifty percent (50%) of the sum of the aggregate Exposure of all Holders.

“Reserve Report” means each report, in form and detail reasonably satisfactory to the Administrative Agent, setting forth the updated estimates of Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves and projected production profiles and overall economics of the Note Parties’ proved Oil and Gas Properties, together with a projection of the rate of production and future cash flows as of such date.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Note Party or any Subsidiary thereof now or hereafter outstanding, except a dividend payable solely in additional shares of that class of Capital Stock (other than Disqualified Capital Stock) to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Note Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Capital Stock of any Note Party now or hereafter outstanding; and (d) any payment of management or similar fees (other than such fees paid to Unit Petroleum Company within two months after the Closing Date in connection with the Transition Services Agreement).

“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.

“Secured Parties” has the meaning assigned to that term in each Mortgage, the Guarantee and Collateral Agreement and any other Collateral Documents.

“Securities Account” means any “securities account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Services Fee” means the “Services Fee” as defined in the Contract Operating Agreement as in existence on the date hereof without giving effect to any provision thereof that would allow an increase to such fee other than pursuant to the last sentence of Section 6.01(a) thereof.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Solvency Certificate” means a Solvency Certificate of a Financial Officer substantially in the form of Exhibit F.

“Solvent” means, with respect to any Person, on a consolidated basis, that as of the date of determination, both (a) (i) the sum of such Person’s and its consolidated Subsidiaries’ debt and liabilities (including contingent liabilities) does not exceed the fair saleable value of such Person’s and its consolidated Subsidiaries’ present assets (determined on a going-concern basis); (ii) if applicable, such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

“SPE Definitions” means, with respect to any term, the definition thereof adopted or approved by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 2007.

“Specified Equity Contribution” means any direct or indirect investment in Issuer pursuant to Section 7.7 in cash in the form of a capital contribution to Issuer or the purchase of common equity issued by Issuer, excluding Disqualified Capital Stock.

“Strip Price” means, as of any date of determination, the forward month prices as of such date of determination for the most comparable hydrocarbon commodity applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such price held flat for each subsequent year based on the average forward month price for each of the twelve months in such fifth year, as such prices are quoted on the NYMEX (or its successor) as of the date of determination, without future escalation; provided that with respect to estimated future production for which prices are defined, within the meaning of Securities and Exchange Commission guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of any Note Party.

“Subsidiary Guarantor” means any Subsidiary of the Issuer that is a Guarantor.

“Supplement” as defined in Section 2.1(d).

“Supplemental Commitment” as defined in Section 2.1(d). The amount of each Holder’s applicable tranche of a Supplemental Commitment shall be set forth in the applicable Supplement.

“Supplemental Note” as defined in Section 2.1(d).

“Swap Agreement” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or other financial measures and whether exchange traded, “over-the-counter” or otherwise. For the sole purpose of Section 7.19, the term “Swap Agreement” shall be deemed to exclude all purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars, or swaps and with respect to which none of the Note Parties has any payment obligation other than premiums and charges the total amount of which are fixed and known at the time such transaction is entered into.

“Swap Intercreditor Agreement” means each intercreditor agreement entered into among Administrative Agent, the Issuer, any other Note Party and a counterparty to a Swap Agreement approved by the Administrative Agent.

“Sweep Payment Date” as defined in Section 2.8(a).

“Sweep Percentage” means one hundred percent (100%).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, penalties or additional amounts thereon.

“Tax Distribution” means any distribution made by Issuer in amounts which are sufficient to permit the direct and indirect members of Issuer to pay their estimated income taxes which arise solely and directly as a result of their direct or indirect ownership interest in Issuer, for any period during which Issuer was a pass-through entity for U.S. federal income tax purposes, as determined or estimated by Issuer in good faith, assuming each such member is subject to tax at the highest combined marginal U.S. federal, state and local income tax rate applicable to an individual or corporation (whichever is higher) that is resident in New York City, taking into account (i) any Tax law changes that are effective for any Tax period following the date of this Agreement, (ii) any difference in rates applicable to ordinary income, capital gains and dividends, any available deduction under Section 199A of the Internal Revenue Code, except as provided in clause (iv) below, any allowable deductions in respect of the expense for state and local taxes, and (for the avoidance of doubt) Section 1411 of the Internal Revenue Code, but without regard to the alternative minimum tax, (iii) items determined at the direct or indirect members of the Issuer level, such as depletion, using such methods, estimates and assumptions as Issuer deems appropriate and (iv) any tax losses or credits of Issuer, including any tax losses or credits of any Subsidiary that is a pass-through entity for U.S. federal income tax purposes, allocated to such member in prior periods but available to offset such income or gains and not previously utilized as an offset against income or gains, but, unless there is a change in Tax law after the date of this Agreement regarding the deductibility of state and local taxes for federal income tax purposes, determined without regard to the deductibility of state and local taxes (except to the extent such taxes are deducted at the entity level as contemplated under Notice 2020-75). If Issuer’s actual reportable taxable income is (a) less than prior estimates, the tax distributions will be reduced in the following taxable year to account for such excess distributions or (b) higher than prior estimates, additional tax distributions shall be permitted to account for such excess income. The tax distributions may be made on any date that is not more than five Business Days prior to the date on which estimated income tax payments are required to be made by calendar year individual taxpayers and each due date for the income tax return of an individual calendar year taxpayer (without extensions). Upon reasonable written request by the Administrative Agent, Issuer will promptly provide appropriate and available documentation to the Administrative Agent regarding the computation of the tax distributions.

“Tax on the Overall Net Income” of a Person means any net income (however denominated), franchise or branch profits Tax imposed on a Person by the jurisdiction (or any political subdivision thereof) in which a Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Holder, its Applicable Office) is located or in which that Person (and/or, in the case of a Holder, its Applicable Office) is deemed to be doing business or as a result of any present or former connection between such Person and the jurisdiction imposing such Tax (other than a jurisdiction in which such Person is treated as doing business solely as a result of its entering into any Note Document or its participation in the transactions governed thereby).

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts realized (whether or not distributed) by Administrative Agent, a Holder or any Tax Related Person of any of the foregoing.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Screen Rate selected by the Administrative Agent in consultation with the Issuer).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by the Term SOFR Administrator and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in consultation with the Issuer).

“Third Party Beneficiary” as defined in Section 10.26.

“Tranche A Commitment” means, as to any Holder, the commitment of such Holder to purchase a Tranche A Note in the manner set forth in Section 2.1. “Tranche A Commitments” means such commitments of all Holders in the aggregate. The amount of each Holder’s Tranche A Commitment as of the Closing Date is set forth on Appendix A. The aggregate amount of the Tranche A Commitments as of the Closing Date is $38,000,000, comprised of (a) $33,333,333.33 of commitments to purchase the Initial Tranche A Notes and (b) $4,666,666.67 of commitments to purchase the Committed Additional Tranche A Notes.

“Tranche A Commitment Increase Effective Date” as defined in Section 2.2(d).

“Tranche A Interest” as defined in Section 2.7(a).

“Tranche A Notes” means, collectively, the Initial Tranche A Notes and the Committed Additional Tranche A Notes together with any Additional Tranche A Notes which may from time to time be issued pursuant to the terms hereof (such term shall also include any such notes in substitution therefor pursuant to Section 10.29 of this Agreement).

“Transaction Costs” means the fees, costs and expenses payable by the Note Parties prior to or on or about the Closing Date in connection with the Transactions.

“Transactions” means the transactions contemplated by the Note Documents and the Related Agreements and the Unit Acquisition.

“Transition Period” as defined in the Transition Services Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement dated as of December 13, 2023, by and between the Issuer and Unit Petroleum Company.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unit Acquisition” means the acquisition by the Issuer of the Unit Assets pursuant to the Unit PSA.

“Unit Acquisition Imbalance” means, as of any date of determination, the aggregate amount of the “Imbalance” (as defined in the Unit PSA) acquired by the Issuer pursuant to the Unit Acquisition and outstanding on such date of determination.

“Unit Assets” means the “Subject Assets” (as defined in the Unit PSA).

“Unit PSA” means the Purchase and Sale Agreement, dated as of October 24, 2023, between Unit Petroleum Company, as seller, and Issuer, as buyer, as amended by the Closing Agreement, dated as of December 13, 2023, between Unit Petroleum Company, as seller, and Issuer, as buyer, without giving effect to any amendments or modifications or supplements thereto that are adverse to the Holders.

“United States Person” has the meaning in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” as defined in Section 2.15(e)(iii).

1.3 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and the Issuer or the Requisite Holders shall so request, the Requisite Holders and the Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Issuer shall provide to Administrative Agent and Holders reconciliation statements requested by Administrative Agent (acting at the written direction of the Requisite Holders) (reconciling the computations of such financial ratios and requirements from then-current GAAP computations to the computations under GAAP prior to such change) in connection therewith. Financial statements and other information required to be delivered by the Issuer to Holders pursuant to Sections 6.1(a), 6.1(b), and 6.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. All financial statements required by Section 6.1(b) and Section 6.1(c) and all calculations of the financial covenants set forth in Section 7.7 shall be presented and calculated, as applicable, on a consolidated basis for the Issuer and its consolidated Subsidiaries. Notwithstanding anything to the contrary in this Agreement, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of ASC 842 shall continue to be accounted for as operating leases for all purposes hereunder or under any other Note Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases.

1.4 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References herein to a Schedule shall be considered a reference to such Schedule as of the Closing Date. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). The use herein of the phrase “to the knowledge of” with respect to a Note Party shall be a reference to the knowledge of the officers of the applicable Note Party.

SECTION 2.

PURCHASE AND SALE OF NOTES

2.1 Note Purchase.

(a) Subject to the terms and conditions hereof, on the Closing Date, Issuer shall issue to each Holder, and each Holder shall purchase from Issuer (so long as all conditions precedent required hereby shall have then been satisfied or waived by the Holders), a Tranche A Note in a principal amount equal to such Holder’s Pro Rata Share of $33,333,333.33. On the Closing Date, after giving effect to the purchase of the Tranche A Notes pursuant to this clause (a), the Tranche A Commitments of the Holders shall be $4,666,666.67.

(b) On the Committed Additional Tranche A Funding Date, Issuer shall issue to each Holder, and each Holder shall purchase from Issuer (so long as all Committed Additional Tranche A Funding Conditions shall have then been satisfied or waived by the Holders), a Tranche A Note in a principal amount equal to such Holder’s Pro Rata Share of $4,666,666.67. On the Committed Additional Tranche A Funding Date, after giving effect to the purchase of the Tranche A Notes pursuant to this clause (b), the Tranche A Commitments of the Holders shall be $0.00.

(c) Subject to the terms and conditions hereof, after the Committed Additional Tranche A Funding Date, solely to the extent the Tranche A Commitment is increased pursuant to Section 2.2, upon a proper request by the Issuer in accordance with Section 2.4, the Holders shall purchase Additional Tranche A Notes from the Issuer (in each case, so long as all conditions set forth in Section 3.2 shall have been satisfied or waived by the Holders) in accordance with their respective Pro Rata Shares from time to time; provided that the amount of all Additional Tranche A Notes purchased by any Holder at any time shall not exceed the Tranche A Commitment of that Holder at such time. The aggregate amount of Additional Tranche A Notes issued pursuant to any one Note Purchase Notice must be greater than or equal to $3,000,000 or any higher integral multiple of $100,000 or must equal the amount of the remaining aggregate Tranche A Commitments.

(d) Subject to the terms and conditions hereof, the Requisite Holders may agree from time to time in their sole and absolute discretion to provide commitments to purchase one or more additional tranches of notes (each such commitment, a “Supplemental Commitment”) from the Issuer under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit L. Each additional series of notes (the “Supplemental Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i) each series of Supplemental Notes, when so issued, shall be differentiated from all previous series by sequential alphabetical designation inscribed thereon;

(ii) each series of Supplemental Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such dates, be subject to mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants and other terms as shall be specified in the Supplement under which such Supplemental Notes are issued, and upon execution of any such Supplement, this Agreement shall be deemed amended to reflect such additional covenants and terms without further action on the part of the holders of the Notes outstanding under this Agreement; provided, that any such additional covenants or terms shall inure to the benefit of all holders of Notes so long as any Supplemental Notes issued pursuant to such Supplement remain outstanding;

(iii) each series of Supplemental Notes issued under this Agreement shall be in substantially the form of Exhibit L hereunder with such variations, omissions and insertions as are necessary or permitted hereunder;

(iv) no Holder shall be required to purchase Supplemental Notes without such Holder’s consent; and

(v) no obligation or commitment to purchase Supplemental Notes is intended or evidenced hereby.

If the Requisite Holders agree to purchase a series of Supplemental Notes, each Holder may purchase such Supplemental Notes in proportion to such Holder’s Pro Rata Share; provided that in the event that less than all the Holders elect to purchase such Supplemental Notes, the Supplemental Notes shall be allocated on a pro rata basis among the Holders electing to purchase such Supplemental Notes until all Supplemental Notes have been allocated.

2.2 Tranche A Commitment Increase.

(a) Provided no Default or Event of Default exists, upon notice to the Administrative Agent (which shall promptly notify the Holders), the Issuer may request an increase in the Tranche A Commitments by an amount not to exceed $12,000,000 in the aggregate for all such requests; provided that any such request for an increase shall be in a minimum amount of $3,000,000, or such lesser amount as agreed to by the Administrative Agent in its sole discretion. At the time of sending such notice, the Issuer (in consultation with the Administrative Agent) shall specify the time period within which each Holder is requested to respond (which shall in no event be less than 15 Business Days from the date of delivery of such notice to the Holders).

(b) Each Holder shall notify the Administrative Agent within such time period whether or not it agrees (in its sole discretion) to increase its Tranche A Commitment and, if so, whether by an amount equal to, greater than, or less than such Holder’s Pro Rata Share of such requested increase. Any Holder not responding within such time period shall be deemed to have declined to increase its Tranche A Commitment.

(c) The Administrative Agent shall notify the Issuer and each Holder of the Holders’ responses to each request made hereunder. To the extent any Holder has declined to increase its Tranche A Commitment, the Administrative Agent may invite one or more Persons to become Holders to achieve the full requested amount of such increase. Any such additional Holder shall become a Holder pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) If the Tranche A Commitments are increased in accordance with this Section, the Administrative Agent and the Issuer shall determine the effective date (the “Tranche A Commitment Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Issuer and the Holders of the final allocation of such increase and the Tranche A Commitment Increase Effective Date.

(e) As a condition precedent to such increase, in addition to any other documents the Administrative Agent or any Holder may request, each Note Party shall deliver to the Administrative Agent a certificate dated as of the Tranche A Commitment Increase Effective Date (x) certifying and attaching the resolutions adopted by such Note Party approving or consenting to such increase, and (y) in the case of the Issuer, certifying that, immediately before and after giving effect to such increase, (A) the representations and warranties of the Note Parties contained in Section 4 and the other Note Documents are true and correct on and as of the Tranche A Commitment Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default exists.

(f) No Holder shall be required to increase such Holder’s Tranche A Commitment without such Holder’s consent and no obligation or commitment to purchase Additional Tranche A Notes is intended or evidenced hereby.

2.3 The Notes. The obligation of Issuer to repay to each Holder the aggregate amount of all Initial Tranche A Notes, Committed Additional Tranche A Notes and Additional Tranche A Notes (or Supplemental Notes) held by such Holder, together with interest accruing in connection therewith (or the terms of any Supplement), are evidenced by this Agreement and, to the extent requested by a Holder, by Initial Tranche A Notes, Committed Additional Tranche A Notes or Additional Tranche A Notes (or Supplemental Notes), as applicable, made by Issuer payable to such Holder with appropriate insertions. Interest on each Note shall accrue and be due and payable as provided herein or in the applicable Supplement. Each Note shall be due and payable as provided herein or in the applicable Supplement, and shall be due and payable in full on the Maturity Date (or the maturity date set forth in the applicable Supplement). Issuer may not borrow, repay, and reborrow hereunder or under the Notes.

2.4 Requests for Notes. Issuer must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Note Purchase. Each such notice constitutes a “Note Purchase Notice” hereunder and must:

(a) specify the aggregate amount of any such Note Purchase and the date (which must be (i) a Business Day and (ii) except with respect to any Note Purchase of Committed Additional Tranche A Notes, not fewer than 60 days since the date of the most recent Note Purchase) on which such Notes are to be purchased; and

(b) be received by Administrative Agent no later than 10:00 a.m., Houston, Texas time, five (5) Business Days prior to the date on which any such Notes are to be purchased.

Each such written request or confirmation must be made in the form and substance of the Note Purchase Notice, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Issuer as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Note Purchase Notice, Administrative Agent shall give each Holder prompt notice of the terms thereof. If all conditions precedent to such new Notes have been met, each Holder will on the date requested promptly remit to Administrative Agent, at Administrative Agent’s Account, the amount of such Holder’s new Note (less the amount of any original issue discount (which, in the case of the Tranche A Notes, is 1.00%)) in immediately available funds, and upon receipt of such funds, the Issuer will deliver such Notes to the Administrative Agent who shall promptly make such Notes available to each Holder. The failure of any Holder to purchase any Note hereunder shall not relieve any other Holder of its obligation hereunder, if any, to purchase its Note, but no Holder shall be responsible for the failure of any other Holder to purchase any Note hereunder.

Notwithstanding the foregoing, the parties hereby agree that (i) a timely and sufficient Note Purchase Notice shall be deemed to have been provided by the Issuer to the Administrative Agent specifying the Note Purchase set forth in Section 2.1(b) in the aggregate amount of $4,666,666.67 and the Committed Additional Tranche A Funding Date as the date on which such Notes are to be purchased and (ii) if the Committed Additional Tranche A Funding Conditions have been met, each Holder will on the Committed Additional Tranche A Funding Date promptly remit to Administrative Agent, at Administrative Agent’s Account, the amount of such Holder’s Committed Additional Tranche A Note (less the amount of any original issue discount (which, in the case of the Committed Additional Tranche A Notes, is 1.00%)) in immediately available funds, and upon receipt of such funds, the Issuer will deliver such Notes to the Administrative Agent who shall promptly make such Notes available to each Holder.

2.5 Use of Proceeds. The proceeds of the Notes (a) issued on the Closing Date and the Committed Additional Tranche A Funding Date may only be used for the purposes and in the amounts set forth on Schedule 2.5 and (b) issued after the Committed Additional Tranche A Funding Date may only be used in strict accordance with the APOD and/or as more particularly described in any Note Purchase Notice in connection with any Additional Tranche A Note or any applicable Supplement, as the case may be.

2.6 Evidence of Debt; Register; Holders’ Books and Records; Notes.

(a) Holders’ Evidence of Debt. Each Holder shall maintain in its internal records an account or accounts evidencing the Obligations of the Issuer to such Holder, including the amounts of the Notes held by such Holder and each repayment and prepayment in respect thereof. The failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Notes; and provided, in the event of any inconsistency between the Register and any Holder’s records, the recordations in the Register shall govern absent manifest error.

(b) Register. Administrative Agent shall maintain at Administrative Agent’s Office a register for the recordation of the names and addresses of Holders and principal amounts (and stated interest) of the Notes owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Issuer, and a redacted version of the Register showing the entries with respect to any Holder shall be available for inspection by such Holder, at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive and binding on the Note Parties, the Administrative Agent and each Holder, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Note Parties’ Obligations in respect of any Note. The Issuer, the Administrative Agent and the Holders shall treat each Person in whose name any Note shall be registered as the owner and the Holder thereof for all purposes hereof. The Issuer hereby designates the entity serving as Administrative Agent to serve as the Issuer’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and the Issuer hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

2.7 Interest; Administrative Agent Fee; Illegality; Alternate Rate of Interest.

(a) Interest.

(i) Interest. Each Tranche A Note shall at all times bear interest at a rate per annum equal to the One Month SOFR Rate plus 6.20% per annum (as such amount may be increased pursuant to Section 2.7(c)), payable in cash (“Tranche A Interest”).

(ii) Supplemental Notes Interest. Each Supplemental Note shall bear interest as set forth in the applicable Supplement.

(b) Interest Payment Dates. Tranche A Interest on each Tranche A Note shall be due and payable on each Interest Payment Date. Interest on any Supplemental Notes shall be due and payable as set forth in the applicable Supplement. All interest payable hereunder shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(c) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Tranche A Notes and all Supplemental Notes outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Notes or any overdue fees or other overdue amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in Cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes; provided, that, notwithstanding the foregoing, such default interest shall (i) apply automatically upon the occurrence and during the continuance of any Event of Default under Section 8.1(a), (f) or (g) and (ii) only apply at the election of the Requisite Holders (by delivery of written notice thereof to the Issuer by the Administrative Agent) upon the occurrence and during the continuance of any other Event of Default. Payment or acceptance of the increased rates of interest provided for in this Section 2.7(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Holder.

(d) Administrative Agent Fee. On the Committed Additional Tranche A Funding Date and on each annual anniversary of the Closing Date thereafter until the Obligations have been paid in full (other than contingent obligations in respect of which no claim has been asserted), the Issuer will pay to Administrative Agent for its own account, a fee of $75,000.

(e) Illegality of Funding. Notwithstanding any other provision hereof, if any Holder shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Holder to purchase or maintain Notes whose interest rates are based upon SOFR or the One Month SOFR Rate, such Holder shall promptly notify the Issuer and the Administrative Agent thereof, and (a) the commitment of such Holder to purchase such Notes bearing interest at SOFR or the One Month SOFR Rate shall forthwith be suspended, (b) such Holder shall fund its portion of each requested Note Purchase as a Base Rate Note Purchase, and (c) such Holder’s Notes then outstanding and bearing interest at the One Month SOFR Rate, if any, shall be converted automatically to a Note bearing interest at the Base Rate on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required.

(f) Alternate Rate of Interest.

(i) If, prior to the commencement of any Interest Period:

(x) the Administrative Agent or any Holder determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the One Month SOFR Rate for such Interest Period; or

(y) the Administrative Agent is informed by the Requisite Holders that the One Month SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Holders of purchasing or maintaining their Notes for such Interest Period;

then the Administrative Agent shall give notice thereof to the Issuer and the Holders by written or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Issuer and the Holders that the circumstances giving rise to such notice no longer exist, such Note Purchase shall be made or maintained as a Base Rate Note Purchase.

(ii) If, at any time, the Administrative Agent or the Requisite Holders determine (which determination shall be conclusive and binding absent manifest error) that (x) the circumstances set forth in clause (i) have arisen and such circumstances are unlikely to be temporary or (y) the Administrative Agent or the Requisite Holders determine (which determination shall be conclusive and binding absent manifest error) that the circumstances set forth in clause (i) have not arisen but (A) the Term SOFR Administrator has made a public statement or published information that the Term SOFR Administrator has ceased or is insolvent (and there is no successor administrator that will continue publication of SOFR for a thirty day interest period), (B) the Term SOFR Administrator has made a public statement or has published information (or a public statement or information is published on its behalf) which states that SOFR for a thirty day interest period will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of such rate), (C) the supervisor for the Term SOFR Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the Term SOFR Administrator, a resolution authority with jurisdiction over the Term SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the Term SOFR Administrator has made a public statement or has published information which states that the Term SOFR Administrator has ceased or is insolvent or SOFR for a thirty day interest period will permanently or indefinitely cease to be published or (D) the supervisor for the Term SOFR Administrator or a Governmental Authority has made a public statement identifying or has published information which states that SOFR for a thirty day interest period is no longer representative or SOFR for a thirty day interest period may no longer be used for determining interest rates for Dollar-denominated credit facilities, then the Requisite Holders and the Issuer (in consultation with the Administrative Agent as to the administrability of such alternate rate) shall endeavor to establish an alternate rate of interest as a replacement to the One Month SOFR Rate that gives due consideration to the then prevailing or evolving market convention for determining a rate of interest for Dollar-denominated credit facilities or other comparable debt instruments in the United States at such time and shall enter into (and direct the Administrative Agent to enter into) an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. The Administrative Agent and Holders do not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “One Month SOFR Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including any such alternate rate of interest established under this Section, whether the composition or characteristics of any such alternative, successor or replacement interest rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability) or the effect of any of the foregoing, or of any other related changes to this Agreement as may be applicable. The Requisite Holders and the Administrative Agent (in consultation with the Requisite Holders) may select information sources or services in their discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and the Requisite Holders and the Administrative Agent shall have no liability to the Issuer, any Holder or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for the selection of such source or service or for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Until an alternate rate of interest shall be determined in accordance with this clause (ii) (but, in the case of the circumstances described in clause (y) of the first sentence of this clause (ii), only to the extent SOFR for a thirty day interest period is not available or published at such time on a current basis), any outstanding Notes shall be converted, on the last day of the then-current Interest Period, to Notes bearing interest at the Base Rate. If any such alternate rate of interest established in lieu of the One Month SOFR Rate through this 2.7(f) shall be less than 4.30%, such rate shall be deemed to be 4.30% for purposes of this Agreement.

2.8 Repayment of Obligations.

(a) Excess Cash Sweep. No later than the date that is forty-five (45) days after the end of each Fiscal Quarter (or if such date is not a Business Day, the next succeeding Business Day), commencing with the Fiscal Quarter ending March 31, 2024 (or, at the Issuer’s election pursuant to written notice to the Administrative Agent, the Fiscal Quarter ending December 31, 2023) (each, a “Sweep Payment Date”), the Issuer will repay the principal amount of the Notes, after first paying any due and unpaid Obligations, by an amount equal to the Sweep Percentage multiplied by the positive Consolidated Net Cash Flow for the Fiscal Quarter most recently ended. Together with each repayment under this Section 2.8(a), the Issuer shall deliver a certificate from an Authorized Officer setting forth in reasonable detail the calculation of Consolidated Net Cash Flow for the applicable period.

(b) Repayment on the Maturity Date. If any principal, interest or other Obligations payable hereunder or under the Notes remain outstanding on the Maturity Date, such amounts will be paid in full by Issuer in immediately available funds on the Maturity Date.

2.9 Voluntary Prepayments. Unless otherwise specified in a Supplement with respect to Supplemental Notes, the Issuer may prepay the Notes on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.12(g)) in an aggregate minimum amount equal to (a) if being paid in whole, the Notes and (b) if being paid in part, $3,000,000 and integral multiples of $100,000 in excess of that amount. All such prepayments shall be made upon not less than three (3) Business Days’ prior written or telephonic notice, in each case given to Administrative Agent by 2:00 p.m. (Houston time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.11.

2.10 Mandatory Prepayments. Unless otherwise specified in a Supplement with respect to Supplemental Notes:

(a) Asset Sales. Within one (1) Business Day after receipt by any Note Party (or any Affiliate on behalf of such Note Party) of any Net Asset Sale Proceeds from one or more Asset Sales (i) consummated pursuant to Section 7.8(b)(v) in excess of $250,000 in the aggregate during the term of this Agreement or (ii) not permitted under Section 7.8, the Issuer shall prepay the Notes in an aggregate amount equal to such Net Asset Sale Proceeds in excess of $250,000.

(b) Insurance/Condemnation Proceeds. Within one (1) Business Day after receipt by any Note Party (or any Person on behalf of such Note Party), or Administrative Agent as sole loss payee, of any Net Insurance/Condemnation Proceeds, the Issuer shall prepay (or direct the Administrative Agent to apply such proceeds to the extent such proceeds are received directly by the Administrative Agent from the insurance company to) the Notes in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Note Parties shall have the option to invest Net Insurance/Condemnation Proceeds within one-hundred eighty (180) days of receipt thereof either (i) in the restoration or replacement of the applicable property or (ii) if the foregoing clause (i) is not applicable, in Consolidated Capital Expenditures as set forth in the APOD.

(c) Issuance of Indebtedness. On the date of receipt by any Note Party (or any Person on behalf of such Note Party) of any Cash proceeds of the incurrence of Indebtedness (other than Indebtedness that is permitted hereunder) of such Note Party, the Issuer shall prepay the Notes in an aggregate amount equal to one hundred percent (100%) of such proceeds. For the avoidance of doubt, such prepayment shall not operate as a waiver or a cure of any Default or Event of Default hereunder resulting from the incurrence of any such Indebtedness.

(d) Extraordinary Receipts. No later than the fifth (5th) Business Day after the date of receipt by any Note Party (or any Person on behalf of such Note Party) of any Extraordinary Receipts in excess of $10,000, the Issuer shall prepay the Notes in an aggregate amount equal to the amount of such Extraordinary Receipts.

(e) Tax Refunds. Within one (1) Business Day after receipt by any Note Party for its account (or any Person on behalf of such Note Party) of any tax refunds in excess of $200,000 in the aggregate in any Fiscal Year, the Issuer shall prepay the Notes in an aggregate amount equal to the amount of such tax refunds.

(f) Prepayment Certificate. Concurrently with any prepayment of the Notes pursuant to Sections 2.10(a)-(e), the Issuer shall deliver to Administrative Agent a certificate of a Financial Officer demonstrating the calculation of the amount of the applicable proceeds giving rise to the prepayment. In the event that the Issuer shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Issuer shall promptly make an additional prepayment of the Notes in an amount equal to such excess, and the Issuer shall concurrently therewith deliver to Administrative Agent a certificate of a Financial Officer demonstrating the calculation of such excess.

(g) Holder Right to Waive. Notwithstanding anything in this Agreement to the contrary, each Holder, in its sole discretion, may, but is not obligated to, waive the Issuer’s requirements to make any prepayments to such Holder pursuant to Sections 2.10(a)-(e) with respect to such Holder’s Pro Rata Share of such prepayment.

2.11 Application of Payments. Absent the existence of an Event of Default (in which case Section 2.12(f) shall apply), any payment of any Note made pursuant to Sections 2.8, 2.9, or 2.10 shall be applied as follows (as modified by the applicable Supplement solely in respect of payments going to the Holders of any Supplemental Notes after application of the payment waterfall below):

first, to pay all unpaid expenses, fees and actual, incurred indemnities of Administrative Agent due hereunder to the full extent thereof;

second, ratably to pay all unpaid expenses, fees and actual, incurred indemnities of the Holders due hereunder to the full extent thereof;

third, ratably to pay any accrued unpaid Tranche A Interest (including interest at the Default Rate, if any) and any cash interest accrued on the Supplemental Notes until paid in full;

fourth, ratably to prepay the principal amount of all Notes then outstanding until paid in full and in such amounts so as to satisfy the requirements of Section 2.12(g);

fifth, ratably to pay any other Obligations then due and payable; and

sixth, to the Issuer.

2.12 General Provisions Regarding Payments.

(a) All payments by the Issuer of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (Houston time) on the date due to Administrative Agent’s Account for the account of Holders or the Administrative Agent, as the case may be; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Issuer on the next Business Day.

(b) All repayments or prepayments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Holder at such address as such Holder shall indicate in writing, such Holder’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) Administrative Agent shall deem any payment by or on behalf of the Issuer hereunder that is not made in same day funds prior to 12:00 p.m. (Houston time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the applicable rate determined pursuant to Section 2.7(a) from the date such amount was due and payable until the date such amount is paid in full.

(f) If an Event of Default shall have occurred and be continuing, subject to the terms of any Swap Intercreditor Agreement, all payments or proceeds received by Administrative Agent hereunder in respect of any of the Obligations shall be applied first, to pay any costs and expenses then due Administrative Agent in connection with the foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise, and indemnities and other amounts then due to Administrative Agent under the Note Documents until paid in full, second, to pay any costs, expenses, indemnities or fees then due to Administrative Agent under the Note Documents until paid in full, third, ratably to pay any expenses, fees or indemnities then due to any of the Holders under the Note Documents, until paid in full, fourth, ratably to the payment of any accrued interest (including interest at the Default Rate, if any) until paid in full, fifth, ratably to pay the principal amount of all Notes then outstanding until paid in full, and seventh, ratably to pay any other Obligations then due and payable.

(g) MOIC. Upon any prepayment or repayment of the Obligations in full (whether such prepayment or repayment occurs as a result of an acceleration of the Notes pursuant to Section 8.2 (whether automatic or optional acceleration), at the Issuer’s option in accordance with the terms hereof or otherwise pursuant to Section 2.8 or Section 2.10), the Issuer shall make a payment to the Administrative Agent in an amount equal to an amount sufficient to produce a 1.175x MOIC, if any.

Any payment required pursuant to this Section 2.12(g) is in addition to, and not a replacement of any amount paid pursuant to Section 2.7(a) and/or Section 2.7(c). For the avoidance of doubt, this Section 2.12(g) is for the benefit of the Holders only and is not intended to be the sole remedy for the Issuer’s breach of Section 2.10 or for any Event of Default.

Each Note Party acknowledges and agrees that if payment of the Obligations is accelerated or the principal on the Notes and other Obligations otherwise becomes due in whole or in part prior to the Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an Insolvency Event (including the acceleration of claims by operation of law)), the amounts payable pursuant to this Section 2.12(g) will also be due and payable as though the events referred to therein had occurred and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any amount payable above shall be presumed to be the liquidated damages sustained by each holder as the result of the early redemption and each Note Party agrees that it is reasonable under the circumstances currently existing. The amounts due under Section 2.12(g) shall also be payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH NOTE PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION OR FORECLOSURE OR DEED IN LIEU OF FORECLOSURE. Each Note Party expressly agrees (to the fullest extent it may lawfully do so) that: (A) the MOIC and payments due hereunder in respect thereof are reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) such payment shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Issuer giving specific consideration in this transaction for such agreement to pay such amount; and (D) each Note Party shall be estopped hereafter from claiming differently than as agreed to in this Section 2.12(g). Each Note Party expressly acknowledges that its agreements in this Section 2.12(g) as herein described is a material inducement to Holders to purchase the Notes.

2.13 Ratable Sharing. Holders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes purchased and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Holder) which is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Holder of the receipt of such payment and (b) apply a portion of such payment to purchase Notes (which it shall be deemed to have purchased from each seller of a Note simultaneously upon the receipt by such seller of its portion of such payment) in the ratable Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such Notes shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest. The Issuer expressly consents to the foregoing arrangement and agrees that any Holder of a Note so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Issuer to that Holder with respect thereto as fully as if that Holder were owed the amount of the Note held by that Holder.

2.14 Increased Costs. Subject to the provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), in the event that any Holder shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Governmental Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the later of (a) the date hereof and (b) the date such Holder becomes a party hereto, or compliance by such Holder with any guideline, request or directive issued or made after the later of (a) the date hereof and (b) the date such Holder becomes a party hereto by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (a) subjects such Holder (or its Applicable Office) to any additional Tax (other than Indemnified Taxes and Excluded Taxes) with respect to this Agreement or any of the other Note Documents (other than an ORRI Conveyance) or any of its obligations hereunder or thereunder or any payments to such Holder (or its Applicable Office) of principal, interest, fees or any other amount payable hereunder or its deposits, reserves or capital attributable thereto (in each case, other than with respect to an ORRI); (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder; or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder (or its Applicable Office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder of agreeing to purchase, purchasing or maintaining Notes hereunder or to reduce any amount received or receivable by such Holder (or its Applicable Office) with respect thereto; then, in any such case, Issuer shall promptly pay to such Holder, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder in its sole discretion shall determine) as may be necessary to compensate such Holder for any such increased cost or reduction in amounts received or receivable hereunder, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Holder first made demand therefor; provided that if the event giving rise to such amount has retroactive effect, such one hundred eighty (180) day period shall be extended to include the period of retroactive effect. Such Holder shall deliver to Issuer (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.14, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.15 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by or on account of any Note Party hereunder and under the other Note Documents shall (except to the extent otherwise required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Note Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Note Party or the Administrative Agent is required by law (in the good faith discretion of the applicable withholding agent) to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Note Documents: (i) the Issuer shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Issuer becomes aware of it; (ii) the Issuer or the Administrative Agent, as applicable, shall be entitled to make such deduction or withholding and shall pay (or cause to be paid) any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto; (iii) to the extent such Tax is an Indemnified Tax, the sum payable by such Note Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding, Administrative Agent or such Holder, as the case may be, and each of their Tax Related Persons receives on the due date a net sum equal to what it would have received had no such deduction or withholding for Indemnified Taxes been required; and (iv) within thirty (30) days after making any such deduction or withholding, the Issuer shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to the Administrative Agent or any Holder under clause (iii) above to the extent such Tax withholding or deduction requirement (A) is in effect and applicable as of the date hereof (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on the effective date of the Assignment Agreement pursuant to which such Holder became a Holder (in the case of each other Holder), except to the extent that, pursuant to this Section 2.15, amounts with respect to such Taxes were payable to such Holder’s assignor (including each of their Tax Related Persons) immediately before such Holder becomes a party hereto, (B) is a Tax on the Overall Net Income of the Holder or any other Person, (C) is a Tax attributable to such recipient’s failure to comply with Section 2.15(f), 2.15(g) or Section 2.15(i), (D) relates to any Tax imposed under FATCA or (E) is a Tax attributable to payments made pursuant to the ORRI Conveyance (the Taxes described in this proviso, “Excluded Taxes”).

(c) Other Taxes. In addition, the Note Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Note Parties shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Requisite Holders in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(d) Indemnification. The Note Parties shall indemnify Administrative Agent and each Holder, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes paid or incurred by Administrative Agent or such Holder or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Note Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable costs and expenses incurred in enforcing the provisions of this Section 2.15, other than any penalties resulting from (as determined by a final and non-appealable judgment of a court of competent jurisdiction or as documented in any settlement agreement) the gross negligence, bad faith or willful misconduct of such Recipient; provided, however, that the Note Parties shall not be required to indemnify Administrative Agent and Holders in duplication of Taxes covered by Section 2.15(b) or (c). Notwithstanding the foregoing, any indemnification under this Section 2.15(d) shall be made on an after-Tax basis, such that after all required deductions and payments of all Indemnified Taxes, Administrative Agent, the Holders and each of their respective Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(e) Administrative Requirements; Forms Provision. Each Holder that is a United States Person for U.S. federal income tax purposes shall deliver to Administrative Agent for transmission to the Issuer, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Issuer or Administrative Agent (each in the reasonable exercise of its discretion), two executed original copies of Internal Revenue Service (the “IRS”) Form W-9. Each Holder that is not a United States Person for U.S. federal income tax purposes (a “Non-U.S. Holder”) shall deliver to Administrative Agent for transmission to the Issuer, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement or joinder agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Issuer or Administrative Agent (each in the reasonable exercise of its discretion), whichever of the following described in clauses (i) through (iv) below is applicable, accurately completed and in a manner reasonably acceptable to the Issuer:

(i) if the Non-U.S. Holder is eligible to claim a benefit from an income tax treaty (or convention, protocol, or similar agreement) to which the United States is a party with respect to any payment under any Note Document covered by such tax treaty (or convention, protocol, or similar agreement), two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty (or convention, protocol, or similar agreement);

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Holder eligible to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Non-U.S. Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;

(iv) to the extent a Non-U.S. Holder is not the beneficial owner of a Note, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Holder is a partnership and one or more direct or indirect partners of such Non-U.S. Holder are eligible to claim the portfolio interest exemption, such Non-U.S. Holder shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner; or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer or the Administrative Agent to determine the withholding or deduction required to be made.

Each Holder required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.15(e) hereby agrees, from time to time after the initial delivery by such Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms certificates or other evidence obsolete, expired, invalid or inaccurate in any material respect, that such Holder shall promptly deliver to Administrative Agent for transmission to the Issuer two new original copies of IRS Form W-8BEN, IRS Form W-8BEN-E, W-8IMY or W-8ECI (or any successor form(s) of any of the foregoing), and as applicable, a U.S. Tax Compliance Certificate properly completed and duly executed by such Holder, and such other documentation required under the Internal Revenue Code and reasonably requested by the Issuer to confirm or establish that such Holder is not subject to deduction or withholding of U.S. federal income Tax with respect to payments to such Holder under the Note Documents or is subject to deduction or withholding at a reduced rate, or notify Administrative Agent and the Issuer of its inability to deliver any such forms, certificates or other evidence. The Issuer shall not be required to pay any additional amount to any Holder (or any Tax Related Person of any Holder) under Section 2.15(b)(iii) to the extent such amount relates to an amount of withholding that would not have been due in the event that such Holder had delivered the forms, certificates or other evidence referred to in this Section 2.15(e) that it is legally entitled to deliver; provided, if such Holder (or any Tax Related Person of any Holder) shall have satisfied the requirements of the first two sentences of this Section 2.15(e) on the Closing Date or on the date of the Assignment Agreement or joinder agreement pursuant to which it became a Holder, as applicable, nothing in this penultimate sentence of Section 2.15(e) shall relieve the Issuer of its obligation to pay any additional amounts pursuant this Section 2.15 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Holder (or any Tax Related Person of any Holder) is legally prohibited to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Holder is not subject to withholding as described herein. Nothing in this Section 2.15 shall be construed to require a Holder (or any Tax Related Person of any Holder) or Administrative Agent to provide any forms or documentation that it is not legally entitled to provide.

(f) If a payment made to or for the benefit of a Holder (or any Tax Related Person of any Holder) under any Note Document is subject to U.S. federal withholding Tax imposed by FATCA, such Holder shall deliver to the Issuer and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Issuer or Administrative Agent as may be necessary (i) for the Issuer and Administrative Agent to comply with their obligations under FATCA, and (ii) (A) to determine that such Holder has complied with such Holder’s obligations under FATCA, or (B) to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) For the sake of clarity, Taxes associated with each ORRI will be governed solely by the applicable ORRI Conveyance (excluding, for the avoidance of doubt, any recording or filing fees or charges in connection with recording each ORRI in the applicable real estate records, which shall be borne by the applicable Note Party pursuant to Section 6.13(d)(ii)).

(h) If the Administrative Agent or any Holder determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Issuer pursuant to this Section 2.15 or with respect to which the Issuer has paid additional amounts pursuant to this Section 2.15, it shall pay to the Issuer an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Issuer under this Section 2.15 with respect to Taxes giving rise to such refund) net of all reasonable and documented out-of-pocket expenses (including related Taxes) of such Administrative Agent or Holder, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Issuer, upon the written request of such Administrative Agent or Holder, shall repay to the Administrative Agent or Holder the amount paid over pursuant to this Section 2.15(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Administrative Agent or Holder (or their Tax Related Persons) is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(h), in no event will an Administrative Agent or a Holder be required to pay any amount to the Issuer pursuant to this Section 2.15 the payment of which would place the applicable Administrative Agent or the Holder (or their Tax Related Persons) in a less favorable net after-Tax position than the Administrative Agent or the Holder would have been in if the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Holder (or their Tax Related Persons) to make available its Tax returns or its books or records (or any other information relating to its Taxes that it deems confidential) to the Issuer or any other Person.

(i) On or before the date that Administrative Agent or any successor or replacement Administrative Agent becomes Administrative Agent hereunder or any such form expires or becomes obsolete or inaccurate in any respect, and at such other times upon the reasonable request of the Issuer, it shall deliver to the Issuer two duly executed copies of either (1) IRS Form W-9, or (2) (a) an IRS Form W-8ECI with respect to amounts it receives on its own account and (b) an IRS Form W-8IMY (or successor form) with respect to all other payments, in each case as will establish that it is exempt from U.S. withholding Taxes, including Taxes imposed by FATCA. Administrative Agent agrees that if it becomes aware any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer in writing of its legal inability to do so.

(j) Each Holder agrees that if it becomes aware any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Administrative Agent in writing of its legal inability to do so.

SECTION 3.

CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of each Holder to purchase an Initial Tranche A Note on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.6, of the following conditions on or before the Closing Date:

(a) Note Documents; Related Agreements. Each Holder and Administrative Agent shall have received sufficient copies of each Note Document and each Related Agreement to be entered into on or prior to the Closing Date, executed and delivered by each Note Party that is a party thereto.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) each Organizational Document of each Note Party, certified as of a recent date by the appropriate Governmental Authority (if applicable); (ii) incumbency certificates of the officers of each Note Party executing the Note Documents; (iii) resolutions of the board of directors, the manager(s) or member(s) or similar governing body of each Note Party, as applicable, approving and authorizing its execution, delivery and performance of this Agreement, the other Note Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an Authorized Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate for each Note Party from the applicable Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which such Person is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other Organizational Documents as the Administrative Agent may reasonably request.

(c) Title to Oil and Gas Properties. Administrative Agent shall have received title information as the Requisite Holders may reasonably require, reasonably satisfactory to the Requisite Holders, setting forth the status of title to the Oil and Gas Properties.

(d) Governmental Authorizations and Consents. Except as provided in Schedule 4.5, each Note Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Note Documents and the Related Agreements, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Note Documents or the Related Agreements and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e) Unit Acquisition. The sale of all or substantially all of the Unit Assets under and as contemplated by the Unit PSA shall have occurred substantially concurrently with the purchase of the Initial Tranche A Notes, in accordance with the terms and conditions of the Unit PSA (without giving effect to any modifications, waivers, amendments or other changes thereto, or consents granted thereunder (including any consent deemed granted as a result of a failure to object), that could reasonably be expected to be adverse to the Holders, it being agreed and understood that any increase in the purchase price that is not funded solely with equity or any sale of less than all or substantially all of the Unit Assets, in each case, other than in accordance with the terms of the Unit PSA as in effect on October 24, 2023 (as amended by the Closing Agreement, dated as of December 13, 2023, between Unit Petroleum Company, as seller, and Issuer, as buyer), shall be deemed adverse to the Holders).

(f) First Priority Lien on Oil and Gas Properties. In order to create in favor of Administrative Agent, for the benefit of the Holders, a valid and, subject to any filing, recording, and/or other actions referred to herein or in any Collateral Document, perfected First Priority security interest on all Oil and Gas Properties, except for Permitted Liens that are junior in priority to such First Priority security interests, Administrative Agent shall have received:

(i) fully executed and notarized Mortgages for recording in all appropriate places in all applicable jurisdictions, encumbering the Oil and Gas Properties consisting of the Unit Assets and all other Oil and Gas Properties of the Issuer and its Subsidiaries;

(ii) an amount necessary to cover all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for the Oil and Gas Properties in the appropriate real estate records;

(iii) (A) the results of a recent search, by a Person reasonably satisfactory to the Administrative Agent, of all effective real property filings in each jurisdiction where a Note Party owns any Oil and Gas Property, together with copies of all such filings disclosed by such search and (B) mortgage releases (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective Liens on any real property of a Note Party disclosed in such search that do not constitute Permitted Liens;

(iv) a copy of the Initial Reserve Report.

(g) Personal Property Collateral. In order to create in favor of Administrative Agent, for the benefit of the Holders, a valid and, subject to any filing and/or other actions referred to herein or in any Collateral Document, perfected First Priority security interest, except for Permitted Liens that are junior in priority to such First Priority security interests, in all personal property Collateral (including Capital Stock of the Issuer) of the Note Parties, Administrative Agent shall have received:

(i) evidence reasonably satisfactory to the Administrative Agent of the compliance by each Note Party of its respective obligations under the Guarantee and Collateral Agreement and the other Collateral Documents to which it is party (including its obligation to deliver UCC financing statements, originals of securities, instruments and chattel paper); and

(ii) (A) the results of a recent search, by a Person reasonably satisfactory to the Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of each Note Party in the applicable jurisdictions, together with copies of all such filings disclosed by such search and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search that do not constitute Permitted Liens;

(h) ORRIs. The Administrative Agent shall have received a duly executed copy of each ORRI Conveyance required by Section 6.13 with respect to the Oil and Gas Properties that are owned on the Closing Date.

(i) [Reserved].

(j) Required Equity Contribution. The Issuer shall have (directly or indirectly) received the proceeds of a cash equity contribution from Parent in an aggregate cash amount of not less than $15,516,093.64 (the “Parent Equity Contribution”).

(k) [Reserved].

(l) APOD. The Administrative Agent shall have received and approved the initial APOD.

(m) Environmental Reports. Administrative Agent shall have received any existing, nonprivileged reports and other information, in form, scope and substance reasonably satisfactory to the Administrative Agent, regarding environmental matters relating to the Oil and Gas Properties.

(n) [Reserved].

(o) Opinions of Counsel to Note Parties. Holders and their respective counsel have received executed copies of the favorable written opinion of Kirkland & Ellis LLP, counsel for the Note Parties, dated as of the Closing Date and covering such matters as the Administrative Agent may reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Note Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Holders).

(p) [Reserved].

(q) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the Issuer dated as of the Closing Date and addressed to Administrative Agent and Holders, and in form, scope and substance reasonably satisfactory to the Administrative Agent, certifying that immediately after giving effect to the consummation of the Transactions occurring on the Closing Date, the Note Parties, on a consolidated basis, are and will be Solvent.

(r) Closing Date Certificate. The Issuer shall have delivered to Administrative Agent an executed Closing Date Certificate, together with all attachments thereto.

(s) [Reserved].

(t) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs any of the Transactions.

(u) Due Diligence. No information or materials are or should have been available to any Note Party as of the Closing Date that are materially inconsistent with the material previously provided to the Requisite Holders for their due diligence review. Each Holder and its counsel shall be satisfied with a due diligence review of each Note Party’s accounting systems and financial controls and material agreements, including, but not limited to, satisfactory review of operating agreements, marketing agreements, transportation agreements, processing agreements and other agreements governing or relating to the Note Parties’ Oil and Gas Properties. Each Holder and its counsel shall be satisfied with a due diligence review of the Issuer and each Guarantor.

(v) No Material Adverse Effect. Since October 20, 2023, no event, circumstance or change shall have occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(w) Funds Flow. Administrative Agent shall have received at least two (2) days prior to the Closing Date a funds flow memorandum (including a sources and uses), in form and substance reasonably satisfactory to the Administrative Agent.

(x) Initial Note Purchase Notice. Administrative Agent shall have received a fully-executed Note Purchase Notice at least five (5) Business Days prior to the Closing Date.

(y) Direction Letters; Letters in Lieu. Administrative Agent shall have received Letters in Lieu and Direction Letters “in blank” with respect to Cash Receipts owed (or expected to be owed) to any Note Party, executed by the applicable Note Party, in such quantity as the Administrative Agent may reasonably request.

(z) Expenses and Liabilities. The Requisite Holders shall be reasonably satisfied (i) with the potential plugging and abandonment liabilities associated with the Note Parties’ Oil and Gas Properties, including, without limitation, the bonding or collateralization obligations of such Note Party associated therewith, (ii) that no amounts are past due under the Related Agreements other than as set forth on Schedule 4.35 and (iii) with the capital expenditure requirements of the Note Parties and the operating expenses and General and Administrative Costs of the Note Parties.

(aa) Release of Liens and Guarantees. The Administrative Agent shall have received duly executed releases in form and substance satisfactory to it and such other documentation, including all possessory collateral, regarding, and evidence of, the release of the Liens and security interests on all assets of the Note Parties not constituting Permitted Liens, and an executed release from any creditor or lender of any Note Party evidencing the full release of the Note Parties from any and all Indebtedness of the Note Parties that is not permitted hereunder.

(bb) Subordination of Operator’s Liens. The Administrative Agent shall have received a duly executed and recordable subordination of operator’s lien from each Affiliate of the Note Parties (other than another Note Party) that is an operator of any Oil and Gas Property, in form and substance satisfactory to the Administrative Agent.

(cc) [Reserved].

(dd) KYC Information. (i) Upon the reasonable request of any Holder made at least five days prior to the Closing Date, the Issuer shall have provided to such Holder the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date and (ii) at least five days prior to the Closing Date, the Issuer, which qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall deliver a Beneficial Ownership Certification in relation to the Issuer and Holdings.

Administrative Agent shall notify the Issuer and the Holders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Holders to purchase Notes hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.6).

3.2 Conditions to Purchase of Additional Tranche A Notes after the Committed Additional Tranche A Funding Date. The obligation of each Holder to purchase any Additional Tranche A Note after the Committed Additional Tranche A Funding Date is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Note Parties set forth in this Agreement and the other Note Documents shall be true and correct in all respects on and as of the date of any such purchase of Additional Tranche A Notes (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b) At the time of and immediately after giving effect to the issuance of such Additional Tranche A Notes and the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing.

(c) The Issuer shall be in pro forma compliance with Section 7.7 upon the issuance of such Additional Tranche A Notes, such compliance to be certified by an Authorized Officer of the Issuer in a certificate delivered to Administrative Agent.

(d) Administrative Agent shall have received each additional document, instrument, legal opinion or item of information reasonably requested by the Requisite Holders, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Note Party may be a party.

(e) No material adverse effect or material adverse disruption shall have occurred affecting the financial, banking or capital markets generally.

(f) The proceeds of such Additional Tranche A Notes will be used solely for capital expenditures comprised of drilling and completion expenses, associated midstream infrastructure, and bolt-on acquisitions of Oil and Gas Properties approved by the Administrative Agent, in each case only to the extent such capital expenditures are made in accordance with the APOD.

(g) The Administrative Agent shall have received an APOD (as it may be revised in accordance with the terms of Section 6.15(b)) and a Reserve Report prepared by an Approved Petroleum Engineer (which Reserve Report shall include, without limitation, estimates of Proved Undeveloped Reserves), in each case in form and substance satisfactory to the Holders in their sole discretion.

(h) The Administrative Agent shall have received a budget or other evidence satisfactory to it showing utilization of the full proceeds of the Parent Equity Contribution.

(i) The maximum amount of all Tranche A Notes purchased under this Agreement shall not exceed $50,000,000.

Each issuance of Additional Tranche A Notes shall be deemed to constitute a representation and warranty by the Issuer on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

3.3 Conditions to Purchase of Supplemental Notes. The terms and conditions under which the Holders might agree to purchase any Supplemental Notes shall be set forth in the Supplement to which such Supplemental Notes may be issued.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

In order to induce Holders to enter into this Agreement and to purchase their respective Notes, each Note Party represents and warrants to Administrative Agent and each Holder, (a) on the Closing Date and (b) on the date of each Note Purchase following the Closing Date, that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification. Each Note Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority, and has (or will have following the end of the Transition Period) all material governmental licenses, authorizations, consents and approvals necessary, to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents and the Related Agreements to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Issuer, to issue the Notes hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations as now conducted, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

4.2 Capital Stock and Ownership. The Capital Stock of each Note Party and each Subsidiary thereof has been duly authorized and validly issued and no such Capital Stock constitutes Disqualified Capital Stock. Except as set forth on Schedule 4.2, there is no existing option, warrant, call, or similar right, commitment or agreement to which any Note Party or Subsidiary thereof is a party requiring, and there is no other Capital Stock of any Note Party or Subsidiary thereof outstanding which upon conversion or exchange would require, the issuance by any Note Party or Subsidiary thereof of any additional membership interests or other Capital Stock of any Note Party or Subsidiary thereof or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any Note Party or Subsidiary thereof. Schedule 4.2 sets forth a true, complete and correct list as of the Closing Date of the name of each Note Party or Subsidiary thereof and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Person. Except as set forth on Schedule 4.2, as of the Closing Date, no Note Party or Subsidiary thereof has any equity investments in any other corporation or entity (other than the ownership by Holdings of Capital Stock of the Issuer).

4.3 Due Authorization. The execution, delivery and performance by the Note Parties of the Note Documents to which they are a party have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action and, if required, shareholder, member and/or partner action, on the part of each Note Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by each Note Party of the Note Documents to which such Note Party is a party do not and will not (a) violate any provision of any material Governmental Requirement applicable to, or in any respect any provision of any of the Organizational Documents of, any Note Party or Subsidiary thereof; (b) conflict in any material respect with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of any Note Party or Subsidiary thereof, other than with respect to agreements evidencing Indebtedness that is being repaid in full on the Closing Date; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Note Party or Subsidiary thereof (other than any Liens created under any of the Note Documents and other Permitted Liens); (d) result in any material default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to any Note Party’s or Subsidiaries’ operations or any of its or their properties or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Note Party or Subsidiary thereof, except for such approvals or consents which have been or will be obtained on or before the Closing Date and except for those third party approvals customarily obtained after the closing of an acquisition of Oil and Gas Properties and disclosed on Schedule 4.4.

4.5 Governmental Consents. Except as set forth on Schedule 4.5, the execution, delivery and performance by each of the Note Parties of the Note Documents to which they are parties and the consummation of the Transactions do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority with respect to a Note Party, except such as have been obtained or made and are in full force and effect, other than (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, (b) filings necessary to maintain perfection of the Collateral, (c) routine filings related to such Note Party and the operating of its business, and (d) such filings as may be necessary in connection with Administrative Agent’s or the Holders’ exercise of remedies hereunder.

4.6 Binding Obligation. Each Note Document has been duly executed and delivered by each Note Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.7 Financial Information. As of the Closing Date, the Note Parties and their Subsidiaries have no material contingent liabilities, long term leases or unusual forward or long term commitments including under any farm-in, exploration or other development agreement that have not been disclosed in writing to Administrative Agent or are not otherwise permitted hereunder. As of the Closing Date, all obligations of Holdings, the Issuer and their Subsidiaries to make material capital expenditures or make capital contributions (other than to another Note Party) have been disclosed to the Holders.

4.8 Projections. On and as of the Closing Date, the projections of the Issuer and its consolidated Subsidiaries for the period from the Closing Date through and including the Maturity Date, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place (the “Projections”), are based on good faith estimates and assumptions made by the management of the Issuer and, as of the Closing Date, the management of the Issuer believed that the Projections were reasonable and attainable (it being understood by the Administrative Agent and the Holders that the Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Note Parties or their Subsidiaries, that no assurances can be given that the Projections will be realized and that actual results may differ materially from the Projections).

4.9 No Material Adverse Effect. Since October 20, 2023, no event, circumstance or change has occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

4.10 No Restricted Junior Payments. Except as reflected on Schedule 4.10, (i) since the Closing Date, neither Holdings, the Issuer nor any of their Subsidiaries has directly or indirectly declared, ordered, paid or made any Restricted Junior Payment or agreed to make any Restricted Junior Payment that would violate Section 7.4 and (ii) no Note Party has, prior to the Closing Date, declared, ordered, paid or made or agreed to declare, order, pay or make any Restricted Junior Payment (other than any Restricted Junior Payment payable pursuant to the Contract Operating Agreement) which is payable on or after the Closing Date.

4.11 Adverse Proceedings, etc. Except as reflected on Schedule 4.11, there are no Adverse Proceedings, individually or in the aggregate, which if adversely determined could reasonably be expected to result in a Material Adverse Effect. No Note Party (a) is in violation of any Governmental Requirement of any Governmental Authority (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that relate to any Note Document, the Material Agreements or any of the Transactions.

4.12 Payment of Taxes. Except as reflected on Schedule 4.12, (a) all material tax returns and reports of each Note Party required to be filed by any of them have been timely filed, (b) all material Taxes shown on such tax returns to be due and payable and all material Taxes, assessments, fees and other governmental charges upon any Note Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due, except those which are being actively contested by such Person in good faith and by appropriate proceedings, which are reflected on Schedule 4.12 to the extent in existence on the Closing Date; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor, (c) the charges, accruals and reserves on the books of Holdings, the Issuer and their Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Issuer, adequate in all material respects, (d) no Liens for Taxes (other than Permitted Liens) exist on any assets of any Note Party, and (e) to the knowledge of Holdings, the Issuer and their Subsidiaries, no claim is being asserted with respect to any material Tax.

4.13 Properties.

(a) Title.

(i) Each Note Party has good and defensible title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report, including the Initial Reserve Report, other than those (x) disposed of since the date of such Reserve Report, (y) leases that have expired in accordance with their terms and (z) with title defects disclosed in writing to the Administrative Agent, and good title to all its material personal Properties (or a valid leasehold interest with respect to all leasehold interests in other real or personal Property), in each case, free and clear of all Liens other than Permitted Liens. After giving full effect to the Permitted Liens, each such Note Party owns at least the net interests in production attributable to its Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, including the Initial Reserve Report (or internally generated engineering data), except to the extent, after the Closing Date, sold or otherwise disposed of since the date of such Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Note Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of its working interest in each Property set forth in the most recently delivered Reserve Report (or internally generated engineering data) that is not offset by a corresponding proportionate increase in such Note Party’s net revenue interest in such Property, other than excesses disclosed in writing to the Administrative Agent and (A) relating to customary provisions of operating agreements requiring parties thereto to pay the operator the share of costs of a defaulting party, (B) resulting from the acquisition of the interest of any non-participating parties pursuant to customary provisions of participation agreements, development agreements, exploration agreements and joint operating agreements, or (C) required in connection with the drilling of an obligation well or pursuant to a carried interest arrangement allowed under the Note Documents;

(ii) All material leases and agreements necessary for the conduct of the business of each Note Party are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default by the Issuer or its Subsidiaries or, to the Issuer’s knowledge, by any other Person, under any such lease or leases; and

(iii) The rights and Properties presently owned, leased or licensed by each Note Party including, without limitation, all easements and rights of way, include all rights and Properties reasonably necessary to permit such Note Party to conduct its business in all material respects.

(b) Oil and Gas Properties. Each Note Party’s Oil and Gas Properties evaluated in the most recently delivered Reserve Report, including the Initial Reserve Report, other than those disposed of since the date of such Reserve Report, (and related Facilities) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all material Governmental Requirements and in conformity in all material respects with the provisions of all material leases, subleases or other contracts comprising a part of such Note Party’s Hydrocarbon Interests and other material contracts and agreements forming a part of such Oil and Gas Properties of such Note Party. Specifically in connection with the foregoing, (i) no Oil and Gas Property of any Note Party evaluated in the most recently delivered Reserve Report, including the Initial Reserve Report, but excluding those disposed of since the date of such Reserve Report, is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) except as could not reasonably be expected to have a Material Adverse Effect, none of the wells comprising a part of any Note Party’s Oil and Gas Properties is deviated from the vertical by more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, or otherwise are legally located within, such Note Party’s Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties).

(c) Each Note Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Note Party either owns or has valid licenses or other rights to use all material databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in the conduct of its business, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

4.14 Environmental Matters. Except for such matters as set forth on Schedule 4.14 or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) Each Note Party’s operations on the Oil and Gas Properties (and to the knowledge of the Note Parties, all Oil and Gas Properties) are, and during the preceding five (5) years have been, in compliance with all applicable Environmental Laws.

(b) The Note Parties have obtained all Environmental Permits required for the operations of their respective Oil and Gas Properties as currently conducted, with all such Environmental Permits being currently in full force and effect, and, to the knowledge of the Note Parties, no Note Party has received any notice that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c) Except as has been fully resolved, there are no claims, demands, suits, orders, investigations, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Issuer’s knowledge, threatened against any Note Party or any Note Party’s Oil and Gas Properties or as a result of any operations at such Properties.

(d) None of the Properties of any Note Party contain or, or to the knowledge of the Note Parties, have contained any: (i) asbestos-containing materials in violation of Environmental Law; (ii) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (iii) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law. To the knowledge of the Note Parties, none of the Properties contain any underground storage tanks, landfills or dumps.

(e) There has been no Release or, to the Note Parties’ or their Subsidiaries’ knowledge, threatened Release, of Hazardous Materials at, on, under or from any Note Party’s or any Subsidiary’s Properties that is required by Environmental Law to be reported to any Governmental Authority or that would materially adversely affect the Properties (individually or cumulatively with any other Release). There are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials currently required under applicable Environmental Laws at such Properties; and, to the knowledge of the Issuer and its Subsidiaries, none of such Properties are currently adversely affected or threatened by any Release or threatened Release of a Hazardous Material originating or emanating from any other real Property.

(f) No Note Party nor, to the knowledge of the Note Parties, any operator of any Note Party’s Oil and Gas Properties, has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Note Party’s Properties.

(g) There has been no exposure of any natural Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any Note Party’s Oil and Gas Properties that would reasonably be expected to form the basis for a claim for damages or compensation.

(h) The Note Parties have provided to Administrative Agent complete and correct copies of all nonprivileged material environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in the Issuer’s or its Affiliates’ possession or control and relating to any Note Party’s or their Subsidiaries’ Oil and Gas Properties or operations thereon.

4.15 No Defaults.

(a) Except as reflected on Schedule 4.15, immediately after giving effect to this Agreement and the use of proceeds of the Initial Tranche A Notes, no Note Party is in default in any material respect in the performance, observance or fulfillment of the obligations, covenants or conditions contained in its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default.

(b) No Default or Event of Default has occurred and is continuing.

4.16 Material Contracts. Schedule 4.16 (as the same may be updated from time to time in writing by the Issuer, and such schedule shall be deemed updated upon the delivery of any notice pursuant to Section 6.1(m)) contains a true, correct and complete list of all the Material Contracts of each Note Party. All such Material Contracts are in full force and effect (other than any Material Contract that has expired in accordance with its terms or been disposed of or terminated pursuant to a transaction permitted hereunder) and no Note Party is in default in any material respect thereunder (other than as described in Schedule 4.16 or disclosed to the Administrative Agent pursuant to Section 6.2(e)).

4.17 Governmental Regulation. No Note Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness (other than Regulation X of the Board of Governors of the Federal Reserve System) or which may otherwise render all or any portion of the Obligations unenforceable. No Note Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock. No Note Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Notes issued by such Note Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19 Employee Matters. Each Note Party has good labor relations, except to the extent that the failure to do so would not reasonably be expected to be materially adverse to the Note Parties. The Note Parties, and their respective employees, agents and representatives, have not committed any material unfair labor practice as defined in the National Labor Relations Act, except as would not reasonably be expected to be materially adverse to the Note Parties. No Note Party has been or is engaged in any unfair labor practice, except as would not reasonably be expected to be materially adverse to the Note Parties. Except as would not reasonably be expected to be materially adverse to the Note Parties, there has been and is (a) no unfair labor practice charge or complaint pending against any Note Party, or to the knowledge of the Note Parties, threatened in writing against any of them before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against any Note Party, or to the knowledge of the Note Parties, threatened in writing against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or, to the knowledge of the Issuer, threatened against, involving or affecting any Note Party, (c) no labor union, labor organization, trade union, works council, or group of employees of any Note Party that has made a pending demand for recognition or certification, and no representation or certification proceedings or petitions seeking a representation proceeding that is presently pending or, to the knowledge of the Note Parties, threatened in writing to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (d) to the knowledge of the Note Parties, no union representation question existing, or labor union organizing activity, with respect to any employees of any Note Party.

4.20 Employee Benefit Plans. Except as would not reasonably be expected to be materially adverse to the Note Parties: (a) Holdings, Issuer, their Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects, and (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified, and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments) or the Internal Revenue Service has been or is expected to be incurred by any Note Party (including on account of any of their ERISA Affiliates) with respect to any Pension Plan. Except as has not been, or as would not reasonably be expected to be, materially adverse to the Note Parties, no ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, or otherwise funded entirely by the participants thereof, or as would not reasonably be expected to be materially adverse to the Note Parties, no Employee Benefit Plan provides health or life insurance benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, Issuer, or any its Subsidiaries or any of their respective ERISA Affiliates. None of Holdings, Issuer, or any of its Subsidiaries has incurred any material liability (including on account of any of their respective ERISA Affiliates) under Title IV of ERISA that has not been satisfied in full.

4.21 Brokers. No broker’s or finder’s fee or commission will be payable by any Note Party with respect hereto or to any of the Transactions other than as set forth on Schedule 4.21.

4.22 Solvency. The Note Parties on a consolidated basis are, and, upon the incurrence of any Note Purchase by the Issuer on any date on which this representation and warranty is made, will be, Solvent.

4.23 Related Agreements. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Note Party (or Affiliate of any Note Party) in any Related Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates). Notwithstanding anything in any Related Agreement to the contrary, the representations and warranties of each Note Party set forth in this Section 4.23 shall, solely for purposes hereof, survive the termination of such Related Agreement for the benefit of Administrative Agent and the Holders.

4.24 Disclosure. None of the reports, financial statements or certificates furnished to Administrative Agent and the Holders by or on behalf of any Note Party for use in connection with the Transactions (other than projections, forecasts, or pro forma financial information) contains any untrue statement of a material fact or omits to state a material fact (known to the Note Parties, in the case of any document not furnished or prepared by them) necessary in order to make the statements contained herein or therein not misleading as of the time when made or delivered in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Issuer to be reasonable at the time made, it being understood (a) that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Note Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate and (b) that any such projections and pro forma financial information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Notes Parties or their Subsidiaries, that no assurances can be given that such projections or pro forma financial information will be realized and that actual results may differ materially from such projections and pro forma financial information. There are no agreements, instruments and corporate or other restrictions to which any Note Party is subject, and there are no facts known (or which should upon the reasonable exercise of diligence be known) to the Note Parties (other than matters of a general economic nature), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or cause the Holders increased risk that the Notes will not be repaid and that have not been disclosed herein or in such other documents, certificates and statements furnished to Administrative Agent and the Holders for use in connection with the transactions contemplated hereby. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.25 Insurance. The Properties of the Note Parties and the operators of any Oil and Gas Properties of any Note Party where such Note Party is the operator and to the knowledge of the Note Parties, the operators of any Oil and Gas Properties of any Note Party where any Note Party is not the operator are adequately insured in compliance with the requirements of Section 6.6. Schedule 4.25 sets forth a list of all insurance maintained by or on behalf of the Note Parties as of the Closing Date and, as of the Closing Date, all premiums in respect of such insurance have been paid as and when required under the applicable policies.

4.26 Separate Entity. Holdings, the Issuer and each other Note Party (a) has taken all necessary steps to maintain the separate status and records of the Note Parties, on a consolidated basis,(b) does not commingle any accounts or assets with any other Person (other than any Note Party), (c) maintains separate financial statements from all other Persons (other than the other Note Parties), (d) has not assumed or guaranteed the debts, liabilities or obligations of others (other than any Note Party), except to the extent expressly permitted hereunder, (e) holds itself out to the public and creditors as an entity separate from all other Persons (other than the other Note Parties), (f) has not committed any fraud or misuse of the separate entity legal status, (g) has not maintained its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its Capital Stock holders or Affiliates (other than another Note Party), (h) has not taken any action that would reasonably be expected to cause it to become insolvent, (i) has not failed to hold appropriate meetings (or act by unanimous written consent) to authorize all appropriate actions, or failed in authorizing such actions, to observe all formalities required by the laws of the State of Delaware (or such other jurisdiction of its organization, as applicable), relating to limited liability companies (or its legal entity type, as applicable), or failed to observe all formalities required by its Organizational Documents in any material respect and (j) has not held itself out to be responsible for the debts of another Person (other than any Note Party), except to the extent expressly permitted hereunder; provided, that Holdings, the Issuer, or any other Note Party that is treated as a disregarded entity for U.S. federal income or other applicable tax purposes shall not, solely by virtue of such treatment and any consequences resulting from such treatment, constitute a breach of any clause of this Section 4.26.

4.27 Security Interest in Collateral. The provisions of the Collateral Documents create legal and valid Liens on all the Collateral on which a Lien may be created under applicable law in favor (or for the benefit) of the Administrative Agent and the other Secured Parties, and in the case of Liens which may be perfected by filing a financing statement, when financing statements in appropriate form are filed in the appropriate office, such Liens constitute perfected and continuing First Priority Liens on such Collateral (subject to Permitted Liens), securing the Obligations, enforceable against the applicable Note Party, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.28 Covered Person Transactions. Except (i) as disclosed in Schedule 4.28, (ii) the Related Agreements, (iii) the Note Documents, and (iv) the Organizational Documents of Holdings, there are no existing or proposed material agreements, arrangements, understandings, or transactions between any Note Party or Subsidiary thereof on the one hand, and any Covered Person on the other hand. Except as disclosed on Schedule 4.28(a), no Covered Person is directly or indirectly indebted to or has any direct or indirect ownership, partnership, or voting interest in any Note Party. Except as disclosed on Schedule 4.28(b), to the knowledge of the Note Parties, as of the Closing Date, no Covered Person owns a controlling interest in any other Person that competes with any Note Party. To the knowledge of the Note Parties, none of the Note Parties or their Subsidiaries are party to any material arrangement or understanding, regardless of whether such arrangement has been formalized, whereby (a) services or the sale of any Property are provided by a Covered Person on terms more favorable than that provided to the applicable Note Party for similar services or (b) any Covered Person provides any Note Party or Subsidiary thereof with services related to the gathering and processing of Hydrocarbons.

4.29 Swap Agreements. Schedule 4.29, as of the date hereof, and, after the date hereof, the report most recently delivered by the Issuer pursuant to Section 6.1(o)(ii), as of the date of delivery thereof, sets forth a true and complete list of all Swap Agreements of the Note Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated Net Mark-to-Market Exposure thereof and the counterparty to each such agreement.

4.30 Permits, Etc. Except as disclosed in Schedule 4.30, each Note Party has, and is in compliance in all material respects (including recordkeeping) with, all material Governmental Authorizations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person and, to the knowledge of the Note Parties, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Governmental Authorization, and there is no written claim that any thereof is not in full force and effect.

4.31 Names and Places of Business. As of the Closing Date, no Note Party has, during the preceding five years, been known by, or used any other trade or fictitious name, except as disclosed in Schedule 4.31. As of the Closing Date, the chief executive office and principal place of business of each Note Party is located at the address of such Person set out in Schedule 4.31. As of the Closing Date, except as indicated in Schedule 4.31, no Note Party has had any other office or place of business within the past 5 years. Each such Person’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and Federal Taxpayer Identification Number (if any) is stated on Schedule 4.31 (or as set forth in a notice delivered pursuant to Section 6.1(m)).

4.32 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 4.32, and thereafter either disclosed in writing to Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Issuer represents that it or the applicable Note Party is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and is not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable by the applicable Note Party on 60 days’ notice or less without penalty or detriment for the sale of production from any Note Party’s Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date of such agreement. Except as set forth in Schedule 4.32, none of the Oil and Gas Properties of any Note Party is subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of 30 days, and in the case of gas, not in excess of 60 days).

4.33 Right to Receive Payment for Future Production. Except as set forth in Schedule 4.33, no Operated Oil and Gas Property is subject to any “take or pay”, gas imbalances (in excess of one-half bcf of gas (on an Mcf equivalent basis)) or other similar arrangement (a) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (b) as a result of which production from any Operated Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties. Since the date of this Agreement, no material changes have occurred in such overproduction or underproduction except those that have been reported as required pursuant to Section 6.1. No Cash Receipts in excess of one percent (1%) of the Cash Receipts in any Fiscal Year of the Proved Reserves of any Note Party is subject to any regulatory refund obligation and no facts exist which would reasonably be expected to cause the same to be imposed.

4.34 [Reserved].

4.35 Related Agreement Obligations. Except as set forth on Schedule 4.35, as of the Closing Date, no amounts are past due under any Related Agreement by any Note Party.

4.36 Private Offering. Neither the Issuer nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holders, each of which has been offered the Notes at a private sale for investment. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

SECTION 5.

REPRESENTATIONS OF HOLDERS.

Each Holder severally represents and warrants to the Issuer that: (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect, or a Qualified Institutional Buyer (as defined in Rule 144A promulgated under the Securities Act, as presently in effect); (b) it is acquiring Notes for its own account or for one or more accounts for which it is acting as a fiduciary or agent, and is not acquiring Notes with a view to any resale, distribution or other disposition in violation of federal or state securities laws; (c) it understands that the Notes and the issuance thereof have not and will not be registered under the Securities Act or the securities laws of any country or state, the Notes may not be offered or sold unless so registered or pursuant to an exemption from registration or in circumstances where neither such registration or exemption is required by law, and the Issuer is not required to register the Notes; (d) it has received or had access to information concerning Holdings, Issuer and its Subsidiaries, and has had the opportunity to ask questions to and receive answers from management of the Note Parties, as it has considered necessary regarding its decision to purchase Notes; (e) it is not purchasing the Notes as a result of any advertisement, article, notice or other communication regarding the Notes published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement; (f) it has such knowledge and experience in financial and business matters as to enable it to evaluate the merits and risks of entering into this Agreement and purchasing the Notes, and acknowledges that it is aware of the characteristics of the Notes and the risks relating to an investment therein; (g) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (h) has all requisite power and authority to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby; (i) the execution, delivery and performance of the Note Documents will not violate any provision of any material Governmental Requirement applicable to such Holder and have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action and, if required, shareholder, member and/or partner action, on the part of each Holder that is a party thereto; and (j) each Note Document has been duly executed and delivered by each Holder that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

SECTION 6.

AFFIRMATIVE COVENANTS

Each Note Party covenants and agrees that until payment in full in cash of the Obligations (other than contingent obligations for which no claim has been asserted) and termination of all Commitments, such Person shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports.

Unless otherwise provided below, the Issuer will deliver to Administrative Agent (for delivery to the Holders):

(a) Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month, commencing with the first full month ending after the Closing Date, reports setting forth estimated productions amounts, revenue, LOEs and Consolidated Capital Expenditures of the Note Parties with respect to the Oil and Gas Properties for such month and for the period from the beginning of the then-current Fiscal Year to the end of such month, all in reasonable detail.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2024, the consolidated balance sheets of Issuer and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, members’ equity and cash flows of the Issuer and its consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter, setting forth, commencing with the quarterly financial statements for March 31, 2025, in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto.

(c) Annual Financial Statements. As soon as available, but in no event more than one hundred twenty (120) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2024, (i) the consolidated balance sheets of Issuer and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, members’ equity and cash flows of the Issuer and its consolidated Subsidiaries for such Fiscal Year, setting forth, commencing with the annual financial statements for Fiscal Year ending 2025, in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail; and (ii) with respect to such financial statements a report thereon by independent certified public accountants of recognized regional or national standing selected by Issuer and reasonably satisfactory to the Administrative Agent, which shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Issuer and its Subsidiaries as at the dates indicated and that the results of their operations and their cash flows for the periods indicated are in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and without adverse reference to going concern value and without qualification (other than a going concern statement, explanatory note, or like qualification resulting solely from (i) the maturity date of any indebtedness occurring within twelve (12) months from the time such opinion is delivered or (ii) any prospective, projected, or anticipated (but not actual) breach of any financial maintenance covenant on a future date or in a future period); and the Issuer will deliver unaudited draft versions of such financial statements within ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2024.

(d) Daily Reports; SCADA Access. By 5:00 p.m. (Houston time) (i) on each Business Day, a copy or electronic copy of all drilling and recompletion reports in respect of the previous Business Day and (ii) the Administrative Agent shall be granted full access to the Note Parties’ SCADA production system.

(e) Compliance Certificate. Together with each delivery of quarterly and audited financial statements of Issuer and its consolidated Subsidiaries pursuant to Sections 6.1(b) and 6.1(c), a duly executed and completed Compliance Certificate.

(f) Notice of Litigation. Prompt written notice (but, in any event, within three (3) Business Days) of (i) the receipt by any Note Party of the institution of, or threat in writing of, any Adverse Proceeding not previously disclosed in writing by the Issuer to Holders which, if adversely determined, would reasonably be expected to result in liabilities in excess of $500,000, or (ii) any material development in any Adverse Proceeding previously required to be disclosed hereunder.

(g) ERISA. (i) The occurrence of or forthcoming occurrence of any ERISA Event that has caused, or would reasonably be expected to result in, liability of Holdings, the Issuer or any of its Subsidiaries (including on account of any of their ERISA Affiliates) in excess of $500,000, a prompt written notice (but, in any event, within three (3) Business Days) specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or, to the knowledge of the Issuer or any other Note Party, threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) if requested by the Requisite Holders, with reasonable promptness (but, in any event, within three (3) Business Days), copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, the Issuer or any of its Subsidiaries with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by Holdings, the Issuer or any of its Subsidiaries from a Multiemployer Plan sponsor concerning an ERISA Event that has caused, or would reasonably be expected to result in, liability of Holdings, the Issuer or any of its Subsidiaries in excess of $500,000; and (C) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Requisite Holders shall reasonably request.

(h) Financial Plan. Concurrently with the delivery of audited financial statements pursuant to Section 6.1(c), a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Notes, including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Issuer and its consolidated Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Issuer and its consolidated Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance (or non-compliance) with the requirements of Section 7.7 through the final maturity date of the Notes, and (iv) forecasts demonstrating adequate (or inadequate) liquidity through the final maturity date of the Notes, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and detail reasonably satisfactory to the Administrative Agent and accompanied by a certificate of a Financial Officer certifying that the projections contained therein are based upon good faith estimates and assumptions believed to be reasonable at the time made and at the time of delivery thereof (it being understood by the Administrative Agent and the Holders that any such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Notes Parties or their Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

(i) Certificate of Insurer. Concurrently with the delivery of audited financial statements pursuant to Section 6.1(c), a certificate of insurance coverage from each insurer or its authorized agent or broker with respect to the insurance required by Section 6.6.

(j) Notice of Change in Board of Directors. Promptly, written notice of any change in the board of directors (or similar governing body) of any Note Party.

(k) Board of Directors Materials. Promptly following any request therefor, such materials and minutes prepared for and distributed in connection with meetings of or actions taken by the directors or managers of Holdings and the Issuer that are related to the financial condition of Holdings, the Issuer and their Subsidiaries or any Indebtedness of the Note Parties or their Subsidiaries; provided that the Note Parties shall not be required to deliver any such materials or minutes to the same extent that it would not be required to deliver the same to an observer pursuant to Section 6.14.

(l) Notice Regarding Material Contracts. Promptly, and in any event within five (5) Business Days (i) after any Material Contract of any Note Party is terminated (other than at the end of its stated term) or amended in any material respect and (ii) after any new Material Contract is entered into, a written statement describing such event and an explanation of any actions being taken with respect thereto.

(m) Information Regarding Collateral. The Issuer will furnish to Administrative Agent written notice at least thirty (30) days prior to the occurrence of any change in any Note Party’s (i) organizational name, (ii) identity or organizational structure or (iii) Federal Taxpayer Identification Number. The Issuer agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or other applicable law or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. The Issuer will furnish to Administrative Agent prompt written notice of the Issuer’s or any Note Party’s knowledge of any Lien or claims made or asserted against any Collateral or interest therein (other than Permitted Liens) or any enforcement action in respect of such Liens. The Issuer also agrees promptly to notify Administrative Agent in writing if any material Collateral is lost, materially damaged or destroyed.

(n) Aging Reports. Together with each delivery of quarterly and audited financial statements of the Issuer and its consolidated Subsidiaries pursuant to Sections 6.1(b) and 6.1(c), (i) a summary of the accounts receivable aging report of each Note Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Note Party as of the end of such period, in each case in form and detail reasonably satisfactory to Administrative Agent.

(o) Swap Agreements.

(i) As soon as practicable and in any event within five (5) days of the occurrence thereof, written notice of any Note Party’s entry into a Swap Agreement or the termination (other than at the end of its stated term) or modification of any Swap Agreement by any party thereto; provided that this clause shall not permit any Note Party to enter into or terminate or modify a Swap Agreement not otherwise permitted by this Agreement or any other Note Document.

(ii) Together with each delivery of quarterly and audited financial statements of Issuer and its consolidated Subsidiaries pursuant to Sections 6.1(b) and 6.1(c), a report from the Issuer setting forth a true and complete list of all Swap Agreements of the Note Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated Net Mark-to-Market Exposure thereof and the counterparty to each such agreement.

(p) Reserve Reports; Engineering Data.

(i) By March 15th of each year (or, if such day is not a Business Day, the next Business Day thereafter), commencing with March 15, 2024, a Reserve Report prepared as of the immediately preceding December 31st, concerning the Note Parties’ Oil and Gas Properties. This Reserve Report must be prepared by one or more Approved Petroleum Engineers. The Requisite Holders may (at the Holders’ expense so long as no Default or Event of Default then exists, in which case it will be at Issuer’s expense) request additional Reserve Reports from time to time prepared by such Approved Petroleum Engineers. Each Reserve Report shall distinguish (or shall be delivered together with a certificate from a Financial Officer which distinguishes) those Oil and Gas Properties treated in the report which are a Note Party’s Oil and Gas Properties from those properties treated in the report which are not a Note Party’s Oil and Gas Properties.

(ii) By August 15th of each year (or, if such day is not a Business Day, the next Business Day thereafter), commencing with August 15, 2024, a Reserve Report prepared by an Approved Petroleum Engineer or internally generated engineering data as of the immediately preceding July 1st. Such internally generated engineering data shall be in form and substance sufficient (as determined by the Administrative Agent) for a petroleum engineer to prepare a Reserve Report in accordance with the procedures used in the immediately preceding December 31st Reserve Report.

(iii) With the delivery of each Reserve Report or internally generated engineering data, the Issuer shall provide to Administrative Agent (for distribution to the Holders) a certificate from an Authorized Officer certifying that: (A) the factual information provided to the Approved Petroleum Engineers for purposes of the Reserve Report and any other factual information provided to the Approved Petroleum Engineers in connection therewith is true and correct in all material respects (or in the case of any internally generated engineering data prepared by the Issuer, the information contained in such data and any other information delivered in connection therewith is true and correct in all material respects), (B) except as set forth on an exhibit to the certificate, each Note Party owns good and defensible title to its Oil and Gas Properties evaluated in such Reserve Report (or such internally generated engineering data), and such Properties are free of all Liens except for Permitted Liens, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances in excess of an aggregate amount equal to the sum of (i) the Unit Acquisition Imbalance plus (ii) 50,000 Mcf of gas (on an Mcf equivalent basis), take or pay or other prepayments with respect to the Operated Oil and Gas Properties evaluated in such Reserve Report (or such internally generated engineering data) which would require any Note Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) except as set forth on an exhibit to the certificate, none of any Note Party’s Oil and Gas Properties evaluated in such Reserve Report have been sold since the date of the last Reserve Report (or the most recently delivered internally generated engineering data), (E) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report (or most recently delivered internally generated engineering data), (F) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Reports (or such internally generated engineering data) that are mortgaged Properties and specifying the percentage of (1) the total value of such Oil and Gas Properties and (2) the Proved Reserves included in such Reserve Report (or such internally generated engineering data), in each case, that the mortgaged Properties represent, and (G) attached thereto is a list of all persons purchasing Hydrocarbons from any Note Party as of the date of the Reserve Report (or internally generated engineering data).

(iv) Prior to commencing any drilling activities with respect to any new wells in respect of Oil and Gas Properties owned by any Note Party not contemplated by the then existing APOD, the Issuer shall provide to the Administrative Agent and the Holders a revised APOD in accordance with the terms of Section 6.15(b) and, to the extent not previously provided to the Administrative Agent and the Holders, a Reserve Report prepared by an Approved Petroleum Engineer or internally generated engineering data in respect of such new wells (which Reserve Report or internally generated engineering data includes, without limitation, estimates of Proved Undeveloped Reserves), each of which shall be subject to review by and consent by the Requisite Holders in their sole discretion.

(q) Title Information.

(i) On or before the delivery to Administrative Agent and the Holders of each Reserve Report (or internally generated engineering data) required by Section 6.1(p), the Issuer will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering Oil and Gas Properties of each Note Party, representing at least 85% of the PV10 of the Proved Reserves of the Note Parties reflected in the Reserve Report (or internally generated engineering data) most recently delivered to Administrative Agent, to the extent that such title information was not previously delivered.

(ii) If the Issuer has provided title information under this Section 6.1(q), the Issuer shall, within thirty (30) days of notice from Administrative Agent that title defects or exceptions exist, either (A) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 7.2 raised by such information (or if such title defects or exceptions cannot be cured within such period, then to begin to diligently pursue such cure during such period and continue pursuing such cure for an additional 90 day period during which time such defects or exceptions shall be cured), or (B) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that Administrative Agent shall have received, together with title information previously delivered to Administrative Agent (including any curative title information), reasonably satisfactory evidence that no such title defects or exceptions exist.

(r) Oil and Gas Properties. Within forty-five (45) days after the end of each Fiscal Quarter, with respect to Oil and Gas Properties operated by the Issuer, or within ten (10) days of being provided the same from the operator of any Oil and Gas Properties, with respect to Oil and Gas Properties not operated by the Issuer, a report in detail reasonably acceptable to the Administrative Agent with respect to the Oil and Gas Properties of each Note Party during such month:

(i) setting forth as to each well being drilled, completed, reworked or other similar procedures, the actual versus estimated cost breakdown (for all activities, including dry hole and completion activities) for such well; and

(ii) describing all leases (including costs) acquired during the preceding Fiscal Quarter and whether such lease has been mortgaged pursuant to a Collateral Document.

(s) Other Information. (i) Promptly after submission to any Governmental Authority, all material documents and information furnished to such Governmental Authority in connection with any investigation of any Note Party (other than any routine inquiry), (ii) promptly upon receipt thereof, copies of all management reports submitted to any Note Party by its auditors in connection with any audit of the books thereof, (iii) such other information and data with respect to any Note Party as from time to time may be reasonably requested by the Administrative Agent and (iv) such information and documentation reasonably requested by the Administrative Agent or any Holder for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

(t) Quarterly G&A Report. Together with each delivery of quarterly and audited financial statements of the Issuer and its consolidated Subsidiaries pursuant to Sections 6.1(b) and 6.1(c),the Issuer shall provide a reasonably detailed description of the General and Administrative Costs of the Note Parties incurred during the Fiscal Quarter (or the last Fiscal Quarter) covered by such financial statements, in each case in form and detail reasonably satisfactory to the Administrative Agent.

(u) Quarterly Cash Forecast. Within 45 days after the end of each Fiscal Quarter of the Issuer, a 3-Month Cash Forecast for the succeeding 3-month period.

6.2 Notice of Material Events. Each Note Party will furnish to Administrative Agent prompt written notice (but, in any event, within three (3) Business Days) of the following:

(a) (i) any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Note Party with respect thereto; (ii) that any Person has given any notice to any Note Party or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) the occurrence of any event or change that has caused or would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Issuer has taken, is taking and proposes to take with respect thereto.

(b) the filing or commencement of, or the receipt of a threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Note Party not previously disclosed in writing (including in the Schedules hereto) to Administrative Agent that has caused or would reasonably be expected to result in, liability in excess of $500,000 or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to Administrative Agent;

(c) the filing or commencement of any action, suit, proceeding, or arbitration by or on behalf of any Note Party claiming or asserting damages in favor of such Note Party valued in excess of $500,000;

(d) the occurrence of any ERISA Event that, individually, would reasonably be expected to result in liability of any Note Party in an aggregate amount exceeding $500,000;

(e) the occurrence of any material default under any Material Contract or any Related Agreement;

(f) the acquisition of any asset or assets with a value in excess of $500,000;

(g) receipt of any incident of noncompliance or similar notice from a Governmental Authority which would cost $500,000 or more to remediate;

(h) any other development that results in, or would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect; and

(i) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

6.3 Separate Existence. Each Note Party will (a) take all necessary steps to maintain the separate entity and records of the Note Parties, on a consolidated basis, (b) not commingle any accounts or assets with any other Person (other than any Note Party), (c) maintain separate financial statements from all other Persons (other than the other Note Parties), (d) not assume or guarantee the debts, liabilities or obligations of others (other than any Note Party), except to the extent expressly permitted hereunder, (e) hold itself out to the public and creditors as an entity separate from all other Persons (other than the other Note Parties), (f) not commit any fraud or misuse of the separate entity legal status, (g) not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its Capital Stock holders or Affiliates (other than another Note Party), (h) not take any action that would reasonably be expected to cause it to become insolvent, (i) not fail to hold appropriate meetings (or act by unanimous written consent) to authorize all appropriate actions, or fail in authorizing such actions to observe all formalities required by the laws of the State of Delaware (or such other jurisdiction of its organization, as applicable), or fail to observe all formalities required by its Organizational Documents in any material respect, (j) not hold itself out to be responsible for the debts of another Person (other than another Note Party), except to the extent expressly permitted hereunder, and (k) not change (or permit to be changed) its status as a domestic partnership or disregarded entity for United States federal tax purposes; provided, that Holdings, the Issuer, or any other Note Party that is treated as a disregarded entity for U.S. federal income or other applicable tax purposes shall not, solely by virtue of such treatment and any consequences resulting from such treatment, constitute a breach of any clause of this Section 6.3.

6.4 Payment of Taxes and Claims. Each Note Party will file (a) all material tax returns required to be filed by it in any jurisdiction, (b) pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and (c) pay all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and/or that by law have or could reasonably be expected to become a Lien (other than a Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Note Party will file or consent to the filing of any consolidated U.S. federal income tax return with any Person (except that the Issuer may file a consolidated return with its Subsidiaries). For the avoidance of doubt, a disregarded entity shall not be deemed to file a consolidated U.S. federal income tax return with its parent for purposes of the preceding sentence.

6.5 Operation and Maintenance of Properties. Each Note Party, at its own expense, will:

(a) operate its Oil and Gas Properties and other Properties or cause such Oil and Gas Properties and other Properties to be operated in accordance with the practices of the industry and in compliance with all applicable material contracts and agreements and in compliance in all material respects with all Governmental Requirements of all applicable Governmental Authorities, including, without limitation, applicable proration requirements and Environmental Laws, and all Governmental Requirements of every other Governmental Authority from time to time with the authority to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to do so would not reasonably be material to any Note Party;

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties, including, without limitation, all equipment, machinery and facilities, material to the conduct of its business; and

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties and do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, other than delay rentals and royalty payments owing (or assumed to be owing) to third parties that are not Affiliates of the Note Parties suspended in the ordinary course of business.

In the event any of the Oil and Gas Properties are not operated by any Note Party or an Affiliate of any Note Party, then the applicable Note Party shall use its commercially reasonable efforts to cause any third party operator to comply with the provisions of this Section 6.5.

6.6 Insurance. Each Note Party will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, and third party property all risk damage insurance, in each case, with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Note Parties as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Subject to Section 6.21, each such policy of insurance shall (a) contain loss payable clauses or provisions in each such insurance policy or policies that are 438BTU or equivalent endorsements in favor of and made payable to Administrative Agent as its interests may appear and (b) name Administrative Agent and the Holders as “additional insureds” and provide that the insurer will endeavor to give no less than 30 days’ prior written notice of any cancellation to Administrative Agent (10 days for non-payment). Subject to Section 6.21, such endorsement shall be further endorsed to show that each Note Party waives the right (and each Note Party does hereby so waive) and each Note Party shall use reasonable efforts to cause its insurers to waive the right, to subrogate against the Holders. Each such policy shall be primary and not excess to or contributing with any insurance or self-insurance maintained by any Holder.

6.7 Books and Records; Inspections. Each Note Party will (a) keep adequate books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Administrative Agent on behalf of all Holders (including employees of Administrative Agent or any consultants, accountants, lawyers and appraisers retained by Administrative Agent) to visit and inspect any of the properties of any Note Party, to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing, in which case no such prior notice shall be required) and as often as may reasonably be requested (but no more than two such inspections per calendar year shall be at the expense of the Note Parties unless a Default or an Event of Default has occurred and is continuing), and by this provision the Note Parties authorize such accountants to discuss with Administrative Agent and such representatives the affairs, finances and accounts of each Note Party, subject to Section 10.17. The Note Parties acknowledge that Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Holders certain reports pertaining to the Note Parties’ assets for internal use by Administrative Agent and the Holders.

6.8 Compliance with Laws. Each Note Party will comply, and shall cause each of its Subsidiaries and controlled Affiliates that operate any of its assets to comply, and will use commercially reasonable efforts to cause all other Persons (including any operator that is not a controlled Affiliate), if any, on or occupying any Facilities or any Oil and Gas Properties to comply, with the requirements of all applicable Governmental Requirements of any Governmental Authority (including all Environmental Laws), except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.9 Environmental.

(a) Environmental Disclosure. The Issuer will deliver to Administrative Agent:

(i) as soon as practicable following receipt thereof by any Note Party, copies of all nonprivileged environmental audits, investigations, analyses and reports, whether prepared by personnel of any Note Party or by independent consultants on behalf of any Note Party, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or any Oil and Gas Properties of any Note Party or with respect to any Environmental Claims, except where any such environmental matter or Environmental Claim would not reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, to the extent reasonably expected to have a Material Adverse Effect, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by any Note Party or any other Person in response to (1) any Hazardous Materials Activities, the existence of which has a reasonable possibility of resulting in one or more Environmental Claims, or (2) any Environmental Claims and (C) any Note Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility or any Oil and Gas Property that would reasonably be expected to cause such Facility or such Oil and Gas Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by any Note Party or any operator, a copy of any and all material, written communications with respect to (A) any Environmental Claims, (B) any Release required to be reported to any federal, state or local Governmental Authority, and (C) any written request for information from any Governmental Authority that suggests such agency is investigating whether any Note Party may be potentially responsible for any Hazardous Materials Activity, in each case of (A) – (C), to the extent any Environmental Claim, Release or written request would reasonably be expected to have a Material Adverse Effect; and

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by any Note Party that could reasonably be expected to (1) expose any Note Party to, or result in, Environmental Claims or (2) adversely affect the ability of any Note Party to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by any Note Party to modify current operations in a manner that would reasonably be expected to subject any Note Party to any additional obligations or requirements under any Environmental Laws, in each case of (A) - (B), to the extent any such Environmental Claim, adverse effect, or obligation or requirement would reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials Activities, Etc. Each Note Party shall promptly take, and shall use commercially reasonable efforts to cause each operator promptly to take, any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by such Person, and (ii) make an appropriate response to any Environmental Claim against such Person and discharge any obligations it may have to any Person thereunder, except to the extent such failure to cure or Environmental Claim would not reasonably be expected to have a Material Adverse Effect.

(c) Right of Access and Inspection. With respect to any event described in Section 6.9(a) or if an Event of Default has occurred and is continuing:

(i) Administrative Agent and its representatives shall have the right, but not the obligation or duty, upon reasonable notice (so long as no Event of Default has occurred and is continuing, in which case no such prior notice shall be required) to enter the applicable Oil and Gas Properties at reasonable times for the purposes of visually observing the applicable Oil and Gas Properties. Such access shall include, at the reasonable request of Administrative Agent, access to relevant nonprivileged documents and employees of each Note Party and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue. If an Event of Default has occurred and is continuing, the Note Parties shall conduct such tests and investigations on the Oil and Gas Properties of the affected Note Party or relevant portion thereof, as reasonably requested in writing by Administrative Agent, including the preparation of a Phase I Report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If an Event of Default has occurred and is continuing, and if a Note Party does not undertake such tests and investigations in a reasonably timely manner following the request of Administrative Agent, Administrative Agent may hire an independent engineer, at the Note Parties’ expense, to conduct such tests and investigations. Administrative Agent will make all reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Oil and Gas Properties.

(ii) any observations, tests or investigations of the Oil and Gas Properties by or on behalf of Administrative Agent shall be solely for the purpose of protecting the Holders’ and other Secured Parties’ interests and rights under the Note Documents. The exercise or non-exercise of Administrative Agent’s rights under this Subsection (c) shall not constitute a waiver of any Default or Event of Default of any Note Party or impose any liability on Administrative Agent or any of the Holders or other Secured Parties. In no event will any observation, test or investigation by or on behalf of Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Oil and Gas Properties, or that there has been or will be compliance with any Environmental Law, and Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Note Party nor any other Person is entitled to rely on any observation, test or investigation by or on behalf of Administrative Agent. Administrative Agent and the Holders owe no duty of care to protect any Note Party or any other Person against, or to inform any Note Party or any other Person of, any Hazardous Materials or any other adverse condition affecting any of the Facilities or any other Oil and Gas Properties. Administrative Agent may, in its sole discretion, disclose to the applicable Note Party or other Secured Party, or to any other Person if so required by law, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If a request is made of Administrative Agent to disclose any such report or finding to any third party, then Administrative Agent shall endeavor to give the applicable Note Party prior notice of such disclosure and afford such Note Party the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of Administrative Agent to give any such notice or afford such Note Party the opportunity to object or defend against such disclosure shall not result in any liability to Administrative Agent. Each Note Party acknowledges that it may be obligated to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Note Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Note Party without advice or assistance from Administrative Agent.

6.10 Subsidiaries.

(a) In the event that any Person becomes a Subsidiary of the Issuer, whether directly or indirectly, the Issuer shall, substantially concurrently with such Person becoming a Subsidiary (or such later date as the Administrative Agent may agree to in its discretion), (i) pledge to Administrative Agent all of the Capital Stock of such Subsidiary (including, without limitation, delivering original stock certificates, if any, evidencing the Capital Stock of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) cause such Subsidiary to become a Guarantor of the Obligations under the Guarantee and Collateral Agreement by executing and delivering to Administrative Agent a joinder to the Guarantee and Collateral Agreement, and (iii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1 in connection with the execution, authorization, delivery and perfection of the security interests granted by the Note Parties (including the provision of legal opinions and officer’s certificates referenced in Section 3.1).

(b) Holdings shall have no direct Subsidiaries other than the Issuer, and any Subsidiary of the Issuer must be a direct or indirect wholly-owned Subsidiary of the Issuer.

6.11 Further Assurances.

(a) At any time or from time to time upon the reasonable request of Administrative Agent, each Note Party will, at its expense, promptly execute, acknowledge and deliver (or cause the applicable Subsidiary becoming a Note Party pursuant to Section 6.10 to execute, acknowledge and deliver) such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Note Documents, including providing Holders with any information requested pursuant to Section 10.20. In furtherance and not in limitation of the foregoing, each Note Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Note Parties (including all Capital Stock owned by the Note Parties), other than any Excluded Assets.

(b) Each Note Party hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or part of the Property of any Note Party without the signature of such Note Party where permitted by law, including any financing or continuation statement, or amendment thereto, with “all assets” in the collateral description. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering any Property or any part thereof of any Note Party shall be sufficient as a financing statement where permitted by law.

6.12 Use of Proceeds. The proceeds of the Notes will be used only in the manner and for the purposes set forth in Section 2.5 or in the applicable Note Purchase Notice. No part of the proceeds of any Note will be used, whether directly or indirectly, by Holdings, the Issuer and their Subsidiaries for any purpose that entails a violation of any Governmental Requirement of any Governmental Authority, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

6.13 Additional Oil and Gas Properties; Other Collateral; ORRI.

(a) In the event that any Note Party acquires any Property (or acquires a Subsidiary required to become a Note Party owning any Property) after the Closing Date that does not constitute an Excluded Asset, and such Property has not otherwise been made subject to the Lien of the Collateral Documents, then such Note Party (including a Subsidiary becoming a Note Party), contemporaneously with acquiring such Property (or by such later date as expressly permitted under any Collateral Document or as Administrative Agent may agree to in its sole discretion), shall (i) take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Section 3.1 with respect to each such Property that Administrative Agent shall request to create in favor of Administrative Agent, for the benefit of the Holders, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien on such Property (subject only to Permitted Liens) such that, at all times Administrative Agent will have First Priority Liens (subject to Permitted Liens) on at least 95% of the PV10 of the Proved Reserves and (ii) deliver to Administrative Agent any title information described in Section 6.1(q) (to the extent applicable to such Property). Each Note Party will at all times cause substantially all personal property (other than Excluded Assets) of such Note Party, whether now owned or hereafter acquired, to be subject to a Lien in favor of Administrative Agent pursuant to the Collateral Documents. All of the issued and outstanding Capital Stock of Issuer and each Subsidiary Guarantor shall at all times be pledged to Administrative Agent pursuant to the Collateral Documents.

(b) As additional consideration for the purchase of the Notes by the Holders, the Issuer agrees to convey, or cause to be conveyed, to the Holders (or their designees), in undivided shares proportionate to their respective ORRI Share, a 1.00% overriding royalty interest in (i) the oil and gas leases acquired by the Issuer pursuant to the Unit PSA, and (ii) while any amounts remain owing under the Notes, any oil and gas leases acquired by the Note Parties in the AMI Area (as defined in the AMI Agreement) with the proceeds of Notes or with Consolidated Net Cash Flow that would otherwise have been applied to a payment under Section 2.8(a) (the “ORRI”, and such Oil and Gas Properties that are burdened by the ORRI, the “ORRI Properties”). The ORRI shall be proportionately reduced in accordance with the terms of the ORRI Conveyance.

(c) The ORRIs required to be conveyed pursuant to Section 6.13(b) shall be subject to the terms and conditions set forth in the form of ORRI Conveyance attached hereto as Exhibit N, and any other agreements currently in existence as of the time of the acquisition of such Properties and validly affecting the underlying leases.

(d) An ORRI required to be conveyed hereby: (i) (x) with respect to the ORRI required to be conveyed on the Closing Date, shall be effective as of December 1, 2023 and (y) with respect to any future conveyance of an ORRI, shall be effective as of the later of (A) the first day of the calendar month in which the relevant interest was acquired and (B) the effective date of the acquisition of the Oil and Gas Properties with respect to which the ORRI is to be conveyed from, (ii) (x) with respect to the ORRI required to be conveyed on the Closing Date, shall be (1) executed by the applicable Note Party (at its sole cost and expense) promptly after the receipt, delivery and recording of applicable assignments into such Note Party establishing its interest of record in any ORRI Properties and (2) filed for recording by the applicable Note Party (at its sole cost and expense) promptly after the purchase of the Committed Additional Tranche A Notes on the Committed Additional Tranche A Funding Date and (y) with respect to any future conveyance of an ORRI, shall be executed and filed for recording by the applicable Note Party (at its sole cost and expense) promptly after the receipt, delivery and recording of applicable assignments into such Note Party establishing its interest of record in any ORRI Properties, (iii) shall be delivered by the Issuer to the Administrative Agent promptly after its return from recording, (iv) shall survive any termination of this Agreement and (v) shall continue to burden any Oil and Gas Properties disposed of by the Issuer or any other Note Party, in each case, in accordance with the terms of the ORRI Conveyance.

(e) If, prior to finalization of the division order process, any Note Party receives proceeds of production from a well with respect to which such Note Party has conveyed or is required to convey an ORRI under this Section 6.13 (excluding, for the avoidance of doubt, any such proceeds from production produced prior to the effective date or required effective date of such ORRI), the Issuer shall pay such proceeds to the Administrative Agent in respect of the ORRI.

6.14 Non-Voting Observer. Administrative Agent may from time to time designate one employee or advisor to act as its non-voting observer to attend meetings of the board of managers or board of directors (or other similar governing body) of any Note Party. Each Note Party will (a) give timely advance notice to such observer of all meetings of the managing body of such Note Party and all proposals to such body for action without a board meeting, consistent with such notice and proposals given to other members of the governing body of such Note Party, (b) allow such representative to attend all such meetings, and (c) subject to the provisions of Section 10.17 and any materials withheld based on a conflict of interest that the managing body of such Note Party believes in good faith exists between such Note Party and Administrative Agent with respect to matters addressed by the materials in question, provide such observer, upon written request, with copies of all written materials distributed to such directors or managers (or similar body) in connection with such meetings or proposals for action without a meeting, including, upon further written request of such observer, all minutes of previous actions and proceedings occurring after the Closing Date; provided, that, such observer shall not be entitled to participate in discussions or receive materials (i) directly relating to this Agreement or the other Note Documents or any refinancing thereof, (ii) which are subject to a duty of confidentiality to an unaffiliated third party (so long as such restriction exists or has been negotiated in good faith and not in order to exclude or limit such observer) or (iii) that relate to any material which the governing body of such Note Party reasonably believes is subject to attorney-client or other privilege. In the event Administrative Agent fails to designate a non-voting observer to attend meetings pursuant to this Section 6.14, each Note Party will send materials that would otherwise be provided under this Section 6.14 to Administrative Agent’s address in compliance with Section 10.1.

6.15 APOD.

(a) Each Note Party will develop its Oil and Gas Properties, make Consolidated Capital Expenditures on its Oil and Gas Properties and make any other expenditures that are not made in the ordinary course of business (it being agreed and understood that purchases of additional Oil and Gas Properties, drilling or recompletion activities or 3-D seismic infrastructure are not in the ordinary course of business as used in this Section 6.15) strictly in accordance with the APOD or as otherwise permitted pursuant to an Approval Letter or by the definition of APOD or by Section 7.6(g).

(b) The initial APOD will cover the period from the Closing Date to the date that is six months thereafter and shall be updated thereafter as set forth below. If the Issuer desires to make any change to, or deviate from, the APOD or is required to update the APOD pursuant to the terms hereof (including in order to make additional Consolidated Capital Expenditures), it shall submit a revised APOD, along with a written narrative describing such changes and an APOD Certificate, to Administrative Agent for review by the Holders (with copies of such revised APOD and narrative to the Holders). Any revised plan submitted to Administrative Agent shall not be considered the current APOD until such time as the Requisite Holders shall have consented to such revised plan in their sole discretion, and no Note Party shall be permitted to spend funds in furtherance of such draft APOD. The Requisite Holders shall have no obligation to consent to any APOD.

6.16 Title Information. Prior to a well being drilled on any Note Party’s Oil and Gas Property utilizing proceeds of Notes purchased hereunder, which is not otherwise the subject of title information previously delivered to Administrative Agent, in addition to (or as a supplement to) any title information delivered pursuant to Section 6.1(q), the Issuer will provide Administrative Agent with title information with respect to such Oil and Gas Property reasonably acceptable to the Administrative Agent.

6.17 Marketing of Production. All Hydrocarbons produced from the Oil and Gas Properties of any Note Party shall be marketed on an arms-length basis to one or more Persons that are not Affiliates of a Note Party in accordance with the terms and conditions set forth in Section 4.28. From and following the end of the Transition Period, each agreement for the purchase and sale of Hydrocarbons from any Note Party’s Oil and Gas Properties will be in the name of such Note Party.

6.18 Notices; Attorney-in-fact; Deposits. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right to send Letters in Lieu to all applicable Persons that owe or are expected to owe Cash Receipts in respect of Oil and Gas Properties to any Note Party. Each Note Party hereby irrevocably appoints Administrative Agent as its attorney-in-fact (such appointment being coupled with an interest) for sending the notices referred to above. From and following the end of the Transition Period, the Note Parties shall direct all necessary parties to remit all Cash Receipts in respect of Oil and Gas Properties of a Note Party to deposit accounts of a Note Party that are (from and following the Control Agreement Grace Period End Date) subject to a Control Agreement. From and following the end of the Transition Period, if any Note Party has knowledge that any Person is in receipt of Cash Receipts that should otherwise be properly deposited in such an account, such Note Party shall promptly notify such Person and Administrative Agent in writing of such circumstance and shall direct such Person to deposit, or cause to be deposited, all such amounts in a deposit account that is (from and following the Control Agreement Grace Period End Date) subject to a Control Agreement within two Business Days of receipt thereof.

6.19 Swap Agreements. The Issuer will maintain in full force and effect the Swap Agreements existing on the Closing Date (or existing as of a date that is three (3) Business Days after the Closing Date in connection with Section 6.21(a)) (except to the extent any such Swap Agreement is (a) terminated at the end of its stated term or (b) disposed of in accordance with the terms hereof). Within (a) five (5) Business Days after the last day of each of the first three Fiscal Quarters of each Fiscal Year and (b) fifteen (15) days after the last day of the fourth Fiscal Quarter of each Fiscal Year, commencing with the first full Fiscal Quarter ending after the Closing Date, Issuer will maintain in full force and effect Swap Agreements, hedging in the aggregate notional volumes of at least seventy-five percent (75%) of the reasonably anticipated projected natural gas liquids, oil and residue gas production for each month of a three-year period, each calculated separately, from the last day of each such Fiscal Quarter and each from Proved Developed Producing Reserves of the Issuer and its Subsidiaries (as set forth on the Reserve Report (including internally prepared engineering data) most recently delivered hereunder); provided that such hedges shall not be required to extend beyond the Maturity Date.

6.20 Plugging & Abandonment of Wells. After the end of each Fiscal Quarter, the Issuer will evaluate its operated wells that have not produced commercial amounts of Hydrocarbons on a trailing twelve-month basis and, for 10% of such wells, will comply with the Railroad Commission of Texas’ plugging and abandonment requirements for such wells.

6.21 Post-Closing Obligations.

(a) Swap Agreements. No later than the date that is three (3) Business Days after the Closing Date (or such later date as the Administrative Agent may agree to in its discretion), the Issuer shall enter into Swap Agreements in form and substance and with terms reasonably satisfactory to the Administrative Agent, covering no less than 75% of the reasonably projected oil, natural gas liquids and residue gas production, taken separately, through December 13, 2026, each as determined from the Note Parties’ Proved Developed Producing Reserves.

(b) Swap Intercreditor Agreement. No later than the earlier of (i) the date that is three (3) Business Days after the Closing Date (or such later date as the Administrative Agent may agree to in its discretion) and (ii) the date on which the Issuer enters into any Swap Agreement, the Issuer, the Administrative Agent and a counterparty to a Swap Agreement acceptable to the Administrative Agent shall execute a Swap Intercreditor Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(c) Evidence of Insurance/Endorsements. No later than the date that is thirty (30) days after the Closing Date (or such later date as the Administrative Agent may agree to in its discretion), the Issuer shall deliver to the Administrative Agent (i) certificates from the Issuer’s insurance broker or other evidence reasonably satisfactory to the Administrative Agent and (ii) endorsements form the Issuer’s insurance broker reasonably satisfactory to it, in each case, that all insurance required to be maintained pursuant to Section 6.6 is in full force and effect.

(d) Control Agreements. Notwithstanding anything herein or in any other Note Document to the contrary, the Note Parties shall have until the date that is thirty (30) days after the Closing Date (or such later date as the Administrative Agent may agree to in its discretion) (such date, the “Control Agreement Grace Period End Date”) to enter into Control Agreements covering each Deposit Account and Securities Account, other than any Excluded Account, of the Note Parties in existence on the Closing Date.

(e) Committed Additional Tranche A Funding Conditions. Concurrently with the purchase of the Committed Additional Tranche A Notes on the Committed Additional Tranche A Funding Date, (i) the Issuer shall have paid to Administrative Agent all amounts payable by any Note Party pursuant to Section 10.2 for which the Issuer has received invoices on or prior to the Committed Additional Tranche A Funding Date and (ii) the Issuer shall have executed and delivered to each Holder a Committed Additional Tranche A Note (each of the foregoing, the “Committed Additional Tranche A Funding Conditions”). For the avoidance of doubt, pursuant to Section 6.13(d), promptly after the purchase of the Committed Additional Tranche A Notes on the Committed Additional Tranche A Funding Date, the applicable Note Party (at its sole cost and expense) shall file for recording the ORRI required to be conveyed on the Closing Date.

Administrative Agent shall notify the Issuer and the Holders of the Committed Additional Tranche A Funding Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Holders to purchase the Committed Additional Tranche A Notes hereunder shall be subject to the satisfaction (or waiver pursuant to Section 10.6) of the Committed Additional Tranche A Funding Conditions.

SECTION 7.

NEGATIVE COVENANTS

Each Note Party covenants and agrees that, until payment in full of all Obligations (other than contingent obligations for which no claim has been asserted) and termination of all Commitments, such Person shall perform all covenants in this Section 7.

7.1 Indebtedness. No Note Party shall directly or indirectly create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Swap Agreements permitted under Section 6.19 and Section 7.19;

(c) Indebtedness owing in connection with the financing of insurance premiums of the Note Parties in the ordinary course of business;

(d) Indebtedness consisting of sureties, letters of credit or bonds not constituting Indebtedness for borrowed money provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of any Note Party in connection with the operation of its Oil and Gas Properties, including with respect to plugging, facility removal, inactive wells and abandonment of its Oil and Gas Properties;

(e) other Indebtedness approved by the Requisite Holders in their sole discretion pursuant to an Approval Letter;

(f) Indebtedness in respect of Capital Leases or purchase money Indebtedness in respect of equipment in an amount not to exceed $500,000 in the aggregate at any time outstanding;

(g) Indebtedness between Note Parties;

(h) Indebtedness constituting a Guarantee by any Note Party of other Indebtedness of another Note Party permitted to be incurred under this Section 7.1; and

(i) Indebtedness in an amount not to exceed $500,000 in the aggregate at any time outstanding.

7.2 Liens. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Capital Stock) of any Note Party or such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (collectively, “Permitted Liens”):

(a) Permitted Encumbrances;

(b) Liens granted pursuant to any Note Document;

(c) Liens on the equipment that is the subject of Capital Leases or purchase money Indebtedness permitted by Section 7.1(f);

(d) Liens (other than on Oil and Gas Properties) securing Indebtedness permitted by Section 7.1(i); and

(e) Liens securing Indebtedness permitted by Section 7.1(e) (solely to the extent the applicable Approval Letter permits such Indebtedness to be secured).

7.3 No Further Negative Pledges. Except with respect to (a) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases (other than leases in respect of Hydrocarbons), licenses and agreements evidencing (i) purchase money Indebtedness, Capital Leases, or other secured Indebtedness permitted by this Agreement or (ii) Permitted Liens, in each case, entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Permitted Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (b) restrictions on properties under an agreement to sell such property to the extent such sale is permitted hereunder, no Note Party shall permit to exist or enter into any agreement prohibiting the creation or assumption of any Lien in favor of Administrative Agent for the benefit of the Secured Parties upon any of its properties or assets, whether now owned or hereafter acquired.

7.4 Restricted Junior Payments. The Issuer shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, or make any Restricted Junior Payment, except: (a) each Subsidiary of the Issuer may make Restricted Junior Payments to the Issuer or to a Subsidiary Guarantor, (b) the Issuer may make, directly or indirectly, Tax Distributions to the holders of its Capital Stock, (c) the Issuer may pay the Services Fee, (d) the Issuer may make Restricted Junior Payments to the holders of its Capital Stock, the proceeds of which shall be used to allow any direct or indirect parent of the Issuer to pay its reasonable and documented operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) which are reasonable, documented, and customary and incurred in the ordinary course of business, and, in each case, in respect of the direct or indirect operation of the Notes Parties, in an aggregate amount not to exceed, during any Fiscal Quarter, the amount of the General and Administrative Costs Miscellaneous Basket for such Fiscal Quarter and (e) on the Committed Additional Tranche A Funding Date, the Issuer may make an equity distribution in an amount not to exceed the amount equal to (i) $4,720,000 minus (ii) the amount of any payments required to be made by the Note Parties in connection with the Committed Additional Tranche A Funding Conditions (which amount, as of the Closing Date, is contemplated to be $2,702,919.45).

7.5 Restrictions on Subsidiary Distributions. No Note Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by any Note Party, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Note Party or any other Subsidiary of any Note Party, or (c) make loans or advances to any Note Party, except as required by law or this Agreement.

7.6 Investments. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person (other than Investments by Holdings in the Issuer or any Subsidiary Guarantor or among the Issuer and the Subsidiary Guarantors), except:

(a) Investments in Cash and Cash Equivalents; and

(b) Investments consisting of Capital Stock owned as of the Closing Date in any other Note Party; and

(c) expenditures on Capital Leases by the Issuer or any Subsidiary Guarantor in an aggregate amount for all Note Parties up to the amount set forth for such expenditures on the relevant APOD (if applicable); and

(d) acquisitions and other Investments by the Issuer or any Subsidiary Guarantor made pursuant to the express terms of the APOD or otherwise approved in the sole discretion of the Administrative Agent in an Approval Letter; and

(e) payments on trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms; and

(f) the acquisition of the Unit Assets pursuant to the Unit PSA; and

(g) acquisitions of additional Oil and Gas Properties for cash consideration not to exceed $250,000 in the aggregate during any Fiscal Year; and

(h) Investments constituting Indebtedness permitted under Section 7.1.

7.7 Financial and Performance Covenants.

(a) Leverage Ratio. Beginning with the Fiscal Quarter ending March 31, 2024, the Issuer shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter to exceed 3.50 to 1.00.

(b) Interest Coverage Ratio. Beginning with the Fiscal Quarter ending March 31, 2024, the Issuer shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 2.50 to 1.00.

(c) PDP Asset Coverage Ratio. Beginning with the Fiscal Quarter ending March 31, 2024, the Issuer shall not permit the PDP Asset Coverage Ratio, as of the last day of any Fiscal Quarter, to be less than 1.00 to 1.00.

Notwithstanding anything to the contrary contained in this Agreement, if:

(i) Issuer fails to comply with the requirements of any financial covenant set forth in Section 7.7(a), Section 7.7(b) or Section 7.7(c) as of the last day of any Fiscal Quarter; and

(ii) during the period (the “Cure Period”) beginning on the first day of such Fiscal Quarter and ending fifteen Business Days after the date on which the Compliance Certificate with respect to such Fiscal Quarter is required to be delivered to the Administrative Agent, Issuer receives a Specified Equity Contribution, then (A) Consolidated Adjusted EBITDAX for such Fiscal Quarter shall, solely for the purposes of the financial covenants set forth in Section 7.7(a) or Section 7.7(b), be deemed increased by the amount of the net cash proceeds so contributed, up to (but not exceeding) the amounts required to cause Issuer to be in compliance with such financial covenants pursuant to the operation of Section 7.7(a) and Section 7.7(b) and/or (B) Consolidated Net Debt as of the end of such Fiscal Quarter shall, for the purposes of the financial covenant set forth in Section 7.7(c), be deemed decreased by the amount of the net cash proceeds so contributed, but only if such net cash proceeds are used to prepay the Obligations. The rights of Issuer under this Section 7.7 with respect to any Cure Period are herein called the “Cure Right”.

A. If, after giving effect to the foregoing recalculations, the Issuer shall then be in compliance with the requirements of Section 7.7(a), Section 7.7(b) and Section 7.7(c), Issuer shall be deemed to have satisfied the requirements of Section 7.7(a), Section 7.7(b) and Section 7.7(c) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith, and the applicable breach or default of the financial covenant that had occurred shall be deemed cured for the purposes of this Agreement.

B. The parties hereby acknowledge and agree that (i) the Cure Right does not apply to covenants in this Agreement other than those set forth in Section 7.7(a), Section 7.7(b) and Section 7.7(c), (ii) any deemed increase to Consolidated Adjusted EBITDAX in any Fiscal Quarter pursuant to the Cure Right shall be applied solely for the purpose of effecting compliance with Section 7.7(a)and Section 7.7(b) for any test period that includes such Fiscal Quarter and not for any other purpose, (iii) the Cure Right may not be exercised more than two times during any four fiscal quarter period, (iv) the Cure Right may not be exercised more than four times during the term of this Agreement, (v) the Specified Equity Contribution amount shall be no greater than the amount required to cause the Issuer to be in compliance with Sections 7.7(a), 7.7(b) and/or 7.7(c), and (vi) no Holder shall be required to purchase any Notes during the Cure Period.

7.8 Fundamental Changes; Disposition of Assets. No Note Party shall:

(a) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), other than (i) the merger of any Note Party or any Subsidiary of a Note Party with and into any Note Party or another Subsidiary of any Note Party (except that, with respect to any such merger or consolidation involving the Issuer, the Issuer must be the surviving entity and with respect to any such merger or consolidation of a Guarantor with any Person other than the Issuer, a Guarantor must be the surviving entity with respect to such merger or consolidation) and (ii) the merger of any other Person with any Note Party to the extent the Investment in such other Person is permitted under this Agreement (including under Section 7.6 and Section 7.9(c)); provided that such Note Party shall be the continuing or surviving entity; or

(b) (x) issue or sell any Disqualified Capital Stock, and in the case of any Subsidiary of the Issuer, issue or sell any Capital Stock (other than to the Issuer or a Subsidiary Guarantor) or (y) convey, sell, farm-out, lease or sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of (including through the sale of a production payment or overriding royalty interest), in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except (i) sales of Hydrocarbons in the ordinary course of business, (ii) disposals of obsolete, worn out, depleted or uneconomic property, (iii) transfers of assets among the Issuer and the Subsidiary Guarantors or from Holdings to the Issuer or any Subsidiary Guarantor, (iv) the Note Parties may incur Liens permitted under Section 7.2, may make Restricted Junior Payments permitted under Section 7.4, may make Investments permitted under Section 7.6, and may sell receivables in accordance with Section 7.17 and (v) sales, in a single transaction or series of related transactions, of assets having a fair market value of less than $500,000, so long as all such transactions do not exceed $1,000,000 in the aggregate during the term of this Agreement.

7.9 Limitation on Leases. No Note Party shall create, incur, assume or suffer to exist any obligation for the payment or rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by all Note Parties pursuant to such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $100,000 in any period of twelve (12) consecutive calendar months during the life of such leases without the approval of Administrative Agent.

7.10 Sales and Lease Backs. No Note Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Note Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Issuer or a Subsidiary Guarantor) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Note Party to any Person (other than the Issuer or a Subsidiary Guarantor) in connection with such lease.

7.11 Transactions with Covered Persons. No Note Party shall, nor shall it allow any Subsidiary to, either directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Covered Person, and no Note Party shall, nor shall it allow any Subsidiary to, suffer to exist any arrangement or understanding, regardless of whether such arrangement has been formalized, whereby (a) services or the sale of any Property are provided to a Covered Person on terms more favorable than that provided to the applicable Note Party or Subsidiary for similar services or (b) any Covered Person provides any Note Party or Subsidiary with services related to the gathering and processing of Hydrocarbons; provided that the foregoing restriction shall not apply to any transaction between or among Note Parties; provided further that the Note Parties and their Subsidiaries may perform any obligations under any agreement in existence on the Closing Date and set forth on Schedule 7.11, as the same may be amended, supplemented or otherwise modified from time to time with the consent of the Administrative Agent. The provisions of this Section 7.11 shall not apply to (i) the execution, delivery, and performance of any Note Document, (ii) any transaction permitted under Section 7.4, (iv) the existence of, or the performance by any Note Party or Subsidiary of its obligations under the terms of, any limited liability company agreement to which it is a party as of the Closing Date with a Covered Person, (v) the issuance of Capital Stock (other than Disqualified Capital Stock) to any Covered Person (and the contribution of capital by any Covered Person to any Note Party), in each case whether directly or indirectly, or (vi) the consummation of transactions pursuant to the Contract Operating Agreement.

7.12 Conduct of Business; Permitted Activities of Holdings. From and after the Closing Date, no Note Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses contemplated by the current APOD or engaged in by such Note Party or such Subsidiary on the Closing Date as presently conducted and all activities and operations incidental thereto, including all general and administrative activities, and the leasing, operation or ownership of any office buildings or other real property related to such business. Notwithstanding anything herein to the contrary, Holdings shall not:

(a) hold any assets other than (1) the Capital Stock of the Issuer, (2) minute books and other books and records of the Issuer and its Subsidiaries, (3) Cash, Cash Equivalents and Tax assets and (4) other miscellaneous non-material assets incidental to the ownership of the Capital Stock of the Issuer or to the maintenance of its and its Subsidiaries’ legal existence;

(b) have any Indebtedness, obligations or other liabilities other than (1) the liabilities under the Note Documents, (2) Tax liabilities and (3) other immaterial liabilities arising from its assets or activities permitted under clause (a), above or clause (c) below; or

(c) engage in any activities or business other than (1) issuing shares of its own Capital Stock (other than Disqualified Capital Stock), (2) holding the assets and incurring the liabilities described in this Section 7.12 and activities incidental and related thereto, (3) general and administrative activities (including accounting and Tax-related activities) related to its business and other activities, (4) the execution, delivery, and performance of the Note Documents and the Related Agreements to which it is a party, (5) making the Restricted Junior Payments pursuant to Section 7.4, (6) making contributions to the capital of and other Investments in its Subsidiaries to the extent not prohibited hereunder, (7) holding any Cash or property expressly permitted hereunder, (8) the entry into and performance of its obligations with respect to contracts and other arrangements providing for customary indemnification to officers, managers, directors, and employees, and (9) activities incidental to the businesses or activities described in clauses (1)-(8) above.

7.13 Amendments or Waivers of Material Contracts. No Note Party shall agree to any material amendment, restatement, supplement or other modification to, or waiver of, any Material Contract after the Closing Date, in each case in a manner materially adverse to the Holders (or, solely with respect to the Contract Operating Agreement, in a manner adverse to the Holders), without obtaining the prior written consent of Administrative Agent to such amendment, restatement, supplement or other modification or waiver, which consent shall not be unreasonably withheld, delayed or conditioned.

7.14 Fiscal Year. No Note Party shall, nor shall it permit any of its Subsidiaries, to change its Fiscal Year end from December 31.

7.15 Deposit Accounts. No Note Party shall establish or maintain a Deposit Account or Securities Account other than (a) the Deposit Accounts and Securities Accounts listed in Schedule 7.15 covered by a Control Agreement (or required to be covered by a Control Agreement from and following the Control Agreement Grace Period End Date), and (b) any Excluded Account, without executing and delivering to Administrative Agent a Control Agreement covering the applicable Deposit Account or Securities Account. From and following the Control Agreement Grace Period End Date, no Note Party will deposit (or allow any other Person to deposit on its behalf) Collateral (including the proceeds thereof), Cash Receipts or the proceeds of Notes in a Deposit Account or Securities Account of a Note Party that is not subject to a Control Agreement.

7.16 Amendments to Organizational Agreements. No Note Party shall, and shall not permit any Subsidiary to, amend or permit any amendments to its Organizational Documents, in each case in a manner materially adverse to the Holders.

7.17 Sale or Discount of Receivables. Except for the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, no Note Party shall, and such Note Party shall not allow any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

7.18 Gas Imbalances, Take-or-Pay or Other Prepayments. No Note Party shall allow, and such Note Party shall not allow any Subsidiary to allow, (a) material prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Property after the date hereof or (b) any “take or pay”, gas imbalances (in excess of an aggregate amount equal to the sum of (i) the Unit Acquisition Imbalance plus (ii) 50,000 Mcf of gas (on an Mcf equivalent basis)) or other similar arrangement that would require the Note Parties or their Subsidiaries to deliver Hydrocarbons produced or to be produced from any Operated Oil and Gas Property at some future time without receiving full payment therefor at the time of delivery.

7.19 Swap Agreements. The Issuer will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than Swap Agreements in respect of commodities (i) subject to a Swap Intercreditor Agreement (unless otherwise approved in writing by Administrative Agent) and (ii) the notional volumes for which (when netted and aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production (as set forth on the most recently delivered Reserve Report) from Proved Developed Producing Reserves of the Issuer and its Subsidiaries for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas liquids and natural gas, calculated separately. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Issuer or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures, other than a requirement that such Swap Agreement be subject to a Swap Intercreditor Agreement or otherwise be secured by the Collateral Documents.

7.20 APOD. No Note Party shall deviate from the APOD or make Consolidated Capital Expenditures in any manner not provided for in the APOD, unless permitted pursuant to an Approval Letter or in the definition of APOD or constituting an acquisition permitted under Section 7.6(g).

7.21 General and Administrative Costs. The Issuer will not permit General and Administrative Costs in any Fiscal Quarter to exceed the General and Administrative Costs Cap.

7.22 Operator Activities. No Note Party shall direct or allow any operator of any Note Party’s Oil and Gas Properties that is an Affiliate of any Note Party to engage in any activities with respect to any Oil and Gas Properties that would breach any provision of any Note Document or be in contradiction of the APOD.

7.23 Natural Gas Flaring. The Issuer will not flare or vent to atmosphere natural gas production from any Operated Oil and Gas Property well for more than a consecutive, uninterrupted fourteen-day period without written consent from the Administrative Agent.

SECTION 8.

EVENTS OF DEFAULT

8.1 Events of Default. Any one or more of the following conditions or events shall constitute an Event of Default:

(a) Failure to Make Payments When Due. Failure by the Issuer to pay (i) when due the principal or premium (including under Section 2.12(g)), if any, on any Note whether a regularly scheduled payment or a mandatory prepayment or at stated maturity, by acceleration or otherwise or (ii) when due any interest on any Note or any fee or any other amount due under any Note Document if such failure under this clause (ii) shall continue unremedied for a period of 3 Business Days; or

(b) Default in Other Agreements. (i) Failure of any Note Party or Subsidiary thereof to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1(a)) in an amount individually or in the aggregate of $500,000 or more (such items being referred to as “Material Debt”), beyond the grace period, if any, provided therefor or (ii) breach or default by any Note Party or Subsidiary of any term of any loan agreement, mortgage, indenture or other agreement (including any Swap Agreement) relating to or evidencing Material Debt, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Debt (or a trustee on behalf of such holder or holders), to cause, that Material Debt to become or be declared due and payable (or subject to a compulsory repurchase or redemption) or to require the prepayment, redemption, repurchase or defeasance of, or to cause any Note Party or Subsidiary to make any offer to prepay, redeem, repurchase or defease such Material Debt, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Note Party to perform or comply with any term or condition contained in Section 2.5, 6.1 6.2(a)(i), 6.3, 6.6, 6.10, 6.12, 6.13, 6.14, 6.15, 6.17, 6.18, 6.19, or 6.21 or the failure of any Note Party to perform or comply with any term or condition contained in Section 7; provided that failure of Issuer to perform or comply with any term or condition contained in Section 6.1, 6.3, 6.17 or 6.18 shall be subject to a cure period of ten (10) Business Days; or

(d) Breach of Representations, etc. Any representation, warranty, or certification made or deemed made by any Note Party in any Note Document or in any certificate at any time given by any Note Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Note Documents. Any Note Party shall default in any material respect in the performance of or compliance with any term contained herein or any of the other Note Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of the knowledge of any Authorized Officer of any Note Party, as applicable, of such breach or failure and the date notice thereof is given to the Issuer by Administrative Agent or any Holder; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings, the Issuer or any Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings, the Issuer or any Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Issuer or any Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, the Issuer or any Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, the Issuer or any Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings, the Issuer or any Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, the Issuer or any Subsidiary shall make any assignment for the benefit of creditors; or (ii) Holdings, the Issuer or any Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iii) the board of directors (or similar governing body) of Holdings, the Issuer or any Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount individually or in the aggregate in excess of $500,000 (to the extent not fully covered by insurance (less any deductible) as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings, the Issuer or any Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than the date that enforcement proceedings shall have been commenced by any creditor upon such judgment order or five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against the Issuer or any Subsidiary decreeing the dissolution or split up of such Person, as applicable, and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of Issuer or any of its Subsidiaries (including on account of any of their ERISA Affiliates) in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance with respect to a Pension Plan that reasonably would be expected to result in the imposition of a Lien or security interest on any Collateral under Section 430(k) or 436(f) of the Internal Revenue Code or under ERISA; or

(k) Change of Control. A Change of Control shall occur;

(l) Change of Operator. The Issuer shall replace the operator of any of the Note Parties’ Operated Oil and Gas Properties without the consent of the Requisite Holders; or

(m) Collateral Documents and Other Note Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have, or it shall be asserted in writing by any Note Party, not to have, a valid and perfected First Priority Lien in a material portion of the Collateral (subject only to Permitted Liens) purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent to take any action within its control, or (iii) any Note Party shall contest in writing the validity or enforceability of any Note Document or any Lien on the Collateral or any purported Collateral in favor of Administrative Agent or deny in writing that it has any further liability under any Note Document to which it is a party.

8.2 Remedies. (a) Upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (b) upon the occurrence and during the continuance of any other Event of Default, upon notice to the Issuer to such effect by Administrative Agent, Administrative Agent, on behalf of the Holders, may and shall have the right to take any of the following actions (i) terminate all Commitments; (ii) declare to be immediately due and payable, in each case without presentment, demand, protest, notice of acceleration or notice of intent to accelerate or other requirements of any kind, all of which are hereby expressly waived by each Note Party, the Obligations (including any payment under Section 2.12(g)); (iii) enforce any and all Liens and security interests created pursuant to Collateral Documents; (iv) complete Letters in Lieu and deliver same and (v) remove the applicable Note Party as the operator of record on any Operated Oil and Gas Properties (and the Issuer for itself and on behalf of any of its Subsidiaries hereby consents to the Administrative Agent taking such action).

SECTION 9.

ADMINISTRATIVE AGENT

9.1 Appointment of Administrative Agent. Cibolo is hereby appointed Administrative Agent hereunder and under the other Note Documents and each Holder hereby authorizes Cibolo, in such capacity, to act as its agent (including as collateral agent) in accordance with the terms hereof and the other Note Documents. Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Section 9.1 are solely for the benefit of Administrative Agent and the Holders and, except to the extent expressly set forth herein, no Note Party shall have any rights as a primary or third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of the Holders and, except to the extent expressly set forth herein, does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Note Party or any Affiliate thereof.

9.2 Powers and Duties. Each Holder irrevocably authorizes Administrative Agent to take such action on such Holder’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Note Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Note Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have or be deemed to have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Holder; and nothing herein or in any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Holder for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Holders or by or on behalf of any Note Party to Administrative Agent or any Holder in connection with the Note Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Administrative Agent shall not be responsible for the satisfaction of any condition set forth in Section 3 or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to Administrative Agent. Administrative Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or any other Note Document. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.

(b) Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Holders for any action taken or omitted by Administrative Agent under or in connection with any of the Note Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or with any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received written instructions in respect thereof from Requisite Holders (or such other Holders as may be required to give such instructions under Section 10.6) or in accordance with the applicable Collateral Document, and, upon receipt of such instructions from Requisite Holders (or such other Holders, as the case may be), or in accordance with the other applicable Collateral Document, as the case may be, Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Note Parties), accountants, experts and other professional advisors selected by it; and (ii) no Holder shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Note Documents in accordance with the instructions of Requisite Holders (or such other Holders as may be required to give such instructions under Section 10.6) or in accordance with the applicable Collateral Document. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document unless Administrative Agent shall first receive such advice or concurrence of the Holders (as required by this Agreement) and until such instructions are received, Administrative Agent shall act, or refrain from acting, as it deems advisable. If Administrative Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Note Document in accordance with a request or consent of the Requisite Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders. No provision of this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, or the transactions contemplated hereby or thereby, shall require Administrative Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers. Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the responsibility of the Holders and the Note Parties. Administrative Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent. Administrative Agent has accepted and is bound by the Note Documents executed by Administrative Agent as of the date of this Agreement and, as directed in writing by the Requisite Holders, Administrative Agent shall execute additional Note Documents delivered to it after the date of this Agreement; provided, however, that such additional Note Documents do not adversely affect the rights, privileges, benefits and immunities of Administrative Agent. Administrative Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Note Documents to which Administrative Agent is a party). No written direction given to Administrative Agent by the Requisite Holders or any Note Party that in the sole judgment of Administrative Agent imposes, purports to impose or might reasonably be expected to impose upon Administrative Agent any obligation or liability not set forth in or arising under this Agreement and the other Note Documents will be binding upon Administrative Agent unless Administrative Agent elects, at its sole option, to accept such direction. Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Note Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. Beyond the exercise of reasonable care in the custody of the Collateral in the possession or control of the Administrative Agent or its bailee, Administrative Agent will not have any duty as to any other Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Administrative Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and Administrative Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by Administrative Agent in good faith. Administrative Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of Administrative Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Administrative Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral. In the event that Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in Administrative Agent’s sole discretion may cause Administrative Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause Administrative Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, Administrative Agent reserves the right, instead of taking such action, either to resign as Administrative Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. Administrative Agent will not be liable to any person for any environmental liability or any Environmental Claim or contribution actions under any federal, state or local law, rule or regulation by reason of Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any Hazardous Materials into the environment (so long as not caused by the gross negligence, bad faith or willful misconduct of the Administrative Agent). Each Holder authorizes and directs Administrative Agent to enter into this Agreement and the other Note Documents to which it is a party. Each Holder agrees that any action taken by Administrative Agent or Requisite Holders in accordance with the terms of this Agreement or the other Note Documents and the exercise by Administrative Agent or Requisite Holders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Holders.

(c) Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Holders, unless Administrative Agent shall have received written notice from a Holder or the Issuer referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Holders of its receipt of any such notice, and Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Holders.

9.4 Administrative Agent Entitled to Act as Holder. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity to the extent it becomes a Holder hereunder. With respect to its participation in the Notes, if any, Administrative Agent shall have the same rights and powers hereunder as any other Holder and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Holder” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Note Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Note Party or any of their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Holders.

9.5 Holders’ Representations, Warranties and Acknowledgment.

(a) Each Holder represents and warrants to Administrative Agent that it has made its own independent investigation of the financial condition and affairs of each Note Party, without reliance upon Administrative Agent or any other Holder and based on such documents and information as it has deemed appropriate, in connection with Note Purchases hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of each Note Party. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Holders or to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the purchase of the Notes or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Holders.

(b) Each Holder, by delivering its signature page to this Agreement or a joinder agreement and funding its Note, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by Administrative Agent, Requisite Holders or Holders, as applicable.

9.6 Right to Indemnity. Each Holder, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, its Affiliates and its officers, partners, directors, trustees, employees, representatives and agents (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Note Party, for and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Note Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Note Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF ADMINISTRATIVE AGENT; provided, no Holder shall be liable for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Holder to indemnify any Indemnitee Agent Party against any claim, liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Holder’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Holder to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent.

(a) Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Holders and the Issuer. Upon any such notice of resignation, Requisite Holders shall have the right, upon five Business Days’ notice to the Issuer, to appoint a successor Administrative Agent which successor shall be reasonably acceptable to the Issuer. If no successor shall have been so appointed by the Requisite Holders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Requisite Holders shall perform all of the duties of Administrative Agent, as applicable, hereunder until such time, if any, as the Requisite Holders appoint a successor Administrative Agent as provided for above. In such case, the Requisite Holders shall appoint one Person to act as Administrative Agent for purposes of any communications with the Issuer, and until the Issuer shall have been notified in writing of such Person and such Person’s notice address as provided for in Section 10.1, the Issuer shall be entitled to give and receive communications to/from the resigning Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and the payment of the outstanding fees and expenses of the resigning Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Capital Stock and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Note Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be reasonably requested in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents (the reasonable and documented out-of-pocket expenses of which shall be borne by the Issuer), whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate of Administrative Agent without the prior written consent of, or prior written notice to, the Issuer or the Holders; provided that the Issuer and the Holders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to the Issuer and the Holders of such assignment. Upon such assignment, such Affiliate of Administrative Agent shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Note Documents.

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. Administrative Agent shall not be responsible for the acts or omissions of its sub-agents so long as they are appointed with due care. The exculpatory, indemnification and other provisions of Section 9.3 and Section 9.6 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third-party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Note Parties and the Holders and (ii) such sub-agent shall only have obligations to Administrative Agent and not to any Note Party, Holder or any other Person and no Note Party, Holder or any other Person shall have the rights, directly or indirectly, as a third-party beneficiary or otherwise, against such sub-agent.

9.8 Collateral Documents.

(a) Administrative Agent under Collateral Documents; Releases. Each Holder and other Indemnitee hereby further irrevocably authorizes Administrative Agent, on behalf of and for the benefit of the Holders, to be the agent for and representative of Holders with respect to the Collateral Documents and to enter into such other agreements with respect to the Collateral (including intercreditor agreements) as it may deem necessary without further consent from the Holders. Subject to Section 10.6, without further written consent or authorization from the Holders, Administrative Agent may (and, upon the written request of the Issuer, shall) execute any documents or instruments necessary to (i) (A) release any Lien encumbering any item of Collateral, (B) release any Guarantor from the Guarantee and Collateral Agreement, or (C) release any ORRI, in each case, that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Holders (or such other Holders as may be required to give such consent under Section 10.6) have otherwise consented, (ii) release any Guarantor from the Guarantee and Collateral Agreement and the Liens created under the Guarantee and Collateral Agreement and the other Collateral Documents pursuant to the terms and provisions of the Guarantee and Collateral Agreement and the other Note Documents or with respect to which Requisite Holders (or such other Holders as may be required to give such consent under Section 10.6) have otherwise consented, (iii) subordinate any Lien to the extent permitted by the terms of this Agreement, or (iv) release the Note Parties from the Note Documents and the Liens created under the Collateral Documents upon Security Termination (as defined in the Guarantee and Collateral Agreement). In connection with any release pursuant to this Section 9.8(a), the Administrative Agent shall execute and deliver to the Issuer, at the Issuer’s expense, all documents that the Issuer shall request to evidence such release.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, Administrative Agent and each Holder hereby agree that (i) no Holder shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty or exercise any other remedy provided under the Note Documents (other than the right of set-off), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent (acting at the written direction of the Requisite Holders), on behalf of the Holders in accordance with the terms hereof and all powers, rights and remedies under this Agreement and the Collateral Documents may be exercised solely by Administrative Agent (acting at the written direction of the Requisite Holders), and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or its nominee may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Holders (but not any Holder or Holders in its or their respective individual capacities unless the Requisite Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations, subject to the Swap Intercreditor Agreement, arising under the Note Documents as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

9.9 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Note Party hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to such Person, that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or to the Holders pursuant to the Note Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Note Purchase Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Note Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Note or other Note Purchase hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Issuer and Administrative Agent to an electronic mail address as directed by Administrative Agent. In addition, each Note Party agrees to continue to provide the Communications to Administrative Agent or the Holders, as the case may be, in the manner specified in the Note Documents but only to the extent requested by Administrative Agent.

(b) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of Administrative Agent or any Holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.

9.10 Proofs of Claim. The Holders and each Note Party hereby agree that after the occurrence and during the continuance of an Event of Default pursuant to Section 8.1(f) or (g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, Administrative Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Note Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Holders, Administrative Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders, Administrative Agent and other agents and their agents and counsel and all other amounts due Holders, Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, interim trustee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Holders, to pay to Administrative Agent any amount due for the compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holders or to authorize Administrative Agent to vote in respect of the claim of any Holder in any such proceeding. Further, nothing contained in this Section 9.10 shall affect or preclude the ability of any Holder to (i) file and prove such a claim in the event that Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Holder’s outstanding Obligations.

9.11 Administrative Agent as Collateral Agent. In any Collateral Document to which the Administrative Agent is a party as such, it will act as collateral agent for itself, the Holders, and any counterparty to any Swap Agreement entitled to the benefit of the collateral security under such Collateral Document.

SECTION 10.

MISCELLANEOUS

10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Note Party or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Note Document, and in the case of any Holder, the address as indicated on Appendix B or otherwise indicated to Administrative Agent and the Issuer in writing. Each notice hereunder shall be in writing and may be personally served, sent by telefacsimile, electronic transmission or United States certified or registered mail or courier service and shall be deemed to have been given when delivered and signed for against receipt thereof, or upon confirmed receipt of telefacsimile or electronic transmission; provided, no notice to Administrative Agent shall be effective until received by Administrative Agent.

10.2 Expenses. Whether or not the transactions contemplated hereby or the documents related hereto shall be consummated, each Note Party agrees to pay promptly upon demand all actual and reasonable out-of-pocket costs, fees, disbursements and expenses (a) incurred by the Administrative Agent in connection with preparation of the Note Documents, the Related Agreements and all documents related thereto; (b) of counsel to the Note Parties in furnishing all opinions required hereunder; (c) of (i) one primary transaction counsel to Administrative Agent and (ii) one local counsel to Administrative Agent in each applicable jurisdiction, in each case, incurred by Administrative Agent in connection with the negotiation, preparation and execution of the Note Documents, the Related Agreements and all documents related thereto; (d) incurred by the Administrative Agent in connection with creating and perfecting Liens in favor of Administrative Agent, for the benefit of the Holders, pursuant hereto, including filing, recording and search fees and title insurance premiums and fees; and (e) of any auditors, accountants, consultants, engineers or appraisers retained by Administrative Agent and incurred by Administrative Agent in connection with the Note Documents, Related Agreements and all documents related thereto; provided that the obligation to pay the foregoing costs and expenses and those in clause (ii) below shall be conditioned upon the receipt from the Administrative Agent of reasonably detailed invoices therefor. In addition, each Note Party agrees to promptly pay upon demand the following, without limitation: (i) all actual, reasonable and documented out-of-pocket costs and expenses (including the fees, expenses and disbursements of counsel and of any appraisers, consultants, engineers, advisors and agents retained by Administrative Agent and its counsel (but limited, in the case of fees, expenses and disbursements of counsel, to the actual, reasonable, and documented fees, expenses and disbursements of (A) one primary transaction counsel to Administrative Agent and (B) one local counsel to Administrative Agent in each applicable jurisdiction)) incurred by the Administrative Agent in connection with the administration of the Note Documents, the Related Agreements and all documents related thereto by Administrative Agent or the Administrative Agent’s custody or preservation of any of the Collateral; (ii) all other actual, reasonable, and documented out-of-pocket costs and expenses incurred by Administrative Agent after the Closing Date in connection with (A) its review and administration of the Note Documents, the Related Agreements and all documents related thereto and the transactions contemplated thereby, (B) any consents, amendments, waivers or other modifications to the Note Documents, the Related Agreements and all documents related to the foregoing and the transactions contemplated thereby and (C) any other documents or matters requested by any Note Party (including, in each case, the actual and reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution, review and administration of such documentation (but limited, with respect to clauses (ii)(A), (B) and (C), in the case of fees, expenses and disbursements of counsel, to the actual and reasonable fees, expenses and disbursements of (x) one primary transaction counsel to Administrative Agent and (y) one local counsel to Administrative Agent in each applicable jurisdiction)); and (iii) after the occurrence and during the continuance of any Event of Default, all actual and documented out-of-pocket costs and expenses, including attorneys’ fees and costs of settlement (but limited, in the case of fees, expenses, and disbursements of counsel, to the actual fees, expenses and disbursements of (x) one primary transaction counsel to the Administrative Agent and the Holders, taken as a whole, and (y) one local counsel to the Administrative Agent and the Holders, taken as a whole, in each applicable jurisdiction), incurred by Administrative Agent and Holders in enforcing any Obligations of or in collecting any payments due from any Note Party hereunder or under the other Note Documents, any Related Agreement or any document related thereto (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not any or all of the transactions contemplated hereby shall be consummated, each Note Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Administrative Agent and each Holder, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors, representatives and agents and each of their respective successors and assigns and each Person who controls any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Note Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities (i) arise from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order, (ii) result from a claim brought by a Note Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Note Document, or (iii) arise from disputes solely among Indemnitees unrelated to any disputes involving, or claims against, any Note Party. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 10.3(a) and Section 10.3(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent permitted by applicable law, no Note Party or Indemnitee shall assert, and each Note Party and Indemnitee hereby waives, any claim against any Indemnitee or Note Party, as applicable, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any other Note Document or any Related Agreement or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Note Party and each Indemnitee hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Note Party hereby acknowledges and agrees that an Indemnitee may now or in the future have certain rights to indemnification provided by other sources (“Other Sources”). Each Note Party hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Other Sources to provide indemnification for the same Indemnified Liabilities are secondary to any such obligation of the Note Party), (ii) that it shall be liable for the full amount of all Indemnified Liabilities as and to the extent set forth in Section 10.3(a), without regard to any rights the Indemnitees may have against the Other Sources, and (iii) it irrevocably waives, relinquishes and releases the Other Sources and the Indemnitees from any and all claims (x) against the Other Sources for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (y) that an Indemnitee must seek expense advancement or reimbursement, or indemnification, from the Other Sources before the Note Party must perform its obligations hereunder. No advancement or payment by the Other Sources on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from a Note Party shall affect the foregoing. The Other Sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which the Indemnitee would have had against a Note Party if the Other Sources had not advanced or paid any amount to or on behalf of the Indemnitee.

10.4 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Holder and its/their respective Affiliates is hereby authorized by each Note Party at any time or from time to time subject to the consent of Administrative Agent (such consent to be given or withheld at the written direction of the Requisite Holders), without notice to any Note Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Holder to or for the credit or the account of any Note Party (in whatever currency) against and on account of the obligations and liabilities of any Note Party to such Holder hereunder, and under the other Note Documents, including all claims of any nature or description arising out of or connected hereto or any other Note Document, irrespective of whether or not (a) such Holder shall have made any demand hereunder, (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Holder different from the branch or office holding such deposit or obligation or such Indebtedness. Each Holder agrees to notify the Issuer and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.5 Sharing of Payments by Holders. If any Holder shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Notes or other Obligations hereunder resulting in such Holder receiving payment of a proportion of the aggregate amount of its Notes and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Holder receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for Cash at face value) participations in the Notes and other Obligations of the other Holders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Holders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement, or (ii) any payment obtained by a Holder as consideration for the assignment of or sale of a participation in any of its Notes or Obligations to any assignee or participant, other than to the Issuer or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Issuer consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of setoff and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of the Issuer in the amount of such participation.

10.6 Amendments and Waivers.

(a) Requisite Holders’ Consent. Subject to Sections 10.6(b) and 10.6(c), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Issuer, Administrative Agent and the Requisite Holders or (ii) in the case of any other Note Document, the Issuer (or any other applicable Note Party) and Administrative Agent with the consent of the Requisite Holders.

(b) Affected Holders’ Consent. Without the written consent of each Holder that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Note of such Holder;

(ii) waive, reduce or postpone any scheduled repayment due such Holder (but not any prepayment, including any mandatory prepayment);

(iii) reduce the rate of interest on any Note of such Holder (and any waiver of any increase in the interest rate applicable to any Note pursuant to Section 2.7(c)) or any fee payable hereunder;

(iv) increase the Tranche A Commitment or any other Commitment of such Holder;

(v) extend the time for scheduled payments of any interest or fees to such Holder;

(vi) reduce the principal amount of any Note;

(vii) release any Guarantor from the Guaranty pursuant to the Guarantee and Collateral Agreement or release the Liens securing all or substantially all of the Collateral, except, in each case, as otherwise provided in the Note Documents;

(viii) amend, modify, terminate or waive any provision of Section 2.11, 2.13, 10.5, or Section 10.6(b); or

(ix) amend the definition of “Requisite Holders” or “Pro Rata Share”.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to Administrative Agent or any Indemnitee Agent Party, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent. Notwithstanding anything herein to the contrary, the Issuer and the Administrative Agent may amend this Agreement or any other Note Document without the consent of any Holder in order to (i) correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Note Document, (ii) comply with local law or advice of local counsel in any jurisdiction the laws of which govern any Collateral Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor or for the benefit of the Administrative Agent, (iii) effect the granting, perfection, protection, expansion or enhancement of any Lien on any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, (iv) make administrative or operational changes not adverse to any Holder, or (v) add a Guarantor or Collateral or otherwise enhance the rights and benefits of the Holders.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the applicable Holders, execute amendments, modifications, waivers or consents on behalf of such Holders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6(d) shall be binding upon each Holder at the time outstanding, each future Holder and, if signed by a Note Party, on such Note Party.

(e) Retirement of Notes. No Note Party will, and Issuer will not permit any of its Subsidiaries or any of the Note Parties to, directly or indirectly, offer to purchase or otherwise acquire any outstanding Notes.

(f) Amendment Consideration. None of Issuer or any of its Affiliates or any other party to any Note Documents will, directly or indirectly, request or negotiate for, or offer or pay any remuneration or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Note Documents unless each Holder of the Notes (irrespective of the kind and amount of Notes then owned by it) shall be informed thereof by Issuer and, if such Holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by Issuer and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and shall be offered and paid such remuneration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 10.6(f) is intended to restrict or limit the amendment requirements otherwise set forth herein.

10.7 Successors and Assigns; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Holders. None of Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any such Person without the prior written consent of all Holders (and any attempted assignment or transfer by any such Person without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Administrative Agent and Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Any Holder may assign all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Tranche A Commitments or any Commitments pursuant to a Supplement, and the Notes held by it); provided, however, that (i) so long as no Event of Default under Section 8.1(a), (f) or (g) has occurred and is continuing, no such assignment to any Person (other than an Affiliate of such Holder) shall occur without the prior written consent of the Issuer (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) each such assignment shall be of a constant, and not a varying, percentage of such Holder’s rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Tranche A Commitments or Commitments pursuant to a Supplement and the related Notes.

(c) Mechanics. The assigning Holder and the assignee thereof shall provide to Issuer written notice of their intent to assign at least five (5) Business Days in advance of the assignment and (y) execute and deliver to Administrative Agent an Assignment Agreement, together with (i) a $3,500 processing and recordation fee payable to Administrative Agent for its own account (unless waived by the Administrative Agent) and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Sections 2.15(e) and 2.15(f).

(d) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Issuer and shall maintain a copy of such Assignment Agreement.

(e) Representations and Warranties of Assignee. Each Holder, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in loans such as the applicable Notes; and (ii) it will make or invest in, as the case may be, its Notes for its own account in the ordinary course of its business and without a view to distribution of such Notes within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.7(e), the disposition of Notes or any interests therein shall at all times remain within its exclusive control). In addition, each Holder becoming party hereto after the Closing Date, upon executing and delivering an Assignment Agreement, shall be deemed to have made the representations and warranties contained in Section 5 as of the applicable Effective Date (as defined in the applicable Assignment Agreement).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.7(f), as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Holder” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Holder” for all purposes hereof; (ii) the assigning Holder thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Holder’s rights and obligations hereunder, such Holder shall cease to be a party hereto; provided, anything contained in any of the Note Documents to the contrary notwithstanding such assigning Holder shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Holder as a Holder hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Holder shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to Administrative Agent for cancellation, and thereupon the Issuer shall issue and deliver a new Note, if so requested by the assignee and/or assigning Holder, to such assignee and/or to such assigning Holder, with appropriate insertions, to reflect the outstanding principal balance under the Notes of the assignee and/or the assigning Holder.

(g) Participations. Each Holder shall have the right at any time to sell one or more participations to any Person (other than a natural Person, any Note Party or any of their respective Affiliates) (each, a “Participant”) in all or any part of such Holder’s rights and/or obligations under this Agreement (including all or a portion of its Notes or any other Obligation); provided that (i) such Holder’s obligations under this Agreement shall remain unchanged, (ii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Issuer, Administrative Agent, and the Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.6(b) that affects such Participant. The Issuer agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(e) and Section 2.15(f)) (it being understood that the documentation required under 2.15(e) and Section 2.15(f) shall be delivered by the Participant to the applicable Holder) to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.7; provided that such Participant shall not be entitled to receive any greater payment under Section 2.15 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant, unless such greater payment results from a change in law that occurs after the Participant acquired the applicable participation, or is made with the Issuer’s prior written consent. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 10.4 as though it were a Holder; provided that such Participant agrees to be subject to Section 10.5 as though it were a Holder. Each Holder that sells a participation shall, acting solely for this purpose as an agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other Obligations under the Note Documents (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Note Purchase. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.15, 10.2 and 10.3 and the agreements of Holders set forth in Sections 2.13, 9.3(b) and 9.6 shall survive the payment of the Notes, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Holder in the exercise of any power, right or privilege hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshaling; Payments Set Aside. Neither Administrative Agent nor any Holder shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to Administrative Agent or Holders (or to Administrative Agent, on behalf of Holders), or Administrative Agent or Holders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability; Independence of Covenants.

(a) In case any provision in or obligation hereunder or under any Note or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(b) All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.12 Obligations Several; Independent Nature of Holders’ Rights. The obligations of Holders hereunder are several and no Holder shall be responsible for the obligations or Tranche A Commitment of any other Holder hereunder. Nothing contained herein or in any other Note Document, and no action taken by Holders pursuant hereto or thereto, shall be deemed to constitute Holders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be a separate and independent debt, and each Holder shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.15 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF TEXAS, SITTING IN HARRIS COUNTY OR THE SOUTHERN DISTRICT OF TEXAS. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT EACH PARTY HERETO RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ENFORCEMENT PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE HOLDER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO THAT IS PARTY TO SUCH JUDICIAL PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each of the Administrative Agent and the Holders (each, a “Recipient”) agrees to maintain the confidentiality of the Confidential Information (as defined below); provided however, that a Recipient may disclose such information (a) to its Affiliates, partners, potential partners and members and its and their respective directors, managers, officers, employees, attorneys, accountants, auditors, advisors, consultants, agents or representatives with a need to know such Confidential Information and who have been advised of agreed to be bound by the provisions of this Section 10.17 (collectively, “Permitted Recipients”), (b) to any potential assignee or transferee of any of its rights or obligations hereunder (including, without limitation, in connection with a sale of any or all of the Notes) or any of their agents and advisors (provided that such potential assignee or transferee and its agents and advisors shall have been advised of and agree to be bound by the provisions of this Section 10.17), (c) if such information (i) becomes publicly available other than as a result of a breach of this Section 10.17, (ii) becomes available to a Recipient or any of its Permitted Recipients on a non-confidential basis from a source other than the Note Parties, which source, to the knowledge of Recipient or applicable Permitted Recipient after reasonable inquiry, is not bound by a duty of confidentiality or otherwise not restricted from transmitting the Confidential Information to the Recipient or Permitted Recipient by a contractual, legal or fiduciary obligation, or (iii) is independently developed by the Recipient or any of its Permitted Recipients, (d) to enable it to enforce or otherwise exercise any of its rights and remedies under any Note Document or (e) as consented to by the Issuer. Notwithstanding anything to the contrary set forth in this Section 10.17 or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise) to disclose any Confidential Information; provided, however, that in each case, the Recipient or its Permitted Recipients (A) shall have provided reasonable prior notice to the Issuer to permit the Issuer to oppose any such disclosure or seek a protective order or other appropriate remedy (with which the Recipient shall reasonably cooperate with the Issuer) and/or waive compliance with the terms hereof and (B) to the extent the Issuer shall not have obtained a protective order or other remedy or shall have waived compliance with the terms hereof, furnish only that portion of such information which it is advised by such Recipient’s or its Permitted Recipient’s counsel is required to be disclosed. Each Note Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 10.17, the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Note Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Holders’ or their Affiliates’ ability to make such investments or engage in such businesses. For purposes of this Section 10.17, “Confidential Information” means all information received from Holdings, the Issuer, any Subsidiary or any other Note Party relating to Holdings, the Issuer, any Subsidiary or any other Note Party and/or their businesses.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes purchased hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes purchased hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Issuer shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Holders and the Issuer to conform strictly to any applicable usury laws. Accordingly, if any Holder contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Holder’s option be applied to the outstanding amount of the Notes purchased hereunder or be refunded to the Issuer. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Holder exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20 PATRIOT Act. Each Holder and Administrative Agent (for itself and not on behalf of any Holder) hereby notifies each Note Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Note Party, which information includes the name and address of such Note Party and other information that will allow such Holder or Administrative Agent, as applicable, to identify such Note Party in accordance with the PATRIOT Act.

10.21 Disclosure. Each Note Party and each Holder hereby acknowledge and agree that Administrative Agent and/or its Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Note Parties and their respective Affiliates, including the ownership, purchase and sale of Capital Stock in any Note Party and their respective Affiliates and each Holder hereby expressly consents to such relationships.

10.22 Appointment for Perfection. Each Holder hereby appoints each other Holder as its agent for the purpose of perfecting Liens, for the benefit of Administrative Agent and the Holders, in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession. Should any Holder (other than Administrative Agent) obtain possession of any such Collateral, such Holder shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor (acting at the written direction of the Requisite Holders), shall deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.

10.23 Advertising and Publicity. None of the Administrative Agent, any Holder or any Note Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Holders pursuant to this Agreement and the other Note Documents without the prior written consent of (a) in the case of a Note Party, the Administrative Agent and the Requisite Holders and (b) in the case of the Administrative Agent or any Holder, the Issuer. Nothing in the foregoing shall be construed to prohibit any Note Party, the Administrative Agent or any Holder from making any submission or filing which it is required to make by applicable law (including securities laws, rules and regulations), stock exchange rules or pursuant to judicial process; provided, that, (a) such filing or submission shall contain only such information as is necessary to comply with applicable law, rule or judicial process and (b) unless specifically prohibited by applicable law, rule or court order, the party making such submissions or filing shall promptly notify (i) in the case of any Note Party, the Administrative Agent and (ii) in the case of the Administrative Agent or any Holder, the Issuer, in each case, of the requirement to make such submission or filing and provide Administrative Agent (in the case of any Note Party) and the Issuer (in the case of the Administrative Agent or any Holder) with a copy thereof.

10.24 ORRI. Each Note Party, the Administrative Agent and each Holder agree that (1) the Notes and the ORRI conveyed on the Closing Date, together, constitute “Investment Units” as that term is defined in section 1273(c)(2) of the Internal Revenue Code; (2) the fair market value of the ORRI conveyed on the Closing Date shall be mutually determined by the Administrative Agent and the Issuer after the Closing Date (but in no event later than December 31, 2023); and (3) the consideration for the ORRI shall not, in any part, consist of a binding obligation of the Issuer to pay expenses of exploration and development of the properties burdened by the ORRI. None of the Issuer, the Administrative Agent or Holders shall take any position inconsistent with the foregoing on any report, return, claim for refund or other filing for federal, state or other tax purposes unless all such parties agree otherwise or as otherwise may be required (to the satisfaction of all such parties, each in its reasonable discretion) by applicable law. The parties intend that the ORRI will constitute an economic interest for U.S. federal income tax purposes under Treas. Reg. § 1.611-1(b)(1) and that the Issuer will take all necessary steps to effectuate this intent. All computations under this Section 10.24, including the computation of original issue discount on the Notes, shall be mutually determined by the Administrative Agent and the Issuer.

10.25 Acknowledgments and Admissions. The Issuer hereby represents, warrants and acknowledges and admits that:

(a) it has been advised by counsel in the negotiation, execution and delivery of the Note Documents;

(b) it has made an independent decision to enter into this Agreement and the other Note Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Holder, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Note Document delivered on or after the date hereof;

(c) there are no representations, warranties, covenants, undertakings or agreements by Administrative Agent or any Holder as to the Note Documents except as expressly set out in this Agreement and the other Note Documents;

(d) none of Administrative Agent or any Holder has any fiduciary obligation toward it with respect to any Note Document or the transactions contemplated thereby;

(e) no partnership or joint venture exists with respect to the Note Documents between any Note Party, on the one hand, and Administrative Agent or any Holder, on the other;

(f) Administrative Agent is not any Note Party’s agent;

(g) Gibson, Dunn & Crutcher LLP is not counsel for any Note Party;

(h) should an Event of Default or Default occur or exist, each of Administrative Agent and each Holder will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time;

(i) without limiting any of the foregoing, no Note Party is relying upon any representation or covenant by any of Administrative Agent or any Holder, or any representative thereof, and no such representation or covenant has been made, that any of Administrative Agent or any Holder will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Note Documents with respect to any such Event of Default or Default or any other provision of the Note Documents; and

(j) Administrative Agent and the Holders have all relied upon the truthfulness of the acknowledgments in this Section 10.25 in deciding to execute and deliver this Agreement and to become obligated hereunder.

10.26 Third Party Beneficiary. The Note Parties agree that any Affiliate of a Holder that holds an ORRI (each, a “Third Party Beneficiary”) is (until this Agreement is terminated) an express and intended third party beneficiary of the representations, agreements and promises made in this Agreement, which are made for the benefit of Holders, Administrative Agent and each Third Party Beneficiary (which benefits are immediate and not incidental). Except as stated in Section 9.7(c) and in this Section, there are no third party beneficiaries of this Agreement.

10.27 Entire Agreement. This Agreement and the other Note Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

10.28 Transferability of Securities; Restrictive Legend; OID Legend. Each note, certificate or other instrument evidencing the Notes issued by Issuer shall be stamped or otherwise imprinted with legends in substantially the following forms:

(a) Restrictive Legend.

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”

(b) OID Legend.

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE MAY BE OBTAINED BY CONTACTING JEROME SILVEY, III AT +1 (434) 466-5513.”

Notwithstanding the foregoing, the restrictive legend set forth above shall not be required after the date on which the securities evidenced by such note, certificate or other instrument bearing such restrictive legend no longer constitute “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), and upon the request of the Holder of such Notes, Issuer, without expense to such Holder, shall issue a new note, certificate or other instrument as applicable not bearing the restrictive legend otherwise required to be borne thereby.

10.29 Registration, Transfer, Exchange, Substitution of Notes.

(a) Registration of Notes. The name and address of each Holder, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the Register. Prior to due presentment for registration of transfer, the Person in whose name any Note is registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and Issuer shall not be affected by any notice or knowledge to the contrary. Administrative Agent shall give to any Holder and the Issuer, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of Notes.

(b) Transfer and Exchange of Notes. Upon surrender of any Note at Administrative Agent’s Office for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered Holder or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), and an Assignment Agreement, Issuer shall execute and deliver, at Issuer’s expense, one or more new Notes (as requested by the Holder thereof) of the same series in exchange therefor and, in the case of any Note, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Any purported transfer of a Note or an interest therein that is prohibited hereby shall be null and void ab initio and of no force or effect whatever. In the case of a transfer of Notes, each such new Note shall be payable to such Person as such Holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Notes shall not be transferred in denominations of less than $1,000,000, provided, that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000; provided, further, that transfers by a Holder and its Affiliates shall be aggregated for purposes of determining whether or not such $1,000,000 threshold has been reached.

(c) Replacement of Notes. Upon receipt by Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, another Holder with a minimum net worth of at least $5,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (ii) in the case of mutilation, upon surrender and cancellation thereof, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

10.30 Swap Intercreditor Agreement. Each Holder (a) acknowledges that it has received a copy of the Swap Intercreditor Agreement, (b) agrees that it will be bound by the terms thereof as if such Holder was a signatory thereto and will take no actions contrary to the provisions of the Swap Intercreditor Agreement and (c) authorizes and instructs Administrative Agent to enter into the Swap Intercreditor Agreement as Administrative Agent and on behalf of such Holder. Each Holder (and each Person that becomes a Holder hereunder pursuant to Section 10.7) hereby agrees that Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Swap Intercreditor Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

EQV RESOURCES LLC, a Delaware limited liability company, as Issuer

By:	/s/ Jerome Silvey, III
Name:	Jerome Silvey, III
Title:	Chief Executive Officer

EQV RESOURCES INTERMEDIATE LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Jerome Silvey, III
Name:	Jerome Silvey, III
Title:	Chief Executive Officer

Signature Page to Note Purchase Agreement

CIBOLO ENERGY PARTNERS, LLC, as Administrative Agent

By:	/s/ Justin Teltschik
Name:	Justin Teltschik
Title:	Manager

Signature Page to Note Purchase Agreement

CIBOLO EQV, LLC, as a Holder

By:	/s/ Justin Teltschik
Name:	Justin Teltschik
Title:	Manager

Signature Page to Note Purchase Agreement